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Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

Exhibit 10.45

Distribution and Development Agreement
for Ciclesonide in the USA

By and between

         Nycomed GmbH
(formerly known as ALTANA Pharma AG)
Byk Gulden-Strasse 2
78467 Konstanz
Federal Republic of Germany

and

Sepracor Inc.
84 Waterford Drive
Marlborough, MA 01752
USA

        This Distribution and Development Agreement relating to the pharmaceutical compound ciclesonide, dated this January 25th, 2008 is being entered into by and between Nycomed GmbH (formerly known as ALTANA Pharma AG), a corporation organized and existing under the laws of Germany and having its principal office at Byk-Gulden-Strasse 2, 78467 Konstanz, Federal Republic of Germany ("Nycomed"), and Sepracor Inc., a corporation organized and existing under the laws of the state of Delaware and having its principal office at 84 Waterford Drive, Marlborough, MA 01752, USA ("Sepracor"). Each or both of Nycomed and Sepracor are hereinafter referred to as "Party" or "Parties", as intended in the given context.

WITNESSETH

        WHEREAS, Nycomed and its Affiliates Control certain Nycomed Technology relating to its proprietary Compound (INN) and certain products incorporating such Compound including, without limitation, the Alvesco® MDI Product, an innovative inhaled corticosteroid (ICS) providing asthma control in all patient groups regardless of asthma severity, and the Omnaris® AQ Product, an innovative intranasal steroid formulation exhibiting significant therapeutic effects in seasonal as well as perennial allergic rhinitis (SAR/PAR);

        WHEREAS, Sepracor and its Affiliates have material capabilities, resources and experience in the development and commercialization of pharmaceutical products in the Territory including, without limitation, the facilities, personnel and expertise to Distribute, Commercialize and Develop Products incorporating the Compound in the Territory and in the Field;

        WHEREAS, Nycomed wishes to grant Sepracor Exclusive rights under the Nycomed Technology and the Nycomed Trademarks to Distribute, Commercialize and Develop Products incorporating the Compound in the Territory and in the Field in accordance with all terms and conditions of this Agreement;

        WHEREAS, Nycomed wishes to exclusively supply Sepracor with its requirements of the Original Products and Compound, as may be applicable, subject to the terms and conditions of this Agreement and, subject to further agreement, when appropriate, Sepracor's requirements of Additional Products;

        WHEREAS, Sepracor wishes to accept such rights, and to exclusively purchase its requirements of the Original Products or Compound, as the case may be, and, subject to further agreement, when appropriate, Sepracor's requirements of Additional Products, from Nycomed or its appointee for such purpose, in accordance with all terms and conditions of this Agreement;

        NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties to this Agreement mutually agree as follows:

Article 1
Definitions

        For the purposes of this Agreement, the following terms, whether used in the singular or plural, shall be ascribed the following meaning:

        "Act" means the Federal Food, Drug and Cosmetic Act of the United States, and all regulations promulgated thereunder, each as amended from time to time.

        "Actual Manufacturing Costs" shall have the meaning set forth in Section 11.1.1.2.

        "Actual Supply Price of Clinical Samples" shall have the meaning set forth in Section 11.1.4.3.

        "Actual Supply Price of Commercial Product" shall have the meaning set forth in Section 11.1.2.3.

        "Actual Supply Price of Compound" shall have the meaning set forth in Section 11.1.5.3.

        "Actual Supply Price of Promotional Samples" shall have the meaning set forth in Section 11.1.3.3.

        "Additional Product" means any Line Extensions of any of the Original Products or any Improved Product, collectively.

        "Additional Product Agreement" shall have the meaning set forth in Section 6.2.1.3.

        "Additional Product Supply Agreement" shall have the meaning set forth in Section 6.2.1.4.

        "ADR" or "Adverse Drug Reaction" shall have the meaning set forth in Section 2.2.2 of Schedule 12.4.

        "AE" or "Adverse Event" shall have the meaning set forth in Section 2.2.1 of Schedule 12.4.

        "Affiliate" of either Party means any corporation, firm, partnership, organization or entity, whether de jure or de facto, which such Party directly or indirectly controls, is controlled by or is under common control with. For the purpose of this definition, the term "control" means (i) direct or indirect ownership of fifty percent (50%) or more of the outstanding equity voting stock (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of a Party or other entity or (ii) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Party or other entity, whether through the ownership of voting securities, by contract, or otherwise.

        "Agreement" means this distribution and development agreement including all schedules thereto.

        "Alliance Manager" shall have the meaning set forth in Section 4.8.

        "Altana" means Altana Pharma AG, Byk-Gulden-Strasse 2, D-78467 Konstanz, Germany and the company name under which Nycomed has been trading prior to the name change from "Altana" to "Nycomed".

        "Alvesco® MDI Product" means the Product in its presentation form as Alvesco® HFA metered dose inhaler incorporating the Compound as sole active ingredient, as finished product in its presentation form as of the Effective Date ready for sale to the customer, as further described in Schedule 1.7 in the Respiratory Field, subject to Section 2.1.1.5.

        "ANDA" means an abbreviated new drug application filed pursuant to 21 U.S.C. §355 by a Third Party for a generic equivalent of Product under the Waxman Hatch Act (codified as amended 21 U.S.C. §§ 301 et seq.) as amended.

        "A&P Expenses" means (a) all out-of-pocket costs and expenses incurred (i. e., paid to Third Parties or accrued therefor) by Sepracor in connection with the advertising (including, without limitation, direct-to-consumer advertising), marketing and promotion of the Products in the Territory pursuant to a Marketing Plan and in accordance with Legal Requirements, including out-of-pocket costs incurred for: (i) marketing publications and the planning and development thereof, and market research, (ii) non-personal promotion and advertising (including costs of journal advertising, promotional materials, direct mail, reminder promotions, and web-based promotions); (iii) public relations; (iv) professional relations and medical education programs (including speakers' programs, symposia and conference presentations); (v) advisory boards; and (vi) promotional meetings, including meeting and facilities rental and administration costs; (vii) distribution and stocking allowances and service fees paid to wholesalers, distributors, and retail accounts, (viii) as well as all rebates paid to managed care, and (ix) all rebates or comparable compensation paid to patients, whether directly or indirectly, on account of crediting patients any self-retained costs of medical treatment not covered by medical insurance; (b) the supply price paid by Sepracor to Nycomed for Promotional Samples pursuant to Section 11.1.3; (c) always (i) only to the extent directly directed at the sales promotion of Products and (ii) only to the extent conforming with applicable US codes of ethics and all other applicable Legal Requirements; and (d) (i) to the express exclusion, however, of the costs and expenses incurred by Sepracor (w) related to any public relations or general promotional activities that are not predominantly related to Product and (x) generic investment in the Field that is not predominantly linked to the Product; and (ii) to the express exclusion of overheads.

        "Assumptions" shall have the meaning set forth in Section 9.6.3.1.

        "Audited Party" shall have the meaning set forth in Section 15.3.2.

        "Auditing Party" shall have the meaning set forth in Section 15.3.2.

        "Auditor" shall have the meaning set forth in Section 15.3.2.

        "Aventis" means Aventis Pharmaceuticals Inc., a corporation organized and existing under the laws of Delaware and having its principal office at 300 Somerset Corporate Boulevard, Bridgewater, New Jersey 08807-0800, USA.

        "Base Manufacturing Costs" shall have the meaning set forth in Section 11.1.1.1.

        "Base Supply Price of Clinical Samples" shall have the meaning set forth in Section 11.1.4.2.

        "Base Supply Price of Commercial Product" shall have the meaning set forth in Section 11.1.2.2.

        "Base Supply Price of Compound" shall have the meaning set forth in Section 11.1.5.2.

        "Base Supply Price of Promotional Samples" shall have the meaning set forth in Section 11.1.3.2.

        "Breach" shall have the meaning set forth in Section 18.2.1.

        "Business Day" means any day on which banking institutions in the Commonwealth of Massachusetts, United States and Constance, Germany are open for business.

        "Call" means a personal visit by a Sales Representative to a person legally permitted to prescribe prescription drugs in the Territory during which such Sales Representative Details no more than three (3) products as a Primary, Secondary and Tertiary Detail, one of them being the Product as Primary, Secondary or Tertiary Detail.

        "Canister" shall have the meaning set forth in Section 6.1.2.2.

        "cGCP" means the then current Good Clinical Practices required for the Clinical Development of Product as promulgated by the FDA under the Act, and the foreign equivalents in countries in which a Party is actively performing Clinical Development.

        "cGMP" means the then current Good Manufacturing Practices (i) in the country where such manufacture occurs and (ii) in the Territory where Sepracor is actively Commercializing Product, as promulgated by the FDA under the Act, and the foreign equivalents, as applicable.

        "Change of Control" with respect to Sepracor means (i) the acquisition (directly or indirectly, whether by merger, consolidation, purchase and sale, share exchange or otherwise) by any Third Party (other than an Affiliate or any trust or fund created under a profit-sharing or other benefit plan for employees of Sepracor) of a beneficial interest in the securities of Sepracor representing more than fifty percent (50%) of the combined voting power of Sepracor's then outstanding securities; or (ii) the transfer, sale or assignment of more than fifty percent (50%) of the assets of Sepracor to a Third Party other than an Affiliate of Sepracor; or (iii) any other transfer to a Third Party of the power to control Sepracor.

        "Ciclesonide" means the name of the Compound specified in the International Nonproprietary Name system for pharmaceutical substances maintained by the World Health Organization.

        "Claims" shall have the meaning set forth in Section 14.1.1.

        "Clinical Development" means, with respect to a Product, the performance pursuant to a Clinical Development Plan of all pre-clinical, clinical and regulatory activities required to obtain Regulatory Approvals of such Product in the Territory in the Field (including, but not limited to, Phase IIIa clinical trials), as well as the performance of any Phase IIIb Studies, all in accordance with the applicable Clinical Development Plan. For clarity, Clinical Development shall not include Phase IV studies or related activities.

        "Clinical Development Plan" means the plan designed to achieve the Clinical Development of a specific Product or of a specific Improvement, as may be applicable, including, without limitation, (i) the budget and nature, number and schedule of Clinical Development activities, (ii) the Clinical Development responsibilities to be undertaken by each Party, (iii) a time schedule for the implementation of the Clinical Development activities concerned, (iv) the financial responsibilities to be assumed by each Party in relation to the Clinical Development activities assigned to it, (v) all such other issues as may reasonably have to be addressed under such Clinical Development Plan, as it may be agreed and amended by the Parties from time to time in accordance with this Agreement.

        "Clinical Development Costs" means for all studies or activities performed in accordance with a Clinical Development Plan for any Product in the Territory, the following: (a) All out-of-pocket costs and expenses incurred (i. e., paid to Third Parties or accrued therefor) by the applicable Party or Parties or any of their permitted designees including, without limitation, the costs of clinical trial insurance, (b) the costs of internal personnel engaged in the performance of such studies or activities, which costs shall be determined based on FTE costing or such other basis as may be agreed by the Parties, if relevant, and (c) the costs of Clinical Supplies for such studies or activities, which costs shall include (i) the Clinical Supply Price, (ii) out-of-pocket costs and expenses incurred in purchasing comparator drug and in packaging comparator drug and/or such Product, as applicable, shipping Clinical Supplies to centers, or disposal of Clinical Supplies, and (iii) actual costs of packaging Clinical Samples and comparator drug, as applicable, if done by a Party. Notwithstanding the foregoing, Clinical Development Costs shall not include any costs or expenses incurred in connection with manufacturing process development and validation, manufacturing scale-up, stability testing, or quality assurance/quality control development.

        "Clinical Development Data" means all information and data resulting from Clinical Development activities, and specifically the results of related clinical studies.

        "Clinical Samples" means Product to be supplied by Nycomed in accordance with the terms of this Agreement for purposes of (i) Phase IV Studies pursuant to a Phase IV Development Plan or (ii) the Clinical Development pursuant to a Clinical Development Plan, as applicable, (iii) in both cases referred to in (i) and (ii) including placebo.

        "Clinical Supplies" means (a) Clinical Samples and (b) comparator drug, both for purposes of (i) Phase IV Studies pursuant to a Phase IV Development Plan or (ii) the Clinical Development pursuant to a Clinical Development Plan, as applicable, (iii) in both cases referred to in (i) and (ii) including placebo.

        "Clinical Supply Price" means (i) the supply price of Clinical Samples, as determined in accordance with Section 11.1.4, and (ii) the out- of-pocket costs of a Party of comparator drug.

        "Combination Product" means any product incorporating the Compound and one or more other compounds as active ingredients for use in the Field, whether Inhaled Combination Products or Nasal Combination Products.

        "Commercialization" means any and all activities directed to importing, marketing, promoting, advertising, distributing, storing, offering for sale, using and selling Product, including, without limitation, the distribution of Promotional Samples to targeted prescribers (to the extent applicable), in the Territory and in the Field, and conducting Phase IV Studies of Product. When used as a verb, "Commercialize" means to engage in Commercialization.

        "Commercially Reasonable Efforts" mean efforts and resources used for a product of a market potential similar to the market potential of the applicable Product at a similar stage of its product life, taking into account the establishment of the product in the marketplace, the competitiveness of the marketplace, the proprietary position of the product, the regulatory status involved, the profitability of the product, in the case of each such factor as in existence and as reasonably projected to be in existence during the Term, as well as other relevant factors, and corresponding at least to the same type (quality and quantity) of channels, methods, investments and staff (including, without limitation, sales force), which are used by reputable pharmaceutical companies of similar size and scope as the Parties that are engaged in the pharmaceutical business in the marketing of their own products with a similar potential in the Territory.

        "Competing Product" shall have the meaning set forth in Section 17.2.1.

        "Compound" means the compound ciclesonide, including all its current and future formulations and delivery modes, dosages, isomers, titrates, hydrates, metabolites, polymorphs, prodrugs, epimers and salts.

        "Compound Specifications" means the specifications of Compound attached hereto as Schedule 1.1.

        "Confidential Information" shall have the meaning set forth bin Section 16.1.

        "Confidentiality Agreement" means the confidentiality agreement entered by and between the Parties dated September 28, 2007.

        "Control" or "Controlled" means that a right is owned or possessed by a Party with the right to license or sublicense.

        "Contract Year" means (a) with respect to the first Contract Year, the period beginning on the Effective Date and ending on December 31, 2008 (the "First Contract Year"), (b) with respect to each subsequent Contract Year other than the last Contract Year, the one (1) year period beginning on the day following the end of the First Contract Year and each succeeding one (1) year period thereafter, and (c) with respect to the last Contract Year, the period beginning on January 1 of such last Contract Year and ending on the date as of which this Agreement expires or is terminated (the "Last Contract Year"). Each Contract Year (other than the First Contract Year or the Last Contract Year) shall be divided into four (4) "Contract Quarters" comprised of successive three (3) month periods. In the First Contract Year, the first Contract Quarter shall end on the first day following the Effective Date that is the last day of a Contract Quarter, and in the Last Contract Year, the last Contract Quarter shall end upon expiration or termination of the Agreement.

        "Core Nycomed Promotional Materials" shall have the meaning set forth in Section 9.2.1.1.

        "Core Sepracor Promotional Materials" shall have the meaning set forth in Section 9.2.1.1.

        "Costs of Nationalization" means, with respect to the importation of Product, Clinical Samples and Promotional Samples in the Territory, governmental duties and levies and non-governmental fees and charges accruing in the course of such importation including, without limitation, customs duties, costs of customs clearance, value added tax on importation of goods and handling charges.

        "Defect" means, with respect to Products, Clinical Samples or Promotional Samples and, if applicable, Compound, supplied by Nycomed or its appointee to Sepracor, the failure of the Product, Clinical Samples or Promotional Samples and, if applicable, Compound, as the case may be, to comply with the related Product Specifications and, if relevant, Compound Specifications, in all cases at the time of dispatch by Nycomed or its appointee, and in all cases as determined on the basis of the pertaining Methods of Analysis.

        "Deficiency" shall have the meaning set forth in Section 10.4.1(v).

        "Deficient" shall have the meaning set forth in Section 10.4.1(v).

        "Deficient Product" shall have the meaning set forth in Section 10.4.1(v).

        "Detail" means that part of an in person, face-to-face sales Call during which a Sales Representative, who is trained and knowledgeable with respect to the applicable Product, including its label and package insert, and the use of the applicable promotional materials, makes a presentation of such Product to a medical professional with prescribing authority. Any activities performed by medical information scientists, market development specialists, managed care account directors and other personnel who are not conducting face-to-face sales Calls as provided in the preceding sentence shall not constitute a "Detail". Further, E-details and presentations made at conventions or similar gatherings shall not constitute a "Detail". Sample drops and reminder details shall not constitute a Detail. When used as a verb, "Detail" means to engage in Detailing activities.

        "Detail Cost" means the cost of each position of Detail for a Product for each Call, set each Contract Year by the Parties in accordance with the principles outlined in Schedule 1.2.

        "Detailing Expenses" means, with respect to the relevant period, the Detail Cost spent by Sepracor for the aggregate Details for Product performed by Sepracor in such relevant period for Product that may be accounted for pursuant to Schedule 9.6.1.1.

        "Development" means the scientific, medical, technical, and clinical, regulatory and other activities necessary to obtain Regulatory Approval to Commercialize a Product in the Territory and in the Field, including, without limitation, Technical Development, Clinical Development and the preparation, filing, prosecution and administration of INDs and NDAs, in accordance with a Development Plan that has been agreed pursuant to the terms and conditions of this Agreement. When used as a verb, "Develop" means to engage in Development.

        "Development Costs" means (i) Technical Development Costs and (ii) Clinical Development Costs, collectively.

        "Development Milestone" shall have the meaning set forth in Section 3.3.1.

        "Development Milestone Fee" shall have the meaning set forth in Section 3.3.1.

        "Development Plan" means, for a specific Product, the Technical Development Plan and the Clinical Development Plan, as required, and as coordinated in accordance with Article 4.

        "Device" means with respect to any Product the device used for administering the Compound to a patient.

        "Dispute" shall have the meaning set forth in Section 20.2.

        "Disputed Patent" means a Third Party Patent with respect to which an assertion is made by a Third Party, including its licensee, that the manufacture, use, offer to sell, sale in the Territory, or importation into the Territory, of Compound, of an Original Product or of an Additional Product, in each case in the Field, or the manufacturing of Compound or a Product at a manufacturing site within the European Union or any other agreed manufacturing site outside the European Union for Sepracor, infringes, induces the infringement of or contributorily infringes such Third Party's Patent.

        "Distributor" means a person engaging in the Commercialization of Product.

        "DOJ" shall have the meaning set forth in Section 22.1.2.

        "EC" or "EEC" means the European Community.

        "Effective Date" means the date of the execution of this Agreement by both Parties.

        "EONIA" shall have the meaning set forth in Section 3.5.2.

        "EU" means the European Union.

        "Excess Increased Capacity" shall have the meaning set forth in Section 10.2.1.3.

        "Exclusive" shall mean that a right that is granted to or entered into with Sepracor with respect to the Territory hereunder must not be granted to, entered into with, or executed by any other Person (for clarity, including Nycomed or Affiliates of Nycomed).

        "Execution Payment" shall have the meaning set forth in Section 3.2.

        "Existing Regulatory Approvals" shall mean all Regulatory Approvals held or Controlled by Nycomed for the Original Products in the Territory as at the Effective Date, including all relevant approvals regarding price and reimbursement, if applicable.

        "Expert" shall have the meaning set forth in Section 20.4.

        "FDA" means the U.S. Food and Drug Administration and any successor agency thereto.

        "Field" means all prophylactic and therapeutic uses in humans in any formulation or dosage form for any and all indications including, without limitation, the Nasal Field and the Respiratory Field, subject to Section 2.1.1.5.

        "First Commercial Sale" shall mean the first sale or other disposition for value of a Product, in a final dosage form packaged for the ultimate consumer, to an independent Third Party following applicable Regulatory Approval, by Sepracor, its Affiliates or permitted sublicensees.

        "Force Majeure Event" shall have the meaning set forth in Section 21.4.

        "Formoterol Combination Product" means an inhaled Combination Product incorporating the Compound and the proprietary Sepracor compound R'R'-formoterol (INN), whether or not in combination with one or several other additional active ingredients, as active ingredients for use in the Field, Developed by Sepracor in accordance with the terms of this Agreement.

        "FTC" shall have the meaning set forth in Section 22.1.2.

        "FTE" means a full time equivalent person year, based upon a total of forty-seven weeks or 1,750 hours per year of scientific, technical or managerial work, on or directly related to Technical Development or Clinical Development.

        "FTE Cost" means the product of (i) the number of FTEs, which are documented using a reasonably reliable tracking system, actually used by Nycomed or Sepracor in performing activities in accordance with this Agreement and (ii) an FTE rate to be agreed by and between the Parties, if and when relevant.

        "Further Clinical Trials" shall have the meaning set forth in Section 19.1.3.

        "GAAP" means the "United States Generally Accepted Accounting Principles" as determined by the US Financial Accounting Standards Board (FASB).

        "Gross Sales" means, with respect to any applicable period and any Product, the gross amounts invoiced by Sepracor to unrelated Third Parties for sales of such Product.

        "HSR Act" shall have the meaning set forth in Section 22.1.1.

        "ICC" shall have the meaning set forth in Section 20.4.1.

        "Improved Product" means any Product in the Field, other than the Original Products and other than any Line Extension thereof, that incorporates an Improvement.

        "Improvement" means any Know-How, including, without limitation, findings, discoveries, inventions, additions, modifications, formulations or changes, whether patentable or not, made and/or Controlled by either Party during the Term insofar as such Improvement relates to the Compound or the Products including, without limitation, Line Extensions, provided, however, "Improvement" shall not include findings, discoveries, inventions, etc. which are not derived from or based on the Compound or the Product.

        "Improvement Technology" means all Know-How that is developed and all inventions that are conceived and reduced to practice by one or more employees, agents or consultants of Nycomed and/or one or more employees, agents or consultants of Sepracor during the Term and in connection with the performance of the Technical Development, Clinical Development and the Commercialization of Product and Improvements thereof, together with any Patents that claim any such Know-How and/or inventions.

        "Increased Capacity" shall have the meaning set forth in Section 10.2.1.3.

        "IND" means an investigational new drug application submitted to the FDA in respect of a new drug.

        "Indemnified Party" shall have the meaning set forth in Section 14.1.3.

        "Indemnifying Party" shall have the meaning set forth in Section 14.1.3.

        "Infringement Claim" shall have the meaning set forth in Section 7.3.1.

        "Infringement Date" shall have the meaning set forth in Section 7.2.5.5.2.

        "Initiating Party" shall have the meaning set forth in Section 7.2.4.1.

        "Insolvency Event" shall have the meaning set forth in Section 18.2.2.

        "Installment" shall have the meaning set forth in Section 3.1.

        "Jointly-Owned Improvement Technology" shall have the meaning set forth in Section 7.1.1.1.

        "Jointly-Owned Patents" shall have the meaning set forth in Section 7.2.3.

        "Know-How" means all scientific, medical, technical, clinical, regulatory, marketing and other information relating to the Compound and/or the Product that is Controlled by a Party hereto, and that is in existence as of the Effective Date or coming into existence during the Term.

        "Latent Deficiency" means a Deficiency of Product that is not readily discoverable upon reasonable visual inspection of a shipment of Product.

        "Launch Date" means, with respect to the first presentation form of the Product, the date of the first commercial sale of such Product in the Territory.

        "Launch Period" shall have the meaning set forth in Section 10.3.2.

        "Launch Period Net Requirements Plan" shall have the meaning set forth in Section 10.3.2.

        "Launch Quantities" shall have the meaning set forth in Section 10.3.2.

        "Legal Requirements" means any and all acts of the US legislative bodies, and any and all regulations, instruments, rules, orders, codes of practice and guidance made under such acts having legal force in the Territory without further enactment and in each case being specifically applicable to or having specific application to the Products including, without limitation, the manner in which Nycomed manufactures and supplies Products, and in which Sepracor Develops and Commercializes Products.

        "Line Extensions" means [**].

        "Logistically Available Overall Capacities" shall have the meaning set forth in Section 10.2.1.2.

        "Logistically Available Sepracor Capacities" shall have the meaning set forth in Section 10.2.1.2.

        "Losses" shall have the meaning set forth in Section 14.1.1.

        "Major Market Country" means any of the countries France, Germany, Italy, Spain, the UK and Japan.

        "Manufacturing Cost" means the Manufacturing Cost as set forth in Schedule 1.4.

        "Marketing Expenses" means, with respect to the relevant period, the A&P Expenses and the Detailing Expenses spent by Sepracor, collectively.

        "Marketing Plan" shall have the meaning set forth in Section 9.5.2.1.

        "MDI Product" means the metered dose inhaler product formerly clinically co-developed by Aventis and Nycomed pursuant to the terms and conditions of MDI Collaboration and Development Agreement by and between Aventis and Nycomed that has been terminated by Aventis effective October 17, 2007.

        "MDPI Product" means the metered dose dry powder inhaler combination product incorporating the Compound and formoterol formerly co-developed by Aventis and Nycomed pursuant to the terms and conditions of the MDPI Collaboration and Development Agreement by and between Aventis and Nycomed that has been terminated with effect from December 31, 2007 pursuant to a related MDPI Termination Agreement.

        "Methods of Analysis" shall mean the methods of analysis on the basis of which the compliance of Products, Clinical Samples, Promotional Samples and, if relevant, Compound with the related Product Specifications or, if relevant, Compound Specifications is determined and that shall form part of the Product Specifications and Compound Specifications.

        "Milestone Fees" mean Development Milestone Fees and Sales Milestone Fees, collectively.

        "Minimum Obligations" shall have the meaning set forth in Section 9.6.

        "Minimum Marketing Investment Obligations" shall have the meaning set forth in Section 9.6.1.1.

        "Minimum Sales Obligations" shall have the meaning the minimum sales obligations of Sepracor pursuant to Section 9.6.2.1.

        "Minutes" shall have the meaning set forth in Section 4.6.1.

        "Monthly Detailing Report" shall have the meaning set forth in Section 15.1.2.

        "Monthly Sales Report" shall have the meaning set forth in Section 15.1.3.

        "Nasal Combination Product" means any nasal combination product incorporating the Compound and one or more other compounds as active ingredients for use in the Nasal Field.

        "Nasal Field" means the indications of seasonal and perennial rhinitis, subject to Section 2.1.1.5.

        "NDA" means (a) a New Drug Application submitted to the FDA pursuant to 21 U.S.C. Section 355(b)(1), and/or Section 355(b)(2) or any successor application or procedure and (b) all supplements and amendments, including supplemental New Drug Applications that may be filed with respect to the foregoing (each, a "SNDA").

        "Nebules Product" means a Product incorporating the Compound in the presentation form of an inhalation solution for use with nebulization in the Respiratory Field Developed by Sepracor in accordance with the terms of this Agreement.

        "Net Profits" shall have the meaning set forth in Section 7.2.5.5.2.

        "Net Sales" means, with respect to any period, the Gross Sales of the Product, less the following deductions to the extent included in the gross invoiced sales price for the Product or otherwise directly paid or incurred by Sepracor, its permitted Affiliates and its permitted sublicensees with respect to the sale of the Product and not otherwise recoverable by the paying party: (a) trade, quantity, or cash discounts, chargebacks, returns, allowances or rebates to the extent (i) customary to the industry in the Territory or applied by Sepracor to its own proprietary products of a similar market potential and stage of lifecycle and (ii) actually allowed, given or accrued in the ordinary course of trading (including, but not limited to, cash, governmental and managed care rebates, hospital or other buying group chargebacks); (b) adjustments, rejections, recalls and returns to the extent made in the ordinary course of trading, to the extent the customer has been credited the original sales price or a portion thereof; (c) sales, excise, turnover, inventory, value-added, customs duties and similar taxes and governmental charges assessed on the sale of the Product; (d) the portion of any management fees paid during the relevant time period to group purchasing organizations that relate specifically to the sale of such Product to such organizations, (e) service fees paid or allowances conceded to wholesalers pursuant to Distribution Services Agreements or similar contracts by and between Sepracor and wholesalers for logistic and other services such as, without limitation, stock-keeping; (f) [**]; (g) [**]; (h) always provided that any deductions made outside the orderly course of business such as, without limitation, rebates granted by means of product bundling and selling Products in combination with other products of Sepracor (so-called package deals), shall not be considered; and (i) always provided that the items referred to in (a) to (e) above shall be determined pursuant to GAAP.

        Sales, transfers or dispositions of Product for charitable, promotional (including samples), pre-clinical, clinical, or regulatory purposes shall be excluded from Net Sales, as shall sales or transfers of Product among a Party and its Affiliates.

        Upon any sale or other disposal of any Product for any consideration other than an exclusively monetary consideration on bona fide arm's length terms then, for the purposes of calculating the Net Sales under this Agreement, such Product shall be deemed to be sold exclusively for money at the fair market price generally achieved for such Product in the Territory.

        Any discounts or allowances made by Sepracor outside the ordinary course of trading shall not be accounted for in determining Sepracor's Net Sales. For clarity and without limitation, this shall apply to direct and indirect discounts and allowances to customers regarding Product associated with product bundling and selling the Product in combination with other Sepracor products (so called "package deals"). Upon any sale or other disposal of any Product for any consideration outside the ordinary course of trading, for the purposes of calculating the Net Sales under this Agreement, Product shall be deemed to be sold exclusively for money at the fair market price generally achieved in bona fide arm's length trading for such Product in the Territory when such Product is sold alone, and not with or in combination with products other than Product.

        "Non-Exclusive" means that a right which is granted by a Party hereto (the "Licensor") to the other Party (the "Licensee") under this Agreement may, in addition to Licensor and any of its present and future licensees and their sub-licensees, which may be Affiliates of the Licensor or Third Parties, be granted to, entered into with, and exercised by Licensee and, to the extent that sub-licenses are permitted, its sub-licensees.

        "Non-Initiating Party" shall have the meaning set forth in Section 7.2.4.1.

        "Non-Owning Party" shall have the meaning set forth in Section 7.2.3.

        "Nycomed Additional Patents" means (i) the Patents listed as number 2.1 to 2.8 in Schedule 1.6 and (ii) any Patent Controlled by Nycomed at any time during the Term in the Territory and in the Field with a claim relating to the Compound and/or the Products or a component of either of them, or a method of manufacture of any of the foregoing, or a method of treatment using any of the foregoing that is not determined by Nycomed to be a Nycomed Core Patent and that is not determined by the SC to be a Nycomed Ancillary Patent.

        "Nycomed Ancillary Patents" means (i) the Patents listed as number 3.1 to 3.10 in Schedule 1.6 and (ii) any Patent Controlled by Nycomed at any time during the Term in the Territory and in the Field with a claim relating to the Compound and/or the Products or a component of either of them, or a method of manufacture of any of the foregoing, or a method of treatment using any of the foregoing that is not a Nycomed Core Patent or a Nycomed Additional Patent.

        "Nycomed Company Trademark" means "Nycomed", used as a trademark, service mark, trade name or domain name and/or any accompanying design or logo of Nycomed or its Affiliates, which may or may not be registered or pending in the Territory.

        "Nycomed Core Patents" means (i) the Patents listed as number 1.1 to 1.8 in Schedule 1.6 and (ii) any Patent Controlled by Nycomed at any time during the Term in the Territory and in the Field with a claim relating to the Compound and/or the Products or a component of either of them, or a method of manufacture of any of the foregoing, or a method of treatment using any of the foregoing that Nycomed designates as a Nycomed Core Patent.

        "Nycomed DMF" or "Nycomed Drug Master File" means the drug master file for the Compound specifying at least the items set forth in Schedule 1.3.

        "Nycomed Improvement Technology" means the Nycomed Know-How and the Nycomed Patents forming part of (i) Nycomed's Solely Owned Improvement Technology, (ii) Nycomed's rights and interest in any Jointly Owned Improvement Technology, and (iii) the Improvement Technology owned by Nycomed pursuant to Section 7.1.1.2.

        "Nycomed Indemnified Persons" shall have the meaning set forth in Section 14.1.2.

        "Nycomed Know-How" means the Know-How Controlled by Nycomed that Sepracor reasonably requires for the Development and Commercialization of the Products, in the Territory and in the Field. For clarity, (i) Nycomed Know-How shall not include any Know-How relating directly and specifically to the manufacture of the Compound or Product, unless and to the extent specifically permitted pursuant to this Agreement for the purposes of obtaining and maintaining Regulatory Approvals for Product in the Territory or manufacturing Compound and/or Product, as applicable, and (ii) Nycomed Know-How shall not include any 3M Know-How and Teijin Know-How that is not Controlled by Nycomed.

        "Nycomed Material Adverse Impact" shall have the meaning set forth in Section 18.3.2.2.

        "Nycomed Patents" means (i) the Nycomed Core Patents, (ii) the Nycomed Additional Patents and (iii) the Nycomed Ancillary Patents. For clarity, Nycomed Patents shall not include any Third Party Patents, whether or not listed in Schedule 1.6, to the extent not Controlled by Nycomed.

        "Nycomed's Solely-Owned Improvement Technology" shall have the meaning set forth in Section 7.1.1.1.

        "Nycomed Technology" means the Nycomed Know-How and the Nycomed Patents and Nycomed Improvement Technology, collectively.

        "Officers" shall have the meaning set forth in Section 20.2.

        "Omnaris® AQ Product" means the Product in its presentation form as Omnaris® AQ nasal spray incorporating the Compound as sole active ingredient, as finished product in its presentation form as of the Effective Date ready for sale to the customer, as further described in Schedule 1.7 in the Nasal Field, subject to Section 2.1.1.5.

        "Omnaris® HFA Product" means the Product in its presentation form as Omnaris® HFA nasal spray incorporating the Compound as sole active ingredient, as finished product in its presentation form as of the Effective Date ready for sale to the customer, as further described in Schedule 1.7 in the Nasal Field, subject to Section 2.1.1.5.

        "Original Products" means (i) the Omnaris® AQ Product, (ii) the Omnaris® HFA Product, (iii) the Alvesco® MDI Product, and (iv) subject to Sections 6.1, 6.2 and 6.3, any Line Extension thereof, and subject to Section 2.1.1.5.

        "Original Trademarks" means the trademark Omnaris® under which Sepracor has been granted a license to Commercialize the Omnaris® AQ Product and the Omnaris® HFA Product in the Territory as further described Schedule 1.8, and the trademark Alvesco® under which Sepracor has been granted a license to Commercialize the Alvesco® MDI Product in the Territory as further described Schedule 1.8.

        "Ownership Rights" shall mean any and all right, title and interest under patent, copyright, trade secret and trademark law, or any other intellectual property or other law, in and to any Know-How or Patent.

        "Owning Party" shall have the meaning set forth in Section 7.2.2.

        "Party" or "Parties" shall mean either Party as the context requires, or both Nycomed and Sepracor.

        "Patent Challenge Notice" shall have the meaning ser forth in Section 7.2.5.1.

        "Patent Deficiency" means a Deficiency of Product that may be readily discovered upon reasonable visual inspection of a shipment of Product.

        "Patents" shall mean all existing patents and patent applications and all patent applications hereafter filed, including, without limitation, any continuations, continuations-in-part, divisions, utility models, provisionals or substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal, amendment or extension (including any supplementary protection certificate and any patent term extension) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

        "Patent Right(s)" means any right, title or interest in a Patent.

        "PDE" or "Primary Detail Equivalent" means (i) one Primary Detail or (ii) two Secondary Details, or (iii) three Tertiary Details.

        "PDE Requirement" shall have the meaning set forth in Schedule 9.6.1.1.

        "Person" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

        "Phase IV Development" shall have the meaning set forth in Section 9.5.3.1.

        "Phase-Out Period" shall have the meaning set forth in Section 18.3.2.3.

        "Primary Detail" means a Detail that is in the first position and receives the most emphasis or focus during a Call (i. e., no other product receives more emphasis or focus during the Call).

        "Primary Detail Equivalent" or "PDE" means (i) one Primary Detail or (ii) two Secondary Details, or (iii) three Tertiary Details.

        "Product(s)" means (i) the Original Products and (ii) any Additional Products, collectively, (iii) in each case in the applicable Field and subject to Section 2.1.1.5.

        "Product Specifications" means, as of the Effective Date, the Specifications of the Original Products as described in Schedule 1.7 and, after the Effective Date, as amended by mutual agreement of the Parties from time to time subject to the provisions hereof, together with the specifications of any Additional Products agreed to by the Parties, if and when relevant and as attached to the applicable Additional Product Supply Agreement.

        "Product Year" shall have the meaning set forth in Section 9.6.1.1.

        "Profit Multiplier" shall have the meaning set forth in Section 7.2.5.5.2.

        "Promotional Samples" means Product for distribution as samples in the Territory.

        "Proposal" shall have the meaning set forth in Section 20.4.2.

        "Quality Agreement" means the agreement on the pharmaceutical responsibilities of the Parties attached to this Agreement as Schedule 10.2.4 and any Supply Agreement, in each case in its respective current version as amended by mutual agreement of the Parties.

        "Quarterly A&P Expense Report" shall have the meaning set forth in Section 15.1.1.

        "Quarterly Payment Report" shall have the meaning set forth in Section 15.1.4.

        "Recall" means a recall of Product pursuant to Sections 12.6.1, 12.6.2 or 12.6.3.

        "Recall Expenses" means all out-of pocket costs and expenses associated with a Recall, including, without limitation, out-of-pocket costs of Third Parties, the out-of-pocket costs of notifying customers, the out-of-pocket costs of examining and re-packaging Product, if applicable, and the out-of-pocket costs associated with shipment of such recalled Product and the costs and expenses of the necessary replacement and destruction of such Product which are removed from the market.

        "Regulatory Agent" shall have the meaning set forth in Section 5.1.2.2.

        "Regulatory Approval" means approval and authorization granted by the FDA in the Territory for a specific disease indication or method of treatment with respect to the Products upon a relating IND, NDA or SNDA in order to enable the Development and Commercialization of Product in the Territory including, without limitation, any price and reimbursement and advertising approvals for Product and the Existing Regulatory Approvals.

        "Regulatory Authority" means, with respect to the Territory, the FDA or any equivalent or additional governmental or regulatory agencies in the Territory, and with respect to countries other than the Territory, the foreign equivalents of such governmental or regulatory agencies.

        "Regulatory Rights" shall have the meaning set forth in Section 19.1.2.

        "Rejection Notice" shall have the meaning set forth in Section 18.2.1.4.

        "Representatives" shall have the meaning set forth bin Section 16.2.

        "Remedy Period" shall have the meaning set forth in Section 18.2.1.2.

        "Remedy Plan" shall have the meaning set forth in Section 18.2.1.2.

        "Respiratory Combination Product" means any respiratory combination product incorporating the Compound and one or more other compounds as active ingredients for use in the Respiratory Field.

        "Respiratory Field" means the prevention, control and/or treatment of human respiratory diseases including, without limitation, asthma, and chronic obstructive pulmonary disease (COPD) and specifically excluding the Nasal Field and subject to Section 2.1.1.5.

        "Responsible Regulatory Party" shall have the meaning set forth in Section 5.1.1.

        "Launch Period" shall have the meaning set forth in Section 10.3.2.

        "Rolling Monthly Net Requirements Plan" or "NRP" shall have the meaning set forth in Section 10.3.2.

        "Rough Cut Capacity Planning" shall have the meaning set forth in Section 10.3.1.

        "ROW" means all countries and territories outside the Territory.

        "Royalty" shall have the meaning set forth in Section 11.2.1.

        "Royalty Payment" shall have the meaning set forth in Section 11.2.1.

        "Sales Representative" means an appropriately trained individual who engages in Detailing and other promotional efforts with respect to the Products and who has been trained by a trainer of Sepracor.

        "Sales Force" means the Sales Representatives Detailing product in the Territory, collectively.

        "Sales Milestone(s)" shall have the meaning set forth in Section 3.4.1.

        "Sales Milestone Fee(s)" shall have the meaning set forth in Section 3.4.1.

        "SC" or "Steering Committee" means the committee established and conducted in accordance with the procedures set forth in Section 4.2.

        "SC Improved Product Resolution" shall have the meaning set forth in Section 6.2.1.3.

        "Secondary Detail" means a Detail that is in the second position and receives the second most emphasis or focus during a Call (i.e., only the Product or, if a Primary Detail is performed for a product other than the Product, such other product receives more emphasis or focus during the Call).

        "Sepracor Acquisition" shall have the meaning set forth in Section 18.3.2.1.

        "Sepracor Competing Product" shall have the meaning set forth in Section 17.2.2.

        "Sepracor Indemnified Persons" shall have the meaning set forth in Section 14.1.1.

        "Sepracor Know-How" means the Know-How Controlled by Sepracor related to the Compound and/or the Products including, without limitation, their formulation and their use.

        "Sepracor Merger Notice" shall have the meaning set forth in Section 18.3.2.3.

        "Sepracor Patent(s)" shall mean any and all Patents Controlled by Sepracor at any time during the Term which contain a claim relating to the Compound and/or the Products or a component of either of them, or a method of manufacture of any of the foregoing, or a method of treatment using any of the foregoing. The Sepracor Patents existing on the Effective Date in the Territory are identified on Schedule 1.5, as it may be amended from time to time. For the avoidance of doubt, an inclusion with respect to any Sepracor Patent coming into existence after the Effective Date shall occur automatically upon the first filing of a provisional or non-provisional application in respect of such Sepracor Patent, and the subsequent amendment of Schedule 1.5 shall only serve declaratory purposes.

        "Sepracor's Solely-Owned Improvement Technology" shall have the meaning set forth in Section 7.1.1.1.

        "Sepracor Supply Agreement" shall have the meaning set forth in Section 6.2.1.4.

        "Sepracor Technology" means the Sepracor Know-How and the Sepracor Patents, collectively.

        "Shortfall Amount" shall have the meaning set forth in Section 9.6.1.2.

        "Shortfall Amount Payment Period" shall have the meaning set forth in Section 9.6.1.2.

        "sNDA" means a supplemental NDA.

        "SOP" means at any time during the Term a Nycomed standard operating procedure in its then current version.

        "Special Stability Testing" shall have the meaning set forth in Section 10.3.6.

        "Special Stability Testing Report" shall have the meaning set forth in Section 10.3.6.

        "Stability Testing" shall have the meaning set forth in Section 10.3.6.

        "Subcommittee" shall have the meaning set forth in Section 4.2.3.

        "Substance Patent" means US Patent 5,482,934 listed as number 1.1 in Schedule 1.6.

        "Supply Agreement" means any supply agreement to be entered pursuant to Article 10 and any future Additional Product Supply Agreement by and between Nycomed and Sepracor covering the supply by Nycomed or its permitted appointee to Sepracor of any Product (whether semi-finished or finished) or components thereof regarding Product other than the Original Products and the Alvesco® MDI Product, to be attached hereto in accordance with Article 6 and Article 10, in each case in its respective current version as amended by mutual agreement of the Parties.

        "Supply Price" shall have the meaning set forth in Section 11.1.

        "Technical Development" means the process development activities, other than clinical studies, which directly relate to (i) the technical development of the Omnaris® HFA Product and the Alvesco® MDI Product, (ii) the technical development of any Line Extension of an Original Product, (iii) the technical development of any Improved Product including, without limitation, development of new formulations, modifications to any Device and any modifications required for obtaining and maintaining Regulatory Approvals for such Product, and in all cases referred to in (i) to (iii) expressly excluding the technical development of a technology incorporated in the Omnaris® HFA Product, the Alvesco® MDI Product, any Line Extension or Improved Product that is Controlled by a Third Party, without such Third Party's express written consent.

        "Technical Development Costs" means, for any Technical Development of a Product, the documented out-of-pocket costs and expenses incurred pursuant to a Development Plan and actually paid to Third Parties and/or the Cost of FTEs to the extent dedicated to such Technical Development. For the purposes of clarity, Technical Development Costs do not include capital expenditures.

        "Technical Development Plan" means a plan designed to achieve the Technical Development of a specific Product, including, without limitation, (i) the budget and nature, number and schedule of Technical Development activities, (ii) the Technical Development responsibilities to be undertaken by the relevant Party, (iii) a time schedule for the implementation of the Technical Development activities concerned, (iv) the financial responsibilities to be assumed by the relevant Party or Parties in relation to the Technical Development activities as may be assigned to a Party, (v) all such other issues as may reasonably have to be addressed under such Technical Development Plan, as it may be agreed and amended by mutual agreement of the Parties from time to time in accordance with this Agreement.

        "Teijin" means Teijin Limited, 6-7 Minami-hommachi 1-chome, Chuo-Ku, Osaka 541-8587, Japan.

        "Teijin Know-How" means the Know-How owned by Teijin relating to the Development of the Omnaris® AQ Product.

        "Teijin Patents" mean the Patents referred to as number 1.3 and number 1.4 in Schedule 1.6.

        "Term" shall have the meaning set forth in Section 18.1.

        "Territory" or "US" means the United States of America, its territories and possessions, including, without limitation, the Commonwealth of Puerto Rico.

        "Tertiary Detail" means a Detail that is in the third position and receives the third most emphasis or focus during a Call.

        "Third Party" shall mean any Person other than the Parties and their Affiliates.

        "Third Party Patent Counsel" shall have the meaning set forth in Section 7.2.5.5.1(i).

        "Third Party Supply Agreement" shall have the meaning set forth in Section 6.2.1.4.

        "Third Party Technology" means the patents and know-how controlled by a Third Party regarding a technology that may be required for the Development and Commercialization of an Additional Product in accordance with this Agreement.

        "3M" means 3M Health Care Limited, a British company, having an address of 1 Morley Street, Loughborough, Leicestershire, LE11 1EP, England.

        "3M Development Agreement" means the development agreement directed to the development of the MDI Product entered into by and between 3M and Nycomed on [**], attached hereto as Schedule 1.9 (in redacted form).

        "3M Drug Master Files" shall have the meaning set forth in Section 5.2.2.2.

        [**]

        "3M Know-How" means the Know-How owned by 3M relating to the Development of the Alvesco® MDI Product and of the Omnaris® HFA Product.

        "3M Patents" mean the Ownership Rights of 3M (jointly with Nycomed) in the Patents referred to as number 1.7 and number 1.8 in Schedule 1.6.

        "3M Supply Agreement" means the purchase agreement entered into by and between Nycomed and 3M on [**] attached hereto as Schedule 1.10 (in redacted form).

        "3M Technology" means the 3M Know-How and the 3M Patents, collectively.

        "To the best of Nycomed's knowledge" shall have the meaning set forth in Section 13.1.1.

        "To the best of Sepracor's knowledge" shall have the meaning set forth in Section 13.2.6.

        "Trademark" shall mean (i) the Original Trademarks, (ii) any additional trademark owned by Nycomed and selected and assigned pursuant to Section 8.3.2 to an Additional Product, and (iii) any substitute Trademark selected for any of the foregoing pursuant to Section 8.8.4(c), collectively.

        "Ultrahaler™ Technology" means Aventis' proprietary dry powder inhaler technology incorporated in the MDPI Product.

        "Unit" shall mean, for each presentation form, dosage and package size of Product in the Territory (including Promotional Samples), one (1) package of the finished Product for resale to the customer or, in case of Promotional Samples, for distribution as sample, and, in case of Clinical Supplies, for each presentation form, dosage and package size of Product, placebo or comparator drug, one (1) package of the finished Product, placebo or comparator drug for use in clinical trials.

        "Valois" means Valois SAS, a corporation organized under the laws of France, having its principal place of business at Le Prieuré, 27110, Le Neubourg, France.

        "Valois Actuator" shall have the meaning set forth in Section 6.1.2.2.

        "Valois Dose Counter" shall have the meaning set forth in Section 6.1.2.2.

        "Valois Development and Pilot Scale Supply Agreement" shall have the meaning set forth in Section 6.1.2.2.

        "Valid Claim" means a claim of an issued Patent which claim has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

        "Withdrawal Notice" shall have the meaning set forth in Section 12.7.1.

Article 2
Grant of Rights

2.1   Grant of Rights.

        2.1.1    Grant of Rights by Nycomed to Sepracor.    Subject to all terms and conditions of this Agreement, Nycomed hereby grants to Sepracor, and Sepracor accepts, for the Term, the following rights in the Territory and in the applicable Field:

        2.1.1.1    Appointment as Exclusive Distributor for Original Products.    Nycomed hereby appoints Sepracor, and Sepracor hereby accepts such appointment, as the Exclusive Distributor of the Original Products in the Territory, with the sole and exclusive right, exclusive even as to Nycomed, to Commercialize these Products in the Territory, with the limited right pursuant to Section 2.2 to sublicense and subcontract;

        2.1.1.2    Grant of Rights under Nycomed Technology to Develop and Commercialize Products.    An Exclusive right under the Nycomed Technology in the Territory to Develop and Commercialize Products in the Field; and

        2.1.1.2.1    Grant of Rights under the Teijin Patents to Develop and Commercialize Products.    Subject to the payments to be made pursuant to this Agreement, a right and irrevocable during the Term, fully paid up sublicense under the Teijin Patents to Develop and Commercialize Products in the Field.

        2.1.1.2.2    Grant of Rights under the 3M Patents to Develop and Commercialize Products.    A right and irrevocable during the Term, fully paid up non-exclusive license under the 3M Patents to Develop and Commercialize Products in the Field.

        2.1.1.3    Grant of Rights under Nycomed Trademarks to Commercialize Product.    Subject to Article 8, Sections 9.2 and 9.3, an Exclusive right and license under the Nycomed Trademarks, to Commercialize Products in the Territory and in the Field exclusively under such Trademarks, as assigned by Nycomed through the SC to each Product pursuant to Section 8.1 and Section 8.2 (and not as non-branded generic), with the limited right pursuant to Section 2.2, to sublicense and subcontract.

        2.1.1.4    Commercialization of Non-Branded Rx Generic.    The Parties agree that reasonably prior to the earlier to occur of (a) [**], (b) [**], and (c) [**] they shall, in good faith, [**] Commercialization of a non-branded prescription generic version of the affected Product, such that a non-branded prescription genericversion of the applicable Product [**] (i) always provided, however, that each Party may, [**], and (ii) always [**] notwithstanding.

        2.1.1.5    Commercialization of OTC Products.    The Parties agree that reasonably prior to [**], they shall, in good faith [**] Commercialization of an OTC version of the relevant Product or Products. Only if considered [**] by both Parties, shall they agree in good faith on the terms and conditions for the [**], subject to [**].

        2.1.1.6    Third Party Technologies.

        2.1.1.6.1    Teijin Technology and 3M Technology.    Sepracor acknowledges that Sepracor's rights to any 3M Technology and Teijin Technology forming part of the Nycomed Technology are only provided to the extent Controlled by Nycomed.

        2.1.1.6.2    Aventis Ultrahaler™ Technology.    Sepracor acknowledges that Nycomed has no access rights to and does not Control Aventis' proprietary Ultrahaler™ Technology incorporated in the MDPI Product formerly co-developed by Aventis and Nycomed pursuant to the terms and conditions of the MDPI Collaboration and Development Agreement by and between Aventis and Nycomed, but may, until December 31, 2009, request Aventis to negotiate in good faith a license to such Ultrahaler™ Technology.

        2.1.1.7    Access Rights of Sepracor to Nycomed Improvement Technology Covering Additional Products.

        2.1.1.7.1    Access Rights.    Subject to all terms and conditions of this Agreement, without limitation, Sepracor's rights pursuant to Section 7.1.1.2, Nycomed hereby grants to Sepracor, and Sepracor accepts, for the Term an Exclusive right to practice the Nycomed Improvement Technology that is incorporated in any Additional Products in the Territory to Develop and Commercialize Products in the Field.

        2.1.1.7.2    Consideration for License Grant in Case of Improvements Not Co-Developed by Sepracor.    If Sepracor should Develop or Commercialize in the Territory an Additional Product incorporating any Nycomed Improvement Technology without Sepracor having co-financed the related Technical or Clinical Development Costs in accordance with an agreed Development Plan, then Section 2.1.1.7.1 shall apply subject to the provisos:

[**] shall compensate [**] for a reasonable part of [**] related technical and clinical development costs. The basis of such allocation shall be a good faith estimation of [**], in each case within the Field.

        However and as a general principle, (i) all [**] shall be borne by [**], (ii) [**] shall bear [**] and (iii) there shall be a reasonable adjustment of such [**] if there should be any change regarding the [**], such adjustment to be made [**]. In the event that the Parties should be [**], such adjustment shall be finally determined by means of [**].

        2.1.2    Grant of Rights by Sepracor to Nycomed.    Subject to all terms and conditions of this Agreement, Sepracor hereby grants to Nycomed, and Nycomed accepts, for the Term, the following rights and licenses:

        2.1.2.1    Grant of Rights under Sepracor Technology to Develop Product.    A Non-Exclusive, non-royalty bearing right and license under the Sepracor Technology to perform Product Development in the Field in the ROW only;

        2.1.2.2    Grant of Rights under Sepracor Technology to Manufacture and Import Product into the Territory.    An Exclusive, non-royalty bearing right and license under the applicable Sepracor Technology, to manufacture and import into the Territory Sepracor's requirements of Product.

        2.2    Appointment of Sublicensees and Subcontractors.

        2.2.1    Sublicensing and Subcontracting by Sepracor.

        2.2.1.1    Sublicensing.    Subject to Section 2.2.1.2, Sepracor shall not sublicense its rights and obligations under this Agreement, whether in whole or in part, to a Third Party, without the prior written consent of Nycomed, such consent to be given or withheld within Nycomed's sole discretion.

        2.2.1.2    Permitted Subcontracting by Sepracor.    Sepracor may subcontract activities to be performed by Sepracor according to this Agreement as follows:

        Sepracor may subcontract regulatory, Development and Commercialization work relating to the Products, however, in all cases: (i) Sepracor shall maintain close oversight of and direct responsibility for such work; (ii) Sepracor shall consider any reasonable suggestions from the SC with regard to vendor selection and (iii) Sepracor shall, if requested in writing by Nycomed, inform Nycomed of any such subcontractors and the activities that have been subcontracted.

        2.2.2    Sublicensing and Subcontracting by Nycomed.

        2.2.2.1    General Principle.    Except as expressly restricted hereinafter, Nycomed may sublicense or subcontract its rights and obligations under this Agreement, whether to an Affiliate of Nycomed or to a Third Party, without the prior written consent of Sepracor. Notwithstanding the foregoing, Nycomed may sublicense or subcontract any of its rights and obligations under this Agreement that relate to (i) Sepracor Technology or (ii) Know-How owned or developed by Sepracor not relating to the Compound or a Product, in each case whether to an Affiliate of Nycomed or to a Third Party, only with the prior written consent to Sepracor, such consent not to be unreasonably withheld or delayed (for example, due to a legal obligation relating to Sepracor Technology).

        2.2.2.2    Appointment of Subcontractors for Product Manufacturing.    Nycomed may subcontract the manufacturing of the Original Products and, to the extent applicable, Products other than the Original Products and Compound or components thereof to Affiliates or Third Parties. Any change of the initial manufacturers or subcontractors appointed for the manufacturing of Product shall be subject to the change control provisions of the applicable Quality Agreement. Until such Quality Agreement or Supply Agreements and such change control procedures are agreed, Nycomed may only appoint subcontractors for the manufacturing of Product with the prior written consent of Sepracor, such consent not to be unreasonably withheld or delayed.

        2.2.3    Vicarious Liability.    Unless provided otherwise herein, a Party sublicensing, subcontracting or designating Development, manufacturing or Commercialization activities to an Affiliate, Third Party or permitted designee in accordance with the provisions of this Article 2 shall be liable for the performance of any responsibilities so delegated as if they had been performed by the delegating Party.

        2.3    Access Rights of Nycomed to Sepracor Technology.

        2.3.1    License Grant.    Nycomed's rights pursuant to Sections 2.3.4 (Supply of Product), Section 5.7 (Right to Access and Reference Use of Regulatory Approvals) and 7.1.1.2 (Ownership to Certain Sepracor Improvements) notwithstanding, during the Term, Sepracor grants Nycomed a world-wide, unrestricted (except, during the Term, in the Field and in the Territory, restricted by and subject to the terms of this Agreement), perpetual, Non-Exclusive and irrevocable license (including the right to sub-license) to practice the Sepracor Technology for the purposes of developing, having developed, making, having made, using and selling Original Products and Additional Products, whether alone or in combination with one or several other active ingredients. Such license shall be subject to (i) a reasonable compensation of Development Costs incurred by Sepracor pursuant to Section 2.3.2, and (ii) royalties pursuant to Section 2.3.3.

        2.3.2    Development Cost Sharing.    If Nycomed exercises its access rights pursuant to Section 2.3.1, the Parties shall agree in good faith on a reasonable compensation of Sepracor for the technical and clinical development costs incurred by Sepracor for the relevant Additional Product always provided, however, that Nycomed shall not owe Sepracor any such contribution for technical and clinical development costs incurred by Sepracor for the [**]. The basis of such determination of the share of Sepracor's technical and clinical development costs to be borne by [**] shall be a good faith estimation of [**], in relation to [**].

        There shall be a reasonable adjustment of such development cost compensation payment if there should be any change regarding the relevant countries of the ROW in which Nycomed commercializes the applicable Additional Product and the related sales potential, compared with the sales potential of the relevant Additional Product in the Territory, such adjustment to be made [**]. In the event that the Parties should be unable to determine any such development cost compensation payment or permitted adjustment thereof within a period of three (3) months from the date of receipt by a Party of the written request of the other Party to make any such adjustment, such adjustment shall be finally determined by means of Third Party Expert Determination in accordance with Section 20.4.

        2.3.3    Royalties.

        2.3.3.1    Formoterol Combination Product.    In the event that Sepracor should Develop a Formoterol Combination Product incorporating Sepracor's proprietary Compound RR-Formoterol covered by any Patent Controlled by Sepracor, then Nycomed shall make payment to Sepracor, for the duration of such Sepracor Patent in the relevant countries, of a royalty on its Net Sales of such Formoterol Combination Product, which corresponds in respect of the amount and the applicable thresholds to the royalty rates specified in Article 11.2 hereof as of the Effective Date.

        2.3.3.2    Other Additional Products Incorporating Sepracor Technology.    Section 2.3.3.1 shall apply accordingly to any other Additional Product, other than the Nebules Product, Developed by Sepracor that incorporates any Patent Controlled by Sepracor always provided, however, that the Parties shall negotiate the applicable royalty rate at an appropriate time in consideration of all relevant factors including, without limitation, the contribution of the relevant Sepracor Patents to the overall commercial value of any such Additional Product, and always further provided that Nycomed shall owe no royalties for any Original Product or the Nebules Product.

        2.3.4    Supply of Product by Sepracor or its Appointee.    In the event that Nycomed should elect to avail itself of its rights pursuant to Section 2.3.1 with regard to any Additional Product and the Parties have agreed pursuant to Section 6.2.1.4 that any such Additional Product shall be manufactured by Sepracor or its appointee, then, with respect to the financial and other terms and conditions of any such supplies of any such Additional or Original Product, as the case may be, Section 10.1.3 shall apply.

        2.3.5    Exercise of Rights.    Nycomed may elect to exercise its rights pursuant to this Section 2.3 during the Term by giving Sepracor related written notice.

        2.4    Generic Competition.    In the event that there is a generic version of any Product that is sold in the Territory, (i) the Parties, acting through the SC, shall agree on reasonable amendments to the terms under which the Products affected by the generic competition will be sold, including all changes of assumptions under which the Parties will operate during the remaining term of the Agreement, (ii) the Royalties will be discussed by the Parties acting through the SC, (iii) clause (g) of the definition of Net Sales shall be disregarded and no longer applicable, and (iv) the Parties shall agree on all other aspects relating to the sale of such Product and the continued viability of the Agreement with respect to such Product in light of the generic competition.

Article 3
Consideration

        3.1    Consideration for Grant of Rights.    As part of the consideration for the grant of rights by Nycomed to Sepracor under this Agreement, Sepracor agrees to make payment to Nycomed of an Execution Payment, Development Milestone Fee, and Sales Milestone Fees (individually, each an "Installment" and collectively, the "Installments"), in accordance with this Article 3.

        3.2    Execution Payment.

        3.2.1    General.    Sepracor agrees to make payment to Nycomed of an execution payment totaling

US dollars 150 million ($150,000,000)

(the "Execution Payment"). This Execution Payment is considered to be a lump sum reimbursement of Nycomed's development costs attributable to the development of the Omnaris® AQ Product and the Alvesco® MDI Product for the Territory that has been accomplished by Nycomed prior to the Effective Date.

        3.2.2    Due Date of Execution Payment.    The Execution Payment shall be due upon the Effective Date, and Sepracor shall make payment of such Execution Payment in accordance with Section 3.5 no later than thirty (30) days after the Effective Date.

        3.3    Development Milestone Fee.

        3.3.1    General.    Further, upon the achievement of the milestone referred to in Section 3.3.2, Sepracor agrees to make payment to Nycomed of the following related milestone fee (a "Development Milestone" and a pertaining "Development Milestone Fee"):

        3.3.2    Development Milestone and Fee.

        3.3.2.1    Alvesco® MDI Product Development Milestone Fee.    Upon the [**] which contains a [**], Sepracor shall make payment to Nycomed of a one-time Development Milestone Fee of

US dollars [**] ($[**]).

        3.3.3    Due Date of Development Milestone Fee.    The Development Milestone Fee referred to in Sections 3.3.1 and 3.3.2 above shall become due upon the date as of which the Development Milestone has been accomplished, and Sepracor shall make payment of the Development Milestone Fee in accordance with Section 3.5 within 10 Business Days from the date as of which the Development Milestone has been so accomplished.

        3.4    Sales Milestone Fees.

        3.4.1    General.    Further, upon the achievement of the milestones referred to in Sections 3.4.2 to 3.4.6, Sepracor agrees to make payment to Nycomed of the related milestone fees set out below (each, a "Sales Milestone" and a pertaining "Sales Milestone Fee"). Thereby and for the avoidance of doubt, it is understood that any Sales Milestone that has been achieved and triggered a Sales Milestone Fee in any given Contract Year shall not trigger another corresponding Sales Milestone Fee if such Sales Milestone is again achieved in any following Contract Year. Also and for clarity, if Sepracor should achieve, in any Contract Year and in each case for the first time, more than one Sales Milestone, all related Milestone Fees shall become due and payable.

        3.4.2    First Sales Threshold.    Upon the first time the Net Sales of the Products in the Territory equal or exceed, in any calendar year, [**] US Dollars (US$[**]), Sepracor shall make payment to Nycomed of a Sales Milestone Fee of

US dollars [**] ($[**]).

        3.4.3    Second Sales Threshold.    Upon the first time the Net Sales of the Products in the Territory equal or exceed, in any calendar year, [**] US Dollars (US$[**]), Sepracor shall make payment to Nycomed of a Sales Milestone Fee of

US dollars [**] ($[**]).

        3.4.4    Third Sales Threshold.    Upon the first time the Net Sales of the Products in the Territory equal or exceed, in any calendar year, [**] US Dollars (US$[**]), Sepracor shall make payment to Nycomed of a Sales Milestone Fee of

US dollars [**] ($[**]).

        3.4.5    Fourth Sales Threshold.    Upon the first time the Net Sales of the Products in the Territory equal or exceed, in any calendar year, [**] US Dollars (US$[**]), Sepracor shall make payment to Nycomed of a Sales Milestone Fee of

US dollars [**] ($[**]).

        3.4.6    Fifth Sales Threshold.    Upon the first time the Net Sales of the Products in the Territory equal or exceed, in any calendar year, [**] US Dollars (US$[**]), Sepracor shall make payment to Nycomed of a Sales Milestone Fee of

US dollars [**] ($[**]).

        3.4.7    Due Date of Sales Milestone Fees.    The Sales Milestone Fees referred to in Sections 3.4.1 to .4.6 above shall become due upon the end of the Contract Quarter within which the applicable Sales Milestone has been reached, and Sepracor shall make payment of any such Sales Milestone Fee in accordance with Section 3.5 within two (2) weeks from the end of the relevant Contract Quarter.

        3.5    Payment of Execution Payment, Development Milestone Fees and Sales Milestone Fees.

        3.5.1    Period of Payment.    Payment of the Execution Payment, the Development Milestone Fee, and each Sales Milestone Fee shall be made within the periods referred to in Sections 3.2.2, 3..3.3 and 3.4.7.

        3.5.2    Payment.    Sepracor shall make payment of each Installment by means of bank wire transfer in immediately available funds to the following bank account of Nycomed, whereby each Party shall bear bank charges arising on its side associated with any such transfer:

Credit Institute: [**]
Bank Account: [**]
SWIFT Code: [**]
IBAN-No.: [**]
VAT Identification number: [**]

In the event that Sepracor should fail to make timely payment of any Installment pursuant to this Agreement, interest shall accrue at a rate of interest of [**] percent ([**]%) above the monthly average rate(s) of the Euro OverNight Index Average ("EONIA") applying to the specific days of each of the months during which a default of payment occurs, as calculated by the European Central Bank and as quoted in the website of the Deutsche Bundesbank currently located at http://www.bundesbank.de/ sub "Monatsbericht" (or such other source as may be mutually agreed by the Parties) from time to time, effective for the applicable days of the period of default.

        3.6    No Refund of Development of Execution Payment Milestone Fees, Development Milestone Fee, and Sales Milestone Fees.    It is expressly understood that the Execution Payment, the Development Milestone Fee and each Sales Milestone Fee paid by Sepracor shall neither be refundable nor refunded for any reason whatsoever.

Article 4
Governance and Oversight

        4.1    General.    During the Term, the Development and Commercialization of the Product in the Territory shall be managed, coordinated and overseen by a committee and in the manner described below. All decisions of the Parties shall be made on the basis of the best interest of the Development and Commercialization of the Product in the Territory and in the Field, thereby reasonably considering the effects in the ROW, and Sepracor shall be obligated to use Commercially Reasonable Efforts to maximize profits and optimize sales of the Product in the Territory during the Term. The Parties anticipate that the committee shall perform the functions described below; however, the functions and operations of the committee may be altered from time to time during the Term by the mutual agreement of the Parties.

        4.2    Establishment and Responsibilities of Steering Committee and Subcommittees.

        4.2.1    Establishment.    Promptly following the Effective Date, the Parties shall establish a Steering Committee (the "SC") that shall consist of an equal number of representatives of senior management from each Party, each such representative having the authority to act on behalf of the Party such individual represents. Initially, the SC shall consist of six (6) individuals; three (3) of whom shall be nominated by Sepracor; and three (3) of whom shall be nominated by Nycomed. Any member of the SC may designate a substitute to attend and perform the functions of that member at any meeting of the SC. Each Party may, with the consent of the other Party, such consent not to be unreasonably withheld or delayed, invite non-member, non-voting representatives of such Party to attend meetings of the SC. Each Party shall, on an alternate Contract Yearly basis designate the chairperson, and the other Party shall designate the secretary of the SC. The initial chairperson shall be designated by Sepracor; and the initial secretary shall be designated by Nycomed.

        4.2.2    Responsibilities of SC.    The SC shall perform the following responsibilities always provided, however, that the SC or any Subcommittee shall in no event have any power to modify or amend this Agreement:

  (i)
  Oversee and coordinate the overall strategy for the Development and Commercialization of Products in the Territory including, without limitation, Line Extensions;

  (ii)
  Facilitate communication between the two Parties and provide a forum to review any Development, regulatory, manufacturing and Commercialization or other matters pertaining to the Product;

  (iii)
  Provide a forum for communication of Sepracor's activities in the Territory and Nycomed's activities in the ROW, both with respect to the Products and the Compound;

  (iv)
  Coordinate scientific, clinical and regulatory issues regarding Product or Compound in the Territory and in the ROW, including, without limitation, scientific as well as clinical positioning of Product, clinical trials, pharmacovigilance, preparation and prosecution of applications submitted to Regulatory Authorities in the Territory, and responding to requests and recommendations from such Regulatory Authorities, and similar activities, each with respect to Product in accordance with the terms of this Agreement;

  (v)
  Approve and then undertake a bi-annual (two times per Contract Year) review of the status of any Development Plan and the Marketing Plan, including, without limitation, the applicable timelines, and provide direction to the conduct of the Development Plan and Marketing Plan, as necessary;

  (vi)
  Review and approve any proposed Development Plan and any fundamental amendments or modifications thereto;

  (vii)
  Review and approve the proposed Marketing Plan and any fundamental amendments or modifications thereto;

  (viii)
  Monitor compliance by Sepracor with annual budgets as set out in the Contract Yearly Marketing Plan for the Commercialization of Product including, without limitation, Sepracor's Minimum Marketing Investment Obligations pursuant to Section 9.6.1 and Sepracor's Minimum Sales Obligations pursuant to Section 9.6.2,

  (ix)
  Review and consider implications of any clinical development regarding products incorporating the Compound performed or planned to be performed by Nycomed in the in ROW;

  (x)
  Review and approve the strategy for the Commercialization proposed by Sepracor for the Territory;

  (xi)
  Discuss any potential benefits from synergies of Commercialization activities in the Territory with efforts in the ROW;

  (xii)
  Review and approve any additional brand names and Other Trademarks, subject to Article 8;

  (xiii)
  Discuss, monitor and coordinate supply and manufacturing strategy and issues,

  (xiv)
  Coordinate, oversee and delegate the activities of any Subcommittees established pursuant to Section 4.2.3 of this Agreement;

  (xv)
  Resolve disputes, disagreements and deadlocks unresolved by any Subcommittees established pursuant to Article 20 of this Agreement;

  (xvi)
  Perform such other responsibilities as may be assigned to the SC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time; and

  (xvii)
  Consider whether any new Patents shall be considered to be Ancillary Patents instead of Additional Patents, and with respect to the Patents listed in clause (i) of the definition of Nycomed Ancillary Patents, as soon as reasonably practical following the Effective Date, the Parties shall cause their respective intellectual property counsel to meet and review the Patents listed in such clause (i) to determine whether any of such Patents should be submitted to the SC for consideration for inclusion as a Nycomed Additional Patent, subject to Nycomed's consent, not to be unreasonably withheld.

        4.2.3    Subcommittees.    From time to time, the JSC may establish one or more Subcommittees to oversee particular projects or activities within the scope of authority of the SC, as it deems necessary or advisable (each, a "Subcommittee"). Each Subcommittee shall consist of such equal number of representatives of each Party as the SC determines is appropriate from time to time. Each Subcommittee shall meet with such frequency as the SC shall determine. All decisions of each Subcommittee shall be made by unanimous vote or written consent, with the representatives of each Sepracor and Nycomed, in each case collectively, having one vote in all decisions. If, with respect to a matter that is subject to a Subcommittee's decision-making authority, the Subcommittee cannot reach unanimity, the matter shall be referred to the SC, which shall resolve such matter in accordance with Section 4.3. The Parties envisage that the SC will establish Subcommittees shortly after the Effective Date to oversee each of the following areas: (i) regulatory matters; (ii) transition activities; (iii) optimum commercial strategies; and (iv) supply matters. If one Party expressly requires that a Subcommittee be appointed, then it will be promptly established by the SC. Each Party shall, on an alternate Contract Yearly basis designate the chairperson of each relevant Subcommittee, and the other Party shall designate the secretary of each relevant Subcommittee. The initial chairperson of each relevant Subcommittee shall be designated by Sepracor; and the initial secretary shall be designated by Nycomed.

        4.3    General Principles Applying to the SC and Subcommittees.

        4.3.1    Meetings.    All SC and Subcommittee meetings shall be as often as the members may determine, but in any event SC meetings shall occur not less than twice per calendar year. Such meetings may be held in person, or any means of telecommunications or video conference, as the members deem necessary or appropriate; provided, however, that at least one SC meeting per year shall be held in person and the location of such in person meeting shall alternate between Sepracor's and Nycomed's offices. Either Party may convene a special meeting of the SC by providing good reason and at least ten (10) Business Days written notice to the other Party specifying the date, time, place and proposed agenda.

        4.3.2    Quorum.    A quorum for SC or Subcommittee meetings shall be four (4) members, with at least two (2) members from each Party. Any decision made by the SC or a Subcommittee without a quorum shall be null and void, unless subsequently ratified by all of the members of the SC or Subcommittee concerned.

        4.3.3    Decision-Making.    Each Party shall have one vote on the SC and each Subcommittee on all matters that are within the responsibility of the SC and the applicable Subcommittee. Section 4.3.2 notwithstanding, both Parties must vote in the affirmative to allow the SC or a Subcommittee to take any action that requires the vote of the SC or the relevant Subcommittee. The members of the SC and each Subcommittee shall be obliged to use Commercially Reasonable Efforts to reach consensus on any disputes concerning the matters within their roles and functions. Resolutions of the SC and each Subcommittee shall be in accordance with this Agreement. Neither the SC nor any Subcommittee shall not have the authority to alter or amend the terms of this Agreement.

        4.4    Right to Make Final Determination

        4.4.1    Either Party's Right to Make Final Determination in Certain Cases.    If any matter in dispute is not resolved within sixty (60) days by the SC, then such matters in dispute shall, (i) always subject to Section 4.4.2 and (ii) always provided that the decision is made in good faith, that there is a reasonable basis for the decision, that the decision is not inconsistent with the Regulatory Approvals for the Product (if applicable), and that the decision is otherwise consistent with the terms of this Agreement, be finally determined as follows:

        4.4.1.1    Right of Sepracor to Make Final Determination.    Sepracor may, always subject to Sections 4.4.1 and 4.4.2, and always subject to Nycomed's rights pursuant to Section 4.4.1.2(iv), make the final determination in the following matters:

  (i)
  To the extent that any such Development is financed exclusively by Sepracor and subject to Nycomed's rights pursuant to Section 4.4.1.2(ii), in all conflicts relating to the Development of any Product in the Territory and in the applicable Field;

  (ii)
  In all conflicts relating to the Commercialization of Product in the Territory including, without limitation, Sepracor's Annual Marketing Plan, adjustments or the execution thereof, or other matters regarding the Commercialization of Product by Sepracor in the Territory;

  (iii)
  All matters regarding development and commercialization of Products incorporating Compound in the ROW, if and to the extent a conflict relates to Sepracor Technology incorporated in the relevant product incorporating Compound, always, provided, however, that an exercise of such right is, within Sepracor's reasonably exercised discretion, required in order to safeguard Sepracor's global development and commercialization strategy for the relevant Sepracor Technology incorporated in any such product.

        4.4.1.2    Right of Nycomed to Make Final Determination.    Nycomed may, always subject to Sections 4.4.1 and 4.4.2, and always subject to Sepracor's rights pursuant to Section 4.4.1.1, make the final determination in the following matters:

  (i)
  In all conflicts relating to the development of products incorporating the Compound in the ROW;

  (ii)
  In all conflicts relating solely to Nycomed's compliance with legal or regulatory rules governing any product incorporating the Compound in the Territory or in the ROW;

  (iii)
  In all conflicts relating to the commercialization of products incorporating the Compound in the ROW;

  (iv)
  In all conflicts relating to the global development and commercialization strategy of Nycomed for the Compound and products incorporating the Compound that would have a material adverse, safety, regulatory or financial impact on the development or commercialization of

    Product in any of the Major Market Countries without having a material adverse financial impact on the Development or Commercialization of Products in the Territory; and

  (v)
  In any determination in accordance with the provisions set forth in Section 4.2.2 (xvii) whether any of the Nycomed Ancillary Patents listed in clause (i) of the definition of Nycomed Ancillary Patents shall be included as a Nycomed Additional Patent or whether they shall continue to be Nycomed Ancillary Patents.

        4.4.2    Joint Approval Required.    Neither Party may determine any of the following matters that shall always require the approval of both Parties:

        4.4.2.1    General Matters.    The following general matters shall always require the approval of both Parties:

  (i)
  Issues that would (x) excuse a Party from any of its obligations under this Agreement, (y) deprive a Party of its contractual rights or (z) impose upon a Party obligations exceeding those assumed by such Party under this Agreement, without limitation, modifying Minimum Marketing Investment Obligations or Minimum Sales Obligations for Sepracor, or establishing additional Minimum Marketing Investment Obligations or Minimum Sales Obligations for Sepracor, or modifying Supply Prices or Royalties, or cause a Party to incur out-of pocket expenses or pay any royalty (other than the Royalty);

  (ii)
  Issues that would cause a Party to violate bona fide contractual obligations towards a Third Party;

  (iii)
  Issues that would expose a Party to undue risks resulting from an alleged infringement of a Third Party Patent;

  (iv)
  Issues that would expose a Party to increased product liability risks;

  (v)
  Payment obligations of the other Party;

  (vi)
  Increases in the level of deductions above the amount set forth in clause (g) of the definition of "Net Sales"; and

  (vii)
  Subject to Section 4.2.2(xvii), any determination that a new Patent shall be classified as an Ancillary Patent instead of as an Additional Patent.

        4.4.2.2    Specific Matters.    The following specific matters shall, if and to the extent not set out in this Agreement, always require the approval of both Parties:

  (i)
  Section 2.1.1.6 notwithstanding, issues regarding the Technical Development of the Omnaris® HFA Product and the Alvesco® MDI Product or any other Product incorporating [**] by Sepracor;

  (ii)
  Section 2.1.1.6 notwithstanding, issues regarding the Technical Development of the Omnaris® HFA Product, the Omnaris® AQ Product and the Alvesco® MDI Product or any other Product incorporating any technology of Valois by Sepracor;

  (iii)
  Issues related to the manufacturing of Compound and any Product including, without limitation, the determination of the manufacturer and the manufacturing site, unless agreed by the Parties including, without limitation, pursuant to the change control provisions of a Quality Agreement and always provided that Sepracor shall not unreasonably withhold or delay its consent to a relocation of any processing facility for Compound and Product by Nycomed or its permitted appointees;

  (iv)
  Any decision to launch an OTC brand of a Product or a non-branded prescription version of a Product in the Territory;

  (v)
  Adjustments to the operation and function of the SC;

  (vi)
  The determination of any Minimum Obligations, of the compliance by Sepracor with any Minimum Obligations, of any Shortfall Amounts and of any compensation pursuant to Section 11.4.2(iii);

  (vii)
  The designation of a Trademark to a Product pursuant to Section 8.2.1, Section 8.3.2 and Section 8.8.4(c); and

  (viii)
  The determination of periods required by Nycomed to modify or set-up, as the case may be, to manufacture Sepracor's requirements of any Line Extensions or Additional Products that have been incorporated into this Agreement.

        4.4.2.3    Disputes Regarding Interpretation or Alleged Breach.    Notwithstanding this Section 4.4.2, any dispute regarding the interpretation of this Agreement or any alleged breach of this Agreement will be resolved in accordance with the terms of Section 20.2 and 20.3, and without limiting either Party's rights pursuant to Section 20.5.

        4.4.3    Decision Deemed to be Made by SC.    For all purposes under this Agreement, any decision made pursuant to Section 4.4 shall be deemed to be the decision of the SC.

        4.5    Dispute Resolution.

        4.5.1    General Principle.    In case the SC is unable to come to a decision within sixty (60) days of an issue being presented to it and neither Party is entitled to make the final determination pursuant to Section 4.4.1, the matter shall be referred to further dispute resolution pursuant to Section 20.2.

        4.5.2    Treatment of Disputed Matter Pending Dispute Resolution.    Pending dispute resolution pursuant to Sections 20.2 and 20.3, the relevant matter shall be tabled, and, subject to Section 20.5, no action regarding the relevant matter shall be taken.

        4.6    Minutes.

        4.6.1    Minutes of Meetings of SC.    The SC shall summarize its discussions and resolutions in minutes that shall be signed by duly authorized representatives of each Party (in each case and collectively, the "Minutes" of SC discussions and resolutions). Such Minutes for each of the SC meetings shall provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the SC, and shall be drafted by the secretary of the meeting and sent to the chairperson of the applicable committee for comment promptly after each such meeting (but in no event more than thirty (30) days). All actions noted in the Minutes are to be reviewed and approved at subsequent meetings of the SC; provided, that if the Parties cannot agree as to the content of the Minutes, such Minutes will be finalized to reflect such disagreement. Final minutes of each meeting shall be distributed to the members of the SC by the chairperson. All minutes of meetings shall be kept in the English language.

        4.6.2    Minutes of Meetings of Subcommittees.    Each relevant Subcommittee shall summarize its discussions and resolutions in Minutes, whereby Section 4.6.1 shall apply accordingly.

        4.7    Expenses.    Each Party shall bear all its own costs, including expenses incurred by the members nominated by it in connection with their activities as members of the SC or any Subcommittee.

        4.8    Alliance Managers.    Promptly after the Effective Date, each Party shall appoint an individual to act as the alliance manager for such Party (each an "Alliance Manager" of a Party). Each Alliance Manager who is not otherwise a member of the SC shall thereafter be permitted to attend meetings of the SC. The Alliance Managers shall be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder. Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party. The Alliance Managers shall not, in any manner, take over the role of the SC and shall not have any rights, powers or discretion except as expressly granted to the Alliance Managers hereunder. In no event shall the Alliance Managers have any power to modify or amend this Agreement.

Article 5
Regulatory Affairs

        5.1    Responsibility for Regulatory Issues.

        5.1.1    General.    The Parties shall designate a Party that shall, always subject to Section 5.2.2, Section 12.4, Schedule 12.4 and Section 4.4, be exclusively responsible for managing, overseeing, monitoring and coordinating all regulatory actions with respect to the Original Product and/or Additional Products in the Territory, including, without limitation, for obtaining and maintaining Regulatory Approvals for the Products in the Territory (the "Responsible Regulatory Party").

        5.1.2    Responsible Regulatory Party for Original Products.

        5.1.2.1    General Principle.    Unless otherwise agreed or required by the Legal Requirements, Nycomed shall serve as the Responsible Regulatory Party for the Original Products.

        5.1.2.2    Sepracor's Role as Regulatory Agent.    Nycomed exclusively appoints Sepracor to be its agent for purposes of effectuating its role as the Responsible Regulatory Party (Sepracor being the "Regulatory Agent"). Sepracor shall (i) use Commercially Reasonable Efforts to obtain and maintain all Regulatory Approvals for and on behalf of Nycomed, shall (ii) be the sole authorized interface with the FDA in regards to the Products in the Territory, shall (iii) exclusively handle all regulatory interactions with the FDA, including maintaining existing Regulatory Approvals as well as filing for any additional Regulatory Approvals, and shall (iii) act as recipient of complaints raised by Customers or Third Parties regarding Products in the Territory, all (iv) unless otherwise required or permitted under Legal Requirements and this Agreement.

        5.1.2.3    Specific Coordination Requirements.    When acting as Nycomed's Regulatory Agent, Sepracor shall timely coordinate with Nycomed at SC level any regulatory action or any decision to omit any regulatory action, that may adversely affect Nycomed's interests related to the Products and the Compound in the Territory or in the ROW.

        5.1.3    Regulatory Responsibility and Action Regarding DMF of Compound, Alvesco® MDI Product and Omnaris® HFA Product.    Further to its role as Responsible Regulatory Party for the Original Products, Nycomed, at its own cost, shall be responsible for (i) the DMF relating to the manufacture of the Compound in accordance with Section 5.2.2.1, (ii) the DMF regarding the Alvesco® MDI Product in accordance with Section 5.2.2.2 and (iii) the DMF regarding the Omnaris® HFA Product, in accordance with Section 5.2.2.2.

        5.1.4    Costs Related to Regulatory Activities.    The costs associated with Sepracor's actions taken as Regulatory Agent shall be borne by [**], and those associated with being the Responsible Regulatory Party, including all FDA fees, shall be paid by [**] and shall be reimbursed to [**] by [**] against appropriate documentation, subject to Section 5.1.3.

        5.1.5    Additional Regulatory Approvals.    The parties shall cooperate on any and all Regulatory Activities for Additional Products as set forth herein.

        5.2    Title to and Ownership of Regulatory Approvals.

        5.2.1    General Principle.    Nycomed or its designee shall be the owner of Regulatory Approvals for the Original Products in the Territory. If and to the extent that Nycomed determines not to own the Regulatory Approvals for, and serve as the Responsible Regulatory Party with respect to, any Additional Product, the Parties agree that Sepracor may elect to exclusively own such Regulatory Approvals for such Additional Product in the Territory and exclusively act as Responsible Regulatory Party with respect to such Additional Product. For clarity, neither Party shall be obliged to act as Responsible Regulatory Party for an Additional Product.

        5.2.2    Restricted Access Regarding Drug Master Files.

        5.2.2.1    Nycomed Drug Master File.    Always subject to Sepracor's obligations of confidentiality and non-use pursuant to Article 16 of this Agreement, the Parties agree that the access of Sepracor to Nycomed's Drug Master File (the "Nycomed DMF") shall be restricted as follows:

        5.2.2.1.1    General.    The Nycomed DMF contains an unrestricted part and a restricted part. It is agreed that Sepracor shall have no access rights to the restricted part of the Nycomed DMF, and that Nycomed shall not be obliged to disclose to Sepracor the restricted part of the Nycomed DMF or any part thereof, except to the extent that such direct access and disclosure is necessary for Sepracor to carry out its obligations under this Agreement to Develop and Commercialize Products, and always subject to Sepracor's obligations of confidentiality and non-use pursuant to Article 16 of this Agreement.

        5.2.2.1.2    Filing of Nycomed DMF.    The filing of the Nycomed DMF with the responsible Regulatory Authorities in the Territory shall be performed by Nycomed, the costs of such filing to be borne by [**].

        5.2.2.1.3    Right of Sepracor to Reference Nycomed DMF.    In the event and to the extent required under applicable laws and regulations of the Territory, Nycomed shall provide Sepracor with a letter of authorization pursuant to which Sepracor shall have the right to reference the Nycomed DMF for purposes of obtaining the Regulatory Approval in the Territory always provided, however, that such letter of authorization shall not entitle Sepracor to access the restricted part of such Nycomed DMF, except to the extent that such direct access is necessary for Sepracor to carry out its obligations under this Agreement to Develop and Commercialize Product.

        5.2.2.1.4    Answering of Deficiency Letters Related to the Compound or Nycomed DMF.    In the event of any deficiency letters in relation to Compound and/or the Nycomed DMF issued by a Regulatory Authority of the Territory, Nycomed shall assist Sepracor in amending applications for Regulatory Approval and answering such deficiency letters, and Sepracor shall closely coordinate with Nycomed the answers to any such deficiency letters. Sepracor shall have direct access to the Nycomed DMF to the extent it is necessary for Sepracor to carry out its obligations under this Agreement to Develop and Commercialize Products.

        5.2.2.2    3M Drug Master Files.    Sepracor acknowledges that Nycomed [**].

        5.3    Regulatory Interface.    Always subject to Section 5.2.2 [**], the Parties agree to cooperate in good faith as follows in regulatory issues:

        5.3.1    Coordination.    The Parties shall establish procedures to ensure that the Parties exchange on a timely basis all necessary information to enable Sepracor as the Distributor of Product in the Territory and, where applicable, as Regulatory Agent or Responsible Regulatory Party, and Nycomed as the Responsible Regulatory Party, and Nycomed as the Party commercializing Compound and products incorporating the Compound in the ROW, to comply with all regulatory obligations relating to Compound, Products and products incorporating the Compound on a global basis, including without limitation filing updates, pharmacovigilance filings and investigator notifications.

        5.3.2    Regulatory Meetings and Correspondence.    The Regulatory Agent and, where Sepracor is not acting as Regulatory Agent, the Responsible Regulatory Party, shall, always subject to Section 5.2.2, be responsible for interfacing, corresponding and meeting with the applicable Regulatory Authority with respect to the Product in the Field, within the Territory.

        Sepracor as Regulatory Agent shall timely inform Nycomed of, and, where Sepracor is not acting as Regulatory Agent, the Responsible Regulatory Party shall timely inform the other Party of, and representatives of Nycomed or such other Party may participate, in all meetings between representatives of Sepracor or the Responsible Regulatory Party, as the case may be, and the Regulatory Authority with respect to the Product in the Territory and in the Field unless such other party is prohibited by operation of law or regulation from doing so. For the purposes of clarity and further to Section 5.2.2, Sepracor and its representatives shall not be privy to, and shall not be permitted to participate in, those parts of any such meetings, discussions and correspondence that relates to the [**] or restricted part of the Nycomed DMF, except with the prior written consent of Nycomed.

        Nycomed shall be exclusively entitled to interface, correspond and meet with the applicable Regulatory Authorities outside the Territory with respect to the Product in the Field outside the Territory, as Nycomed deems appropriate within its sole discretion.

        To the extent reasonably practicable and subject to any Third Party confidentiality obligations, the Responsible Regulatory Party and, where relevant, Sepracor as Regulatory Agent, shall provide the other Party with drafts of any material documents or correspondence pertaining to the Product and prepared for submission to the FDA sufficiently in advance of submission so that the other Party may review and comment on the substance of such material documents or correspondence. The Responsible Regulatory Party and, where relevant, Sepracor as Regulatory Agent, shall promptly provide the other Party with copies of any material documents or other correspondence received from the FDA pertaining to the Product (including without limitation any meeting minutes). If the other Party has not commented on such material documents or correspondence within five (5) Business Days of provision of such material documents or correspondence to such other Party, then such other Party shall be deemed to have no comments on such material documents or correspondence.

        5.4    Mutual Duties to Assist.    Further to Section 5.3, each Party shall support the other, as may be reasonably necessary, including providing necessary documents or other materials reasonably required, to maintain and obtain Regulatory Approvals for the Product.

        5.5    Patent Notice.    Each Party shall provide the other Party (i) notice of any Patent relevant to any NDA relevant to any Product, Compound or a use thereof, prior to the time the NDA is filed in the Territory, and (ii) immediate notice of the issuance in the Territory of any Patent that may be a Patent relevant to any Product, Compound or a use thereof, giving the date of issue and Patent number for each such Patent, and the Parties will jointly decide within thirty (30) days of the Patent issuance if the Patent is to be listed in the Orange Book pursuant to any NDA submitted for such Product, or the Compound. Similarly, each Party shall provide the other Party immediate notice of any approved NDA and any Patent term extension in the Territory of any such relevant Patent. The Parties will cooperate with each other in the preparation and filing of Patent listings for the Orange Book and Patent term extensions, whereby Nycomed will proceed in filing of appropriate listing and Patent term extension documents. Each Party will provide prompt notice to the other Party of any inquiries as to any relevant patent, which has claims to manufacturing processes, which inquiries are provided pursuant to 35 U.S.C. §287, and will cooperate with respect to responses thereto. In all circumstances, the Party owning the NDA shall be solely responsible for filing the necessary documentation with the FDA to list an issued Patent in the Orange Book and confirming that the issued Patent was duly and properly listed.

        5.6    Information and Data.

        5.6.1    Transfer of Nycomed Know-How.    As soon as reasonably practicable after the Effective Date, Nycomed, as coordinated by the SC, shall disclose to Sepracor all then existing Nycomed Know-How. Thereafter, during the Term, Nycomed will promptly disclose to Sepracor any additional Nycomed Know-How. Sepracor will be entitled to (i) receive, keep and use for regulatory purposes all clinical protocols, registration applications and other substantive regulatory documents including, but not limited to, all toxicological and clinical data, and (ii) access and reference all regulatory dossiers and filings, produced by Nycomed, its Affiliates and sublicensees and contractors pertaining to the Compound or the Product to the extent Controlled by Nycomed and as is reasonably necessary for Sepracor to exercise its rights and fulfill its obligations under this Agreement.

        5.6.2    Transfer of Sepracor Know-How.    During the Term, Sepracor, as coordinated by the SC, shall promptly disclose to Nycomed all Sepracor Know-How as further provided hereinafter. Nycomed will be entitled to (i) receive, keep and use for regulatory purposes all clinical protocols, registration applications and other substantive regulatory documents including, but not limited to, all toxicological and clinical data, and (ii) access and reference all regulatory dossiers and filings, produced by Sepracor, its Affiliates and sublicensees and contractors pertaining to Sepracor Technology to the extent Controlled by Sepracor and as is reasonably necessary for Nycomed to exercise its rights and fulfill its obligations under this Agreement.

        5.6.3    Know-How Controlled by Third Party.    To the extent that any Know-How related to a Product is Controlled by a Third Party, each Party agrees to use its reasonable efforts to arrange direct access to the portions of such Know-How that is relevant to the activities of a Party regarding a Product always provided, however, that neither Party will be obliged to provide such Know-How to the other Party if the Third Party is unwilling to provide the applicable Party access to the relevant Know-How Controlled by such Third Party.

        5.7    Right to Access and Reference Use of Regulatory Approvals.    Nycomed and its designees shall have the unrestricted (except, during the Term, in the Field and in the Territory, restricted by and subject to the terms of this Agreement) right and license, free of charge (except for Nycomed's obligations pursuant to Section 2.3), to access, use and reference Regulatory Approvals applied for or granted for Product in the Territory and held by Sepracor as Responsible Regulatory Party, and to access, use and reference the pertaining regulatory documentation, for the purposes of developing, obtaining regulatory approval for and Commercializing pharmaceutical products, whether within or outside the Territory, and whether within or outside the Field (except, during the Term, in the Field and in the Territory, restricted by and subject to the terms of this Agreement).

Article 6
Development and Financial Terms of Development

        6.1    Development of Original Products.

        6.1.1    Clinical Development of Alvesco® MDI Product.    Sepracor shall use Commercially Reasonable Efforts to perform, subject to coordination by the SC pursuant to Article 4 [**], the further Clinical Development of the Alvesco® MDI Product for such indications as Sepracor, within its reasonably exercised discretion, deems appropriate. For such purpose, Sepracor shall set up a pertaining Clinical Development Plan that shall be coordinated at SC level in accordance with Article 4. Sepracor acknowledges that Nycomed has informed Sepracor that, as of the Effective Date, there are no substantial ongoing Clinical Development activities by or for Nycomed regarding the Alvesco® MDI Product. For the avoidance of doubt, Nycomed shall have access rights to the Sepracor Technology resulting from Sepracor's Clinical Development of the Alvesco® MDI Product in accordance with Section 2.3.

        6.1.2    Development of Omnaris® HFA Product.

        6.1.2.1    Responsibility for Development of Omnaris® HFA Product.    Sepracor shall use Commercially Reasonable Efforts to perform, subject to coordination by the SC pursuant to Article 4 [**], the Technical and Clinical Development of the Omnaris® HFA Product under its exclusive responsibility always subject to Sections 6.1.2.2 and 6.1.2.3. For such purpose, Sepracor shall set up a pertaining Technical and Clinical Development Plan that shall be coordinated at SC level in accordance with Article 4.

        6.1.2.2    Cooperation Partners of Nycomed in Development, Manufacturing and Supply of Omnaris® HFA Product.    Sepracor acknowledges that [**] is Nycomed's supplier of the pressurized aerosol canister including a metered dose valve (the "Canister") that forms the core element of the Omnaris® HFA Product.

        Sepracor also acknowledges that Nycomed is, as of the Effective Date, [**]

        Sepracor further acknowledges that Nycomed is [**].

        As a consequence, Sepracor agrees to reasonably coordinate its Development activities regarding the Omnaris® HFA Product with the purview of possibly continuing Nycomed's development efforts, and to timely inform Nycomed if Sepracor should wish to [**]. Upon either Party's reasonable request, the Parties shall lay down their related understandings in a pertaining amendment to this Agreement.

        6.1.2.3    Costs of Development of Omnaris® HFA Product.

        6.1.2.3.1    General Principle.    From the Effective Date, the costs and expenses of the Technical and Clinical Development of the Omnaris® HFA Product shall be borne [**].

        6.1.2.3.2    Omnaris® HFA Product Technical Development Activities Conducted for Nycomed as of Effective Date.    [**], shall be determined by [**] in good faith, and [**] shall make according payment to [**] in accordance with the terms and conditions of [**] by and between the Parties in good faith [**].

        6.1.2.3.3    Omnaris® HFA Product Clinical Development Activities.    Sepracor acknowledges that, as of the Effective Date, [**] regarding the Omnaris® HFA Product. From the Effective Date, the costs and expenses of the Clinical Development of the Omnaris® HFA Product shall be borne [**].

        6.1.2.3.4    Omnaris® HFA Product Development Plan.    Sepracor shall set up a Technical and Clinical Development Plan for the further Development of the Omnaris® HFA Product that shall be coordinated at SC level in accordance with Article 4.

        6.1.2.3.5    Access Rights of Nycomed.    For the avoidance of doubt, Nycomed shall have access rights to the Sepracor Technology resulting from Sepracor's Development of the Omnaris® HFA Product in accordance with Section 2.3.

        6.2    Development of Additional Products.

        6.2.1    Development of Additional Products.

        6.2.1.1    General; Proposal for Commercialization.    Sepracor's rights and license pursuant to Section 2.1.1.2 notwithstanding, the Parties shall discuss the Development and Commercialization of Additional Products at SC level. If a Party believes that any Additional Product, whether Controlled by such Party or by the other Party, is suitable for Commercialization in the Territory and therefore wishes to have such Additional Product Developed for Commercialization in the Territory, such Party shall give the other Party notice in writing, thereby submitting to the other Party, subject to its obligations of confidentiality and non-use pursuant to Article 16 of this Agreement, reasonably detailed information on the applicable Additional Product. The matter shall then be discussed and coordinated by the SC in accordance with the principles set out in Article 4.

        6.2.1.2    Line Extensions.    Sepracor may Develop and Commercialize Line Extensions without the prior consent of Nycomed, but subject to coordination by the SC in accordance with Article 4. Whenever reasonably required under the circumstances, the SC shall prepare a resolution for the inclusion of the relevant Line Extension addressing the issues referred to in the second sub-paragraph of Section 6.2.1.3 to the extent relevant. Without limitation, the Parties shall reasonably coordinate at SC level reasonable periods as Nycomed may require to modify or set up, as the case may be, at Nycomed or its suppliers, manufacturing facilities regarding the applicable Line Extension in accordance with Section 10.1.2.

        6.2.1.3    SC Inclusion of Improved Products; Improved Product Resolution.    Sepracor may Develop and Commercialize any Improved Products subject to the consent of Nycomed, which consent shall not be unreasonably withheld or delayed after consideration at SC level in accordance with the following principles:

        Within a reasonable period of receipt of any request pursuant to Section 6.2.1.1, the SC (or a Subcommittee appointed by the SC) shall have evaluated the proposed Improved Product and shall submit to each Party a reasonable resolution (subject to Sepracor's right to Develop and Commercialize Line Extensions in accordance with Section 6.2.1.2) regarding the Development and Commercialization of the relevant Improved Product in the Territory. To the extent relevant under the circumstances, such resolution shall appropriately address, among other relevant issues and with respect to the applicable Improved Product, [**] (each, an "SC Improved Product Resolution").

        Whenever reasonably required under the circumstances, any additional covenants made between the Parties regarding an Improved Product following any such SC Improved Product Resolution shall be set forth in an "Additional Product Agreement".

        6.2.1.4    Supply of Additional Product.    If an Additional Product is intended to be supplied by Nycomed to Sepracor, the Parties shall enter into an "Additional Product Supply Agreement", and, if such Additional Product is to be manufactured by Sepracor or a Third Party and Nycomed wishes to Commercialize such Additional Product in the ROW, the Parties shall enter into a "Sepracor Supply Agreement" or a "Third Party Supply Agreement".

        6.2.1.5    Development Plan.    If the SC determines that the applicable Additional Product should be Developed, then Sepracor shall set up a Development Plan for review and coordination by the SC in accordance with the principles set out in Article 4 that shall be attached to the relevant Additional Product Agreement.

        6.2.1.6    Formoterol Combination Product.    Sections 6.2.1.1 to 6.2.1.5 notwithstanding, Sepracor agrees to use its Commercially Reasonable Efforts to Develop and Commercialize an Additional Product in form of the Formoterol Combination Product based on a delivery technology yet to be determined in accordance with Article 4.

        6.2.1.7    Nebules Product.    Sections 6.2.1.1 to 6.2.1.5 notwithstanding, Sepracor agrees to use its Commercially Reasonable Efforts to Develop and Commercialize the Nebules Product in accordance with Article 4. For the avoidance of doubt, Nycomed shall have access rights to the Sepracor Technology resulting from Sepracor's technical and clinical development of the Nebules Product in accordance with Section 2.3.

        6.2.2    Costs of Development of Additional Products and Co-Development.

        6.2.2.1    General Principle.    Subject to Section 6.2.2.2, the costs of the Technical and Clinical Development of any Additional Product for ultimate sale in the Territory only shall be borne by [**].

        6.2.2.2    Development Cost Sharing.    In the event that Nycomed should wish to Commercialize an Additional Product in the ROW and exercise its respective access right, then except for the costs of the further technical and clinical development of the Original Products and the Nebules Product, Nycomed

agrees to co-finance the related Development Costs, and the Parties will, at SC level, in the course of determining the applicable Development Plan, negotiate an appropriate allocation of the applicable Development Costs in accordance with Section 2.3.

        6.2.2.3    Co-Development.    If and to the extent that Nycomed should wish to participate in such Development by rendering certain Development work, the Parties will, at SC level, agree on the Development work to be performed by Nycomed.

        6.2.2.4    Financial Reconciliation.    If and when relevant, Development Costs subject to Development Cost sharing shall only be submitted in accordance with Section 11.3.4 to the extent made or incurred in conjunction with an approved budget line item in an Development Plan as approved and revised from time to time by the SC in accordance with Article 4.

        6.2.3    Standard of Care.    Sepracor and, if and to the extent relevant pursuant to Section 6.2.2.3, Nycomed, shall use Commercially Reasonable Efforts to perform, subject to coordination by the SC pursuant to Article 4, the Development of any Additional Product.

        6.2.4    Disputed Patents and In-Licensing of Third Party Technology.

        6.2.4.1    Disputed Patents Regarding Additional Products.    In the event that an Infringement Claim pursuant to Section 7.3.1 that relates to an Additional Product is brought against one Party or its Affiliates only in the Territory, Section 7.3 shall apply always provided, however, that the costs of defending infringements claims pursuant to Section 7.3.4.3 and Third Party royalties pursuant to Section 7.3.4.4 shall be borne [**] to the extent that the alleged infringement relates only to Sepracor Technology incorporated in the relevant Additional Product, otherwise, the Third Party royalties shall be borne by the Parties as provided in Section 7.3.

        6.2.4.2    In-Licensing of Third Party Technology Regarding Line Extensions and Additional Products.    If a Party can establish to the reasonable satisfaction of the other Party pursuant to Section 7.4 that license(s) under any Third Party Disputed Patent or a Third Party Patent are necessary or advisable in relation to any Third Party Patent conflict related solely to Sepracor Technology incorporated in any Additional Product, then any related Third Party Patent royalties and other consideration for the use of such Disputed Patent so as to render (i) the manufacture (if relevant), use, offer to sell or sale in the Territory, or importation into the Territory, of the relevant Additional Product in the Field by Sepracor, or (ii) the manufacturing of the relevant Additional Product outside the Territory solely for exportation into the Territory for sale by Sepracor, non-infringing, shall be [**].

        6.2.5    Use of Clinical Data Generated by or for Sepracor in the Course of Clinical Development of Additional Products.    For clarity, Nycomed, its Affiliates and its Third Party licensees and sub-distributors shall have access rights to Clinical Development Data pertaining to Additional Products generated by or for Sepracor in accordance with Section 6.3.5.

        6.2.6    Access Rights of Nycomed.    For the avoidance of doubt, Nycomed shall have access rights to the Sepracor Technology resulting from Sepracor's Development of any Additional Product in accordance with Section 2.3.

        6.3    Principles Applying to all Products.    Unless expressly contracted out in any additional covenant as may be agreed by and between the Parties, the following principles shall apply to all Products:

        6.3.1    Development.    The Development of Product shall be overseen and coordinated by the SC in accordance with Article 4 and all applicable terms and conditions of this Agreement, including, without limitation, this Article 6.

        6.3.2    Commercialization.    The Commercialization of Product shall be overseen and coordinated by the SC in accordance with Article 4 and all applicable terms and conditions of this Agreement, including, without limitation, Articles 9 and 11.

        6.3.3    Supply of Products and Compound.    The Original Products, any Additional Products and Compound, if and when relevant, shall be supplied to Sepracor in accordance with and all applicable terms and conditions of this Agreement, including, without limitation, Articles 10 and 11 and, whenever applicable, the relevant Supply Agreements.

        6.3.4    Change Control and Related Regulatory Issues.    When negotiating manufacturing and supply issues regarding the relevant Additional Product pursuant to Section 10.1.2 or when negotiating applicable change control issues related to an Original Product, the Parties shall appropriately consider related change control and regulatory issues in accordance with the change control procedures and the applicable notification and consent requirements as set forth in the applicable Quality Agreement. Where applicable, until such Quality Agreement and such change control procedures are agreed, the Specifications of Compound or any relevant Product may be changed with the written consent of both Parties (not to be unreasonably withheld or delayed), or as required by Regulatory Authorities.

        6.3.5    Use of Clinical Data Generated by or for Sepracor in the Course of Clinical Development of Additional Products.    Nycomed, its Affiliates and its permitted Third Party licensees and sub-distributors shall have the right and license to use, free of charge (except for Nycomed's share of the Clinical Development Costs, to the extent agreed and relevant), all Clinical Development Data (including those generated by or for Sepracor) (i) during and following the Term, outside of the Territory, (ii) during the Term, within the Territory and outside the Field, (iii) following the Term, within the Territory inside and outside the Field and (iv) during the Term, within the Territory and in the Field; provided that, in all cases, the exercise of such right shall be restricted by the terms and conditions of this Agreement.

        6.3.6    Dispute Resolution.    Disputes regarding the Development and Commercialization of Products shall be settled in accordance with Article 4, and Sections 20.2 and 20.3. Pending dispute resolution pursuant to Sections 4.5, 20.2 and 20.3, the relevant matter shall be tabled, and, except for dispute resolution and each Party's rights pursuant to Section 20.5, no action regarding the relevant matter shall be taken.

Article 7
Intellectual Property

        7.1    Ownership, Assignment, Prosecution and Maintenance of Ownership Rights.

        7.1.1    Ownership and Assignment of Ownership Rights.

        7.1.1.1    Ownership in General.    Except as provided in Section 7.1.1.2 and subject to the licenses and rights granted pursuant to this Agreement, (i) Nycomed shall own the Nycomed Technology and all Ownership Rights therein, (ii) Sepracor shall own the Sepracor Technology and all Ownership Rights therein; (iii) each Party shall solely own all Improvement Technology that is conceived and reduced to practice exclusively by such Party ("Nycomed's Solely-Owned Improvement Technology" or "Sepracor's Solely-Owned Improvement Technology", as the case may be) and all Ownership Rights therein, and (iv) the Parties shall jointly own all Improvement Technology that is conceived or reduced to practice jointly by the Parties ("Jointly-Owned Improvement Technology") and all Ownership Rights therein in equal shares.

        7.1.1.2    Ownership to Certain Improvement Technology.    Any and all Improvement Technology of Sepracor (whether or not jointly owned with Nycomed) that relates exclusively and directly to the Compound and/or any Original Product shall be the sole and exclusive property of Nycomed and shall form part of the Nycomed Improvement Technology. Sepracor shall receive reasonable compensation from Nycomed with respect to the use of any such Improvement Technology outside the Field. Sepracor shall assign all of its rights, title and interest in and to any such Improvement Technology to Nycomed. Upon Nycomed's request and sole expense, Sepracor shall deliver to Nycomed all instruments and other documents and shall take such other actions as may be necessary or reasonably requested by Nycomed, so that Nycomed may protect and defend its rights in and to such Improvement Technology which relates exclusively and directly to the Compound and/or the Product. For the use of any such Improvement Technology of Sepracor that relates exclusively and directly to the Compound and/or the Product, Ownership Rights to which have been transferred to Nycomed and which shall be included in the license grant by Nycomed to Sepracor pursuant to Section 2.1.1, Sepracor shall not owe any additional royalty or other payments to Nycomed and Sepracor shall have an unrestricted, perpetual, Non-Exclusive, royalty-free and irrevocable right (including the right to sub-license) to practice such Improvement Technology of Sepracor.

        7.1.1.3    Responsibility for Compensation Related to Improvement Technology.    Each Party shall be exclusively responsible for any compensation payable to any of its employees, subcontractors and sublicensees in respect of any Improvement Technology.

        7.1.1.4    Practice of Jointly-Owned Improvement Technology.    For clarity, each of the Parties shall have a world-wide, unrestricted (except, during the Term, in the Field and in the Territory, restricted by and subject to the terms of this Agreement), perpetual, Non-Exclusive, royalty-free and irrevocable right (including the right to sub-license) to practice the Jointly-Owned Improvement Technology independently of the other Party. The costs of acquiring any Third-Party technology necessary to exploit such Jointly-Owned Improvement Technology shall be born by the party seeking to exploit it.

        7.1.2    Prosecution and Maintenance of Patents.    In relation to the prosecution and maintenance of Patents, the Parties agree as follows:

        7.1.2.1    Responsibility of Nycomed in Relation to the Nycomed Technology and Nycomed's Solely-Owned Improvement Technology.    Nycomed shall, in its sole discretion, prepare, file, prosecute and maintain all Patents covering the Nycomed Technology and Nycomed's Solely-Owned Improvement Technology always provided, however, that Nycomed shall maintain the Nycomed Core Patents. Should Nycomed elect not to prepare, file, prosecute or maintain any Nycomed Additional Patent, then Nycomed shall, always provided that Nycomed is not subject to existing and future bona fide obligations towards [**] that prevent Nycomed from doing so, (i) provide Sepracor with written notice in sufficient time before any statutory bar date to permit Sepracor to prepare, file, prosecute and maintain such Patent, (ii) give Sepracor the right, at its election and sole expense, to prepare, file, prosecute or maintain such Patent in Sepracor's name, (iii) offer reasonable assistance to Sepracor in connection with such preparation, filing, prosecution or maintenance at no charge to Sepracor except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance, and (iv) assign to Sepracor at Sepracor's cost any such Patent that Sepracor elects to prepare, file, prosecute or maintain in its name pursuant to this Section 7.1.2.1 and use all reasonable efforts to co-operate with Sepracor in any such transfer. If Nycomed has an existing obligation to [**] that prevents it from carrying out its obligations pursuant (i)—(iv) above, Nycomed shall use its reasonable efforts to obtain [**] consent to disclose information to Sepracor.

        7.1.2.2    Responsibility of Sepracor in Relation to Sepracor Technology and Sepracor's Solely-Owned Improvement Technology.    Always subject to Section 7.1.1.2, Sepracor shall, in its sole discretion, prepare, file, prosecute and maintain all Patents covering the Sepracor Technology and Sepracor's Solely-Owned Improvement Technology. Should Sepracor elect not to prepare, file, prosecute or maintain any Patent covering the Sepracor Technology including, without limitation, Sepracor's Solely-Owned Improvement Technology, then Sepracor shall (i) provide Nycomed with written notice in sufficient time before any statutory bar date to permit Nycomed to prepare, file, prosecute and maintain such Patent, (ii) give Nycomed the right, at its election and sole expense, to prepare, file, prosecute or maintain such Patent in Nycomed's name, (iii) offer reasonable assistance to Nycomed in connection with such preparation, filing, prosecution or maintenance at no charge to Nycomed except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance, and (iv) assign to Nycomed at Nycomed's cost any such Patent that Nycomed elects to prepare, file, prosecute or maintain in its name pursuant to this Section 7.1.2.2 and use all reasonable efforts to co-operate with Nycomed in any such transfer.

        7.1.2.3    Responsibility in Relation to Jointly-Owned Improvement Technology.    Always subject to Section 7.1.1.2, Nycomed shall be responsible for the preparation, filing, prosecution and maintenance of all Patents covering Jointly-Owned Improvement Technology. Nycomed shall be deemed to be the Owning Party of such Patent for the purposes of this Section 7.1.2.3, Section 7.1.2.4 and Section 7.2. Should Nycomed elect not to prepare, file, prosecute or maintain any Patent covering Jointly-Owned Improvement Technology, then Nycomed shall (i) provide Sepracor with written notice in sufficient time to permit Sepracor to prepare, file, prosecute and maintain such Patent, (ii) give Sepracor the right, at its election, to prepare, file, prosecute or maintain such Patent, and (iii) offer reasonable assistance to Sepracor in connection with such preparation, filing, prosecution or maintenance at no charge to Sepracor. All costs incurred by Nycomed or Sepracor, as the case may be, in carrying out the foregoing responsibilities shall be borne [**], unless otherwise agreed in writing.

        7.1.2.4    Coordination of Patent Prosecution and Maintenance.    The Non-Owning Party shall have full rights of consultation with the Owning Party and the patent counsel selected by the Owning Party in all matters related to the Nycomed Core Patents and the Nycomed Additional Patents in the Territory, the Sepracor Patents and the Jointly Owned Patents. The Owning Party shall use reasonable efforts to implement all reasonable requests made by the Non-Owning Party with regard to the preparation, filing, prosecution, maintenance and/or defense of the Nycomed Core Patents in the Territory, the Sepracor Patents and the Jointly-Owned Patents. Nycomed will use its Commercially Reasonable Efforts to notify Sepracor if it intends to abandon any of the Nycomed Additional Patents.

        7.1.2.5    Rights in Assigned Patents.    In case the Owning Party elects not to prepare, file, prosecute and maintain Patents and such Patents are being assigned to the Non-Owning Party in accordance with the provisions of Section 7.1.2, the Party assigning its rights in such Patents shall retain a world-wide, Non-Exclusive, perpetual, unrestricted, fully-paid up and irrevocable right and license (with the right to sub-license) to practice such assigned Patents.

        7.2    Enforcement of Ownership Rights.    The Parties agree as follows on the enforcement of Ownership Rights regarding Nycomed Technology in the Territory, Sepracor Technology or any Improvement Technology:

        7.2.1    Reports of Infringement.    Each Party shall promptly report in writing to the other Party during the term of this Agreement any (i) known infringement or suspected infringement of any Nycomed Core Patents and the Nycomed Additional Patents or Sepracor Patents or of the Jointly-Owned Patents by the development or commercialization of a Third Party product in the Field, or (ii) unauthorized use or misappropriation in the Field of any Nycomed Technology, any Sepracor Technology or any Jointly-Owned Improvement Technology by a Third Party of which it becomes aware, and shall provide the other Party with all available evidence in its possession supporting said claim of infringement, suspected infringement or unauthorized use or misappropriation.

        7.2.2    Right to Institute Suit.    Subject to Section 7.2.5 and except as provided in Section 7.2.3, the Party owning or Controlling the relevant Patents or Nycomed or Sepracor Technology (the "Owning Party") shall have the first right to initiate an infringement or other appropriate suit against any Third Party which at any time has infringed or is suspected of infringing, any Nycomed Patents or, Sepracor Patents as the case may be, or is using without proper authorization or misappropriating all or any portion of the Nycomed Technology, Sepracor Technology or Jointly-Owned Improvement Technology, as the case may be.

        7.2.3    Right of the Non-Owning Party to Institute Suit.    The Owning Party shall promptly advise the other Party (the "Non-Owning Party") of its intent not to initiate an infringement or other appropriate suit related to the enforcement of the Nycomed Core Patents in the Territory or the Sepracor Patents or any Patents claiming Jointly-Owned Improvement Technology ("Jointly-Owned Patents"), as the case may be, pursuant to Section 7.2.2. In the event that the Owning Party, and in case of Nycomed as the Owning Party, any contractual partner of Nycomed permitted to do so, does not initiate an infringement or other appropriate suit related to the enforcement of the Nycomed Core Patents and the Nycomed Additional Patents in the Territory or the Sepracor Patents or any Jointly-Owned Patents, as the case may be, pursuant to Section 7.2.2 within a reasonable period of time not exceeding ninety (90) days of becoming aware of a known or suspected infringement or unauthorized use or misappropriation of the Owning Party's Patents in the Field, then (i) the Non-Owning Party may, always subject to Section 7.2.5, take such action as is reasonably appropriate to enforce the Owning Party's Patents (in the case of the Nycomed Core Patents or the Sepracor Patents) or to enforce the Jointly-Owned Patents; provided, however, that Sepracor shall not initiate an infringement or any other suit regarding the [**] without the prior written consent of Nycomed, such consent not to be unreasonably withheld or delayed, and (ii) the Parties shall follow the procedures set forth in Section 7.2.4. Sepracor acknowledges that [**] to enforce the [**] Patents, unless otherwise agreed between [**] and Nycomed, and that [**] to enforce the [**] Patents, and that Nycomed may enforce the [**] Patents only if [**] should fail to do so within a certain period.

        7.2.4    Conduct of Suit.

        7.2.4.1    Conduct of Suit in General.    Subject to Section 7.2.5, a Party who initiates an infringement or other appropriate suit pursuant to Section 7.2.2 or Section 7.2.3 (the "Initiating Party") shall have the sole and exclusive right to select counsel for any such suit. The Initiating Party shall, except as provided in Section 7.2.4.1 and 7.2.4.2, below, pay all expenses of the suit, including, without limitation, attorney's fees and court costs, and keep all damages, settlement fees or other consideration for past infringement received as a result of such suit. In all cases, (i) the Initiating Party shall keep the other Party (the "Non-Initiating Party") promptly informed of the status of such suit on an ongoing basis and shall provide the Non-Initiating Party with copies of all documents filed in, and all written communications relating to, such suit; (ii) the Non-Initiating Party shall offer reasonable assistance to the Initiating Party in connection with such suit at no charge to the Initiating Party except for reimbursement of reasonable expenses incurred in rendering such assistance; (iii) if necessary, the Non-Initiating Party shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is legally required and except as provided below, and (iv) the Non-Initiating Party shall have the right to join such suit, to the extent permitted by law, and be represented in any such suit by its own counsel at its own expense.

        7.2.4.2    Cost Sharing by Non-Initiating Party.    In case of a suit relating to (a) the Improvement Technology or (b) any Nycomed Patents or Sepracor Patents, the infringement or misappropriation of which by a Third Party would result in damage to the Non-Initiating Party, the Non-Initiating Party may, within sixty (60) days after its receipt of written notice from the Initiating Party of the commencement of such suit, elect to contribute up to an amount not to exceed [**] percent ([**]%) of the costs of such suit, and any damages, settlement fees or other consideration for past infringement received as a result of such suit shall be shared by the Initiating Party and Non-Initiating Party pro-rata based on their respective sharing of the costs of such suit. The Initiating Party shall not settle any such action or otherwise consent to an adverse judgment in any such action that adversely affects the rights or interests of the Non-Initiating Party or imposes additional obligations on the Non-Initiating Party without the prior written consent of the Non-Initiating Party, such consent not to be unreasonably withheld or delayed.

        7.2.5    ANDA Litigation.

        7.2.5.1    Notice of Certification.    With respect to the United States, Nycomed and Sepracor each shall immediately give written notice to the other of its receipt or knowledge of any certification filed under the "U.S. Drug Price Competition and Patent Term Restoration Act of 1984" claiming that a Nycomed Patent, a Sepracor Patent or a Jointly-Owned Patent is invalid, unenforceable and/ or that infringement will not arise from the manufacture, use, offer to sell or sale of Product by a Third Party (a "Patent Challenge Notice").

        7.2.5.2    Exclusive Right to Conduct ANDA-Related Patent Litigation.    Subject to the provisions of Section 7.2.5.5, in the event of the filing of an ANDA by a Person seeking approval to begin commercialization of a generic version of the Product in the Territory, Nycomed, [**], respectively, as pioneer Patent owners, shall have the sole right to bring patent infringement suit.

        Subject to the provisions of Section 7.2.5.5 and subject to Sepracor's rights under Section 7.2.3, the decision of whether or not to file suit in response to a Patent Challenge Notice shall be within Nycomed's, [**] sole discretion as further set forth hereinafter. If any such ANDA related patent infringement suit pertains to the Omnaris® AQ Product, Nycomed [**], as owners of the patents listed in the Orange Book, shall have the sole right to bring patent infringement suit. Subject to the provisions of Section 7.2.5.5 and subject to Sepracor's rights under Section 7.2.3, the decision of whether or not to file suit shall be within Nycomed's and [**] sole discretion. If any such ANDA-related patent infringement suit pertains to the Omnaris® HFA Product or the Alvesco® MDI Product, Nycomed [**], as owners of the patents which are intended to be listed in the Orange Book, shall have the sole right to bring patent infringement suit. Subject to the provisions of Section 7.2.5.5 and subject to Sepracor's rights under Section 7.2.3, the decision of whether or not to file suit shall be within Nycomed's and [**] sole discretion. In all cases referred to above also involving [**], Nycomed shall undertake reasonable efforts to have [**] to also enforce their respective Patent rights.

        7.2.5.3    Conduct of Suit by Nycomed.    If Nycomed, [**], as the case may be, bring suit against the Person having filed the relevant ANDA, Nycomed, [**], as the case may be, shall have the sole and exclusive right to select counsel for any such suit. Notwithstanding the foregoing, and always subject to bona fide confidentiality obligations towards [**], Nycomed shall keep Sepracor reasonably informed of the status of such suit on an ongoing basis, shall provide Sepracor with copies of all documents filed in, and all written communications relating to, such suit, and shall obtain Sepracor's consent to the selection of reputable experienced patent counsel for Nycomed, which consent shall not unreasonably be withheld or delayed by Sepracor. Sepracor shall offer reasonable assistance (e. g., including, but not limited, to reasonable access to witnesses and documents) to Nycomed in connection with such suit at no charge to Nycomed except for reimbursement of reasonable expenses incurred in rendering such assistance in accordance with Section 7.2.5.4 below. In no event shall Nycomed name Sepracor as a co-plaintiff or party to any such lawsuit without the express prior written consent of Sepracor.

        7.2.5.4    Cost Sharing and Recovery of Damages.    [**].

        7.2.5.5    Specific Covenants of Nycomed Regarding ANDA-Related Patent Litigation

        7.2.5.5.1    Third Party Patent Counsel Assessment.    In the event that a Third Party prepares to or is manufacturing, importing, using, offering to sell, selling, or seeking approval to begin the commercialization of a generic version of an Original Product in the Territory by filing of an ANDA, then Nycomed shall, as soon as known to Nycomed and legally and contractually permitted pursuant to Section 7.2.5.5.1(i) and (ii) and always subject to Section 7.2.5.5.1(iii), [**].

        7.2.5.5.2    Liquidated Damages.    If the legal opinion referenced in Section 7.2.5.5.1 is not issued and no responsive suit for the relevant Nycomed Core Patent is timely filed by or on behalf of Nycomed, Nycomed shall pay to Sepracor as liquidated damages an amount equal to the [**], always provided that the [**], and (ii) [**], and (B) [**], (C) always further provided, however, that no liquidated damages shall be payable if [**].

        7.3    Disputed Patents.

        7.3.1    Mutual Information.    The Parties shall immediately notify each other (i) of any Patent that may be considered a Disputed Patent or (ii) if a claim or proceedings are threatened or brought against either Party or its Affiliates alleging that the manufacture, use, offer to sell or sale in the Territory, or the importation into the Territory, of Compound or Product, or the manufacturing of Compound or a Product for Sepracor, infringes, induces the infringement of, or contributorily infringes the Patents of a Third Party (each an "Infringement Claim"). Any notice shall set forth the facts of the Infringement Claim as known to such Party providing such notice.

        7.3.2    Infringement Claims Against Both Parties.    If an Infringement Claim is brought against either or both Parties or their Affiliates in the Territory, the Parties shall immediately consult on how to further proceed, and the Parties shall proceed as set out in this Section 7.3.

        7.3.3    Infringement Claims Against One Party.    In the event that an Infringement Claim is brought against one Party or its Affiliates only in the Territory, the other Party shall (to the extent permitted by law) have the right to join any such proceedings as a Party or otherwise as may be admissible under applicable procedural laws at its own expense by counsel of its own choice. In any such proceedings brought against one Party or both Parties hereto, the Parties shall render each other all reasonable assistance in defending any such suit or claim, subject to Section 7.3.4.3 at the assisting Party's expense.

        7.3.4    Coordination of Defense.    The final decision whether or not and, as the case may be, how to, defend or settle any Infringement Claim will be determined as follows:

        7.3.4.1    Defense of Infringement Claim.    The Parties shall first determine whether or not the Infringement Claim should be defended. If the Parties cannot agree, (a) Nycomed shall be entitled to make the final decision (i) in case an Infringement Claim is brought solely against Nycomed, (ii) in cases related to the [**], if Sepracor is not named as defendant, and (iii) always subject to Nycomed's rights pursuant to Sections 7.3.4.2 and 7.3.4.4; (b) Sepracor shall be entitled to make the final decision

(i) in case an Infringement Claim is brought solely against Sepracor, and (ii) always subject to Sepracor's rights pursuant to Sections 7.3.4.2 and 7.3.4.4. (c) In case an Infringement Claim is brought against both Parties, the Infringement Claim shall be defended with the proviso that, if a Party should have elected not to defend such Infringement Claim, the Party electing to defend such Infringement Claim shall bear all out of pocket costs incurred by the Parties in the preparation of a defense against, and in defending such Infringement Claim (including, without limitation, amounts paid to the Third Party by way of settlement or damages), and shall be entitled to receive any amounts recovered by way of costs or otherwise.

        If infringement claims are asserted against both Parties, each Party shall be entitled to be represented by reputable international patent litigation counsel of its own choice. In all cases, the Parties shall, based on the advice of their legal counsel, endeavor to agree in good faith on a uniform strategy in defending any such Infringement Claim.

        7.3.4.2    Determination of Defense Strategy.    With respect to how the defense of any such Infringement Claim shall be conducted, the Parties shall endeavor to agree on their instructions to counsel, but failing agreement, (a) Nycomed shall be entitled to determine the defense strategy (i) in case an Infringement Claim is brought solely against Nycomed, (ii) in cases related to the [**], if Sepracor is not named as defendant; (b) Sepracor shall be entitled to determine the defense strategy (i) in case an Infringement Claim is brought solely against Sepracor.

        The Parties shall in all cases involving the defense of Infringement Claims (i) closely coordinate the further action to be taken on the basis of the advice of reputable international patent litigation counsel retained by each or both Parties pursuant to Sections 7.3.3 and 7.3.4.1, and (ii) jointly instruct reputable international patent litigation counsel selected by the Parties in good faith to act in the best interests of both Parties, taking into account their interests under this Agreement, in conducting the defense of any such Infringement Claim, the other Party's right to join any such proceedings by counsel of its own choice pursuant to Section 7.3.3 notwithstanding.

        7.3.4.3    Costs of Defending Infringement Claim.    The out of pocket costs incurred by each Party in the preparation of a defense against, and in defending any such action or proceeding (not including amounts paid to the Third Party by way of settlement or damages), and any amounts recovered by way of costs, shall be borne and shared, as applicable, by the Parties in equal shares to the extent that any such action or proceeding relates to a Product. Otherwise and to the extent that any such action or proceeding relates solely to Sepracor Technology incorporated in an Additional Product, the out of pocket costs, the costs incurred by each Party in the preparation of a defense against, and in defending any such action or proceeding (not including amounts paid to the Third Party by way of settlement or damages), and any amounts recovered by way of costs, shall be borne and kept, as applicable, by Sepracor in accordance with the principles applying pursuant to Section 6.2.4.1. Subject always to the provisions of Section 7.3.4.2, (i) neither Party shall settle any action or consent to an adverse judgment if to do so would adversely affect the rights or interests of the other Party or impose additional obligations on the other Party without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed; and (ii) neither Party shall settle any action or proceeding unless such settlement provides a full release for both Parties.

        7.3.4.4    Settlement of Infringement Claim.    Notwithstanding Section 7.3.4.2, in the event of a disagreement between the Parties regarding a decision to propose or accept a settlement of an Infringement Claim regarding an Original Product, then each Party shall have the right to propose or accept any settlement and to conclude a license in respect of such Disputed Patent, and the other Party shall be bound by such license, always provided (i) that the other Party is afforded a reasonable opportunity to participate in and to influence the negotiation process, (ii) that the cumulative royalties payable to Third Parties in respect of Net Sales in the relevant Field in the Territory (including any royalties payable in connection with such settlement and fees and royalties payable in connection with any other settlements or licenses entered into in accordance with this Agreement) shall not exceed in the aggregate the Third Party Royalty Threshold of [**] percent ([**]%) of Net Sales in the relevant Field and in the Territory, (iii) and imposes upon the Parties no other obligations other than the obligation to make payment of royalties to the relevant Third Party and further provided, and (iv) if any such settlement is proposed or accepted by Sepracor, that such settlement only relates to the Territory and not to any countries of the ROW. In determining whether the applicable threshold is exceeded, all amounts paid as a lump sum and/or in respect of the period of time before settlement shall be taken into account by the Parties in a fair and reasonable manner.

        Notwithstanding Section 7.3.4.2, to the extent that any such action or proceeding relates solely to Sepracor Technology incorporated in an Additional Product, the principles applying pursuant Section 6.2.4.1 shall govern.

        7.4    Third Party Licenses.    In the event that a Party can establish to the reasonable satisfaction of the other Party, at any time during the Term of this Agreement, that license(s) under any Third Party Disputed Patent is necessary or advisable for purposes of enabling the Parties, to perform the manufacture, use, offer to sell or sale in the Territory, or importation into the Territory, of Compound, an Original Product or an Additional Product, in the Field, or the manufacturing of Compound or a Product outside the Territory or exportation into the Territory for Sepracor, the Parties shall reasonably co-operate to obtain such Third Party license for the benefit of both Parties and, where applicable, for the benefit of Nycomed in the ROW further to the cost allocations and other principles of Section 7.3.4.4.

        7.5    Updating of Patent Schedules.    To the extent applicable, Schedule 1.5 and Schedule 1.6 shall be updated on a continuous basis but in no event less than on an annual basis.

Article 8
Trademarks

        8.1    Original Trademarks.    Nycomed has registered the Original Trademarks in the Territory. Sepracor shall use the Original Trademark "Alvesco" for the Commercialization in the Territory of the Alvesco® MDI Product, and the Original Trademark Omnaris® for the Commercialization in the Territory of the Omnaris® AQ Product and the Omnaris® HFA Product.

        8.2    Additional Trademarks.

        8.2.1    General Principle.    In the event that applicable Legal Requirements should necessitate the use of a trademark other than any of the Original Trademarks for the Commercialization of an Additional Product, or in the event that a Product is assigned an alternative Trademark pursuant to Section 8.8.4(c), Nycomed shall, as coordinated at SC level, either (i) designate an additional Trademark owned by Nycomed for use with the relevant Product, (ii) engage a Third Party US branding institute appointed with the prior written consent of both Parties, to select a suitable additional Trademark for use with the relevant Product, whereby Nycomed shall bear the costs of the activities of such international branding institute, or (iii) designate a Trademark proposed by Sepracor for use with the relevant Product.

        8.2.2    Ownership of Additional Trademarks.    Each such additional Trademark shall be owned by Nycomed. In the cases referred to in Section 8.2.1(ii), Nycomed agrees to cause the applicable branding institute to transfer to Nycomed ownership to any such additional Trademark in the Territory. In the cases referred to in Section 8.2.1(iii), Sepracor shall, Section 8.2.4 notwithstanding, promptly transfer all rights regarding such additional Trademark for the Territory to Nycomed, whereby Nycomed shall bear the related out-of-pocket costs of Sepracor associated with any such transfer against reasonable documentation.

        8.2.3    Representations of Nycomed Regarding Additional Trademarks.    Section 8.8.1 notwithstanding, with respect to each additional Trademark proposed by Nycomed pursuant to

Section 8.2.1(i) or Section 8.2.1(ii), Nycomed shall represent and warrant that, in each case as of the date the designation of such additional Trademark for use with the applicable Product in the Territory by Sepracor pursuant to this Agreement, (i) Nycomed Controls any such additional Trademark in the Territory; (ii) Nycomed has the authority and is entitled to license any such additional Trademark in the Territory; and (iii) Nycomed's trademark department is not aware of and has, as of the date of such designation by Nycomed, received no notice alleging that the use of any such additional Trademark in the Territory by means of the Commercialization of Product infringes, violates or misappropriates the rights of a Third Party in the Territory.

        8.2.4    Representations of Sepracor Regarding Additional Trademarks.    With respect to each additional Trademark originally owned by Sepracor and proposed by Nycomed pursuant to Section 8.2.1(iii), Sepracor shall represent and warrant that, as of the date the designation of such additional Trademark for use with the applicable Product in the Territory by Sepracor pursuant to this Agreement, Sepracor's trademark department is not aware of and has received no notice alleging that the use of any such additional Trademark in the Territory by means of the Commercialization of Product infringes, violates or misappropriates the rights of a Third Party in the Territory.

        8.3    Trademark Licenses of Sepracor for Products.

        8.3.1    General.    Sections 2.1.1.3, 9.2 and 9.3 notwithstanding, all rights not expressly granted in Trademarks are reserved by Nycomed, and Sepracor acknowledges that nothing in this Agreement shall confer to Sepracor any right, title or interest in the Trademarks other than those conferred to Sepracor pursuant to Section 2.1.1.3 and this Article 8.

        8.3.2    Commercialization of Product Exclusively under the Trademarks.    Further and subject to Section, 8.8.4(c), each Original Product shall be distributed and sold by Sepracor in the Territory only under the Trademark assigned to it pursuant to Section 8.1, and each Additional Product shall be distributed and sold by Sepracor in the Territory only under the Trademark assigned to it pursuant to Section 8.2.1.

        8.4    Restricted use of the Trademark.    Sections 9.2.2 and 9.3.2 notwithstanding, Sepracor agrees to use the Trademarks in the Territory solely in connection with the Product. Further, Sepracor agrees neither to apply for, nor to register, nor to use, any trademark identical with or confusingly similar to the Trademarks.

        8.5    Nycomed's Rights in the Trademark.    The entire right, title and interest in the Trademarks in the Territory shall remain the sole and exclusive property of Nycomed and Sepracor shall make no representations inconsistent with the foregoing. If Sepracor or an Affiliate of Sepracor acquires (by operation of law or howsoever) any right, title and interest in the Trademarks or a trademark confusingly similar thereto, then Sepracor shall assign or cause such Affiliate of Sepracor to assign such rights to Nycomed at Nycomed's first request and, at the latest, upon expiry or termination of this Agreement free of charge except transfer fees, as Nycomed may direct.

        8.6    Maintenance of the Trademark.    Nycomed shall be responsible for the maintaining and defending the Trademarks in the Territory at its own cost. Nycomed shall use Commercially Reasonable Efforts in obtaining, maintaining, and renewing any registrations for the Trademarks at its sole expense.

        8.7    Defense of Trademark Against Third Party Infringement.    Sepracor agrees to notify Nycomed in writing of any known or suspected conflicting use of any Trademark, and the application for registration or use of trademarks confusingly similar thereto, or of any known or suspected infringements or of unfair competition involving the Trademark in the Territory promptly after it acquires knowledge thereof. Nycomed shall be responsible for the defense of the Trademark and will use Commercially Reasonable Efforts to defend the Trademark. At the reasonable request of Nycomed, Sepracor shall cooperate with Nycomed and render Nycomed its commercially reasonable assistance in the defense of the Trademark, subject to reimbursement of the related out of pocket expenses of Sepracor. Any damages and costs recovered shall be for Nycomed's sole benefit.

        In case Nycomed decides not to defend the Trademark within thirty (30) days of Sepracor's written request to do so, Sepracor shall be entitled to do so at its own expense in cooperation and with the commercially reasonable assistance of Nycomed and, in such case, any damages and costs recovered shall be for Sepracor's sole benefit, subject to reimbursement of the out of pocket expenses of Nycomed related to Nycomed's assistance.

        8.8    Representations of Nycomed Regarding Original Trademarks as to Third Party Trademark Claims; Defense against Third Party Infringement Claims.

        8.8.1    Representations of Nycomed Regarding Original Trademarks.    Section 8.2.3 notwithstanding, Nycomed represents that, in each case as of the Effective Date, (i) Nycomed Controls the Original Trademarks in the Territory; (ii) Nycomed has the authority and is entitled to license the Original Trademarks in the Territory; and (iii) as of the Effective Date, to the best of Nycomed's knowledge as defined in Section 13.1.1, Nycomed is not aware of and has received no notice alleging that the use of the Original Trademarks in the Territory by means of the Commercialization of Product infringes, violates or misappropriates the rights of a Third Party in the Territory.

        8.8.2    Information on Third Party Infringement Claims.    The Parties shall promptly notify each other if a claim or proceedings are threatened or brought against either Party or its Affiliates alleging that the use of a Trademark in the Territory by means of the Commercialization of Product infringes, violates or misappropriates the rights of a Third Party in the Territory.

        8.8.3    Defense against Third Party Trademark Claims.    If a claim or proceedings as described in Section 8.8.2 should be brought against either Party or both Parties, the Parties shall immediately consult on how to further proceed. The final decision whether or not and, as the case may be, how to defend or settle such claim or proceedings shall be with Nycomed. In the event that proceedings are brought against Nycomed only, then Sepracor shall have the right to join any such proceedings as a Party thereto at its own expense by counsel of its own choice. In the event that proceedings are brought against Sepracor only, Sepracor shall have the right to call Nycomed in any such proceedings as an indemnifying party thereto, and Nycomed agrees to join such proceedings at its own expense by counsel of its own choice. Subject to Section 8.8.4, in any such proceedings brought against a Party hereto, the other Party shall render such Party all reasonable assistance in defending any such suit or claim at such Party's expense. Sepracor may settle any such claim or proceedings only with the prior written consent of Nycomed, such consent not to be unreasonably withheld or delayed.

        8.8.4    Indemnification by Nycomed.    In the event of a determination by final court decision or under a definitive settlement by Nycomed pursuant to Section 8.8.3 that the Commercialization of Product in the relevant Field and in the Territory, on account of the use of a Trademark, infringes the trademark rights of a Third Party in the Territory, then, to the extent that Nycomed has breached any of its representations and warranties pursuant to Section 8.8.1 or Section 8.2.3 and to the express exclusion of any Trademark originally owned by Sepracor and designated to a Product pursuant to Section 8.2.1(iii), Nycomed shall (a) indemnify and hold Sepracor harmless against any such Third Party claim or proceeding referred to in Section 8.8.3 above brought against Sepracor including damages and reasonable attorney's fees; provided, however, that: (i) any obligation to indemnify shall be excluded if Sepracor fails to promptly notify Nycomed of the assertion of any such claims, to the extent that such failure is prejudicial to Nycomed's interests, and/or (ii) if Sepracor recognizes or settles part of or all of any such claims without Nycomed's prior written consent; and (b) replace, free of charge, all Products on stock at Sepracor that are no longer saleable on account of the infringement of a Third Party trademark with Products showing the new trademarks determined pursuant to Section 8.8.4(c). (c) Regardless of whether or not Nycomed has breached any of its representations and warranties pursuant to Section 8.8.1 or Section 8.2.3, Nycomed shall, as coordinated at SC level, propose alternative trademarks that shall replace the relevant Trademark pursuant to this Agreement and to which Article 8 (and all other relevant provisions of this Agreement) shall likewise apply;

        8.9    Goodwill of Trademark.    Sepracor shall use its Commercially Reasonable Efforts to establish and maintain the goodwill in the Territory of the Trademarks in the course of performing its obligations under this Agreement. Sepracor agrees that all use of Nycomed's Trademark will inure to the benefit of Nycomed. Without limitation, to the extent permitted by law, all goodwill deriving from the use of the Trademark pursuant to the terms of this Agreement or otherwise arising out of this Agreement shall accrue solely and exclusively to Nycomed.

Article 9
Commercialization

        9.1    Commercialization in General.

        9.1.1    Standard of Care and Costs of Commercialization.    Sepracor shall use Commercially Reasonable Efforts to Commercialize and to maximize the sales of the Original Products and Additional Products in the Territory on its behalf and [**].

        9.1.2    Compliance.    Section 12.1 notwithstanding, Sepracor undertakes that package make-up, package inserts and other elements relating to Packaging as well as of Promotional Materials and claims, and its Commercialization activities, will comply with the Legal Requirements and Regulatory Approvals applicable in the Territory, and to make marketing claims for the Product only in conformity with the Regulatory Approvals for the Product.

        9.2    Promotional Materials.

        9.2.1    Development of Promotional Materials.

        9.2.1.1    Core Promotional Materials.    Promptly after the Effective Date, Nycomed shall submit to Sepracor samples of all draft promotional materials existing as of the Effective Date for the then existing Products (the "Core Nycomed Promotional Materials"). Sepracor shall, create representative samples of advertising, promotional, educational and communication materials it intends to use for marketing, advertising and promotion of the Products (the "Core Sepracor Promotional Materials"). The Core Sepracor Promotional Materials shallSection 12.1 notwithstanding, be submitted to Nycomed for Nycomed's prior written approval, which approval shall not be unreasonably withheld or delayed, and which approval shall be deemed to have been given if Nycomed does not raise any written objections within fifteen (15) Business Days from receipt of such Sepracor Core Promotional Materials.

        9.2.1.2    Development of Promotional Materials by Sepracor.    Further promotional materials developed by Sepracor (the "Promotional Materials") shall, to the extent consistent with the Sepracor Core Promotional Materials, shall not require the prior written consent of Nycomed, always subject to Section 9.2.3.

        9.2.2    Nycomed Company Trademark.    Except as necessitated by the Legal Requirements and Section 9.3.2 notwithstanding, Sepracor shall not be entitled to, and shall refrain from, using the Nycomed Company Trademark in any manner whatsoever related to Commercializing the Product and shall, without limitation, refrain from using the Nycomed Company Trademark on or in connection with the use of any promotional materials always provided, however, that, if and when requested by Nycomed and subject to the Legal Requirements and Section 12.1, Sepracor shall display on any Promotional Materials used in connection with the Product to be sold by Sepracor a legend like "Manufactured by: Nycomed GmbH, D 78467 Konstanz, Germany" and Nycomed's logo in easily legible, adequately prominent types in the English language. In the event that Nycomed should request any such marking, Article 8 shall apply accordingly to the Nycomed Company Trademark.

        9.2.3    Submission of Samples of Promotional Materials.    Section 9.2.1.1 notwithstanding, upon Nycomed's reasonable request, Sepracor shall submit to Nycomed reasonable quantities of specimens of any Promotional Material used by Sepracor for the Commercialization of Product in the Territory. It is

expressly agreed that Nycomed assumes no obligation to examine compliance of any such promotional Material with relevant Regulatory Approvals and applicable Legal Requirements, and that ensuring compliance of Promotional Material with relevant Regulatory Approvals and applicable Legal Requirements shall be the exclusive responsibility of Sepracor.

        9.2.4    Title to and Ownership of Promotional Materials.    Nycomed retains all rights, interest in and to the Core Nycomed Promotional Materials. Nycomed shall have the right to use, free of charge, during and after the Term and always at its own risk, any promotional concepts and slogans assigned to it by the SC included in the Core Sepracor Promotional Materials, in Nycomed's own promotional materials always provided, however, that Nycomed shall not be permitted to refer to Sepracor, its company name and logo including, without limitation, to Sepracor as the originator, in any such promotional materials of Nycomed.

        9.3    Packaging and Package Inserts.

        9.3.1    General Principle.    Promptly after Effective Date, the Parties shall come to a common understanding on the layout of the package make-up, package inserts and other elements relating to Packaging. Sepracor shall submit to Nycomed its proposals for Nycomed's written approval, such approval not to be unreasonably withheld or delayed. Further, Sepracor shall forward to Nycomed specimens of any packaging material including package inserts and other elements relating to packaging planned in connection with the Commercialization of Product for Nycomed's prior written approval, such approval not to be unreasonably withheld or delayed. If Nycomed raises no objections within twenty (20) Business Days after receipt of Sepracor's applicable proposal, Nycomed's approval shall be deemed to have been granted.

        9.3.2    Nycomed Company Trademark.    Except as necessitated by Legal Requirements and Section 9.2.2 notwithstanding, Sepracor shall not be entitled to, and shall refrain from, using the Nycomed Company Trademark in any manner whatsoever related to performing Development or Commercializing Product and shall, without limitation, refrain from using the Nycomed Company Trademark on the packaging and package inserts of Product, or on or in connection with the use of any Promotional Material always provided, however, that, if and when requested by Nycomed and subject to the Legal Requirements in the Territory and Section 12.1, Sepracor shall display on any packaging and pack inserts used in connection with the Product to be sold by Sepracor a legend like "Manufactured by: Nycomed GmbH, D 78467 Konstanz, Germany" and Nycomed's logo in easily legible, adequately prominent types in the English language. In the event that Nycomed should request any such marking, Article 8 shall apply accordingly to the Nycomed Company Trademark.

        9.3.3    Patent Marking.    Upon either Party's reasonable request, the Parties agree to mark any Product packaging sold or distributed in the Territory with up to two (2) material and applicable United States patent numbers, in accordance with 35 U.S.C. Section 287 and to respond to any requests for disclosure under 35 U.S.C. Section 287(b)(4)(b) by notifying Nycomed as the Party Controlling the relevant Patent of the request for disclosure, in easily legible, adequately prominent types in the English language.

        9.3.4    Submission of Artwork for Manufacturing by Nycomed.    Following coordination of the final package make-up and pack insert, Sepracor shall provide Nycomed, at Sepracor's cost and expense, without undue delay with the films for printing and such other data (including, without limitation, electronic data in suitable format) that Nycomed reasonably requires for the manufacture of Products and the related packaging material. Sepracor's obligations pursuant to Section 12.1 notwithstanding, Sepracor shall be exclusively responsible for, and Nycomed shall not be obliged to examine, the compliance of the artwork so submitted with the agreed layout of the final package make-up and pack insert, and any failure of such artwork to do so.

        9.3.5    Changes of Packaging and Pack Inserts.    Subject to compliance with the change control procedures and the applicable notification and consent requirements as set forth in the applicable Quality Agreement, Sections 9.3.1 to 9.3.4 shall apply accordingly in case of any later changes of packaging and pack inserts. Until such Quality Agreement and such change control procedures are agreed, the packaging and pack inserts may be changed with the written consent of both Parties (not to be unreasonably withheld or delayed), or as required by Regulatory Authorities.

        9.4    Distribution of Product and Promotional Samples in Territory.

        9.4.1    Distribution of Product in Territory.    Sepracor shall be exclusively responsible for distributing the Product in the Territory. Sepracor shall have the sole right to (i) receive, accept and fill orders for the Product, (ii) control invoicing, order processing and collection of accounts receivable for Product sales, (iii) record Product sales in its books of account, and (iv) establish and modify the commercial terms and conditions with respect to the sale and distribution of the Product, including matters such as the price at which the Product will be sold and whether any discounts, rebates or other deductions should be made, paid or allowed, provided that all discounts, rebates, allowances and price reductions shall be reasonable and customary for sales of pharmaceutical products and not exceed the levels for Sepracor's other products at a similar stage of their product lifecycle.

        9.4.2    Distribution of Promotional Samples.    Sepracor agrees that Sepracor and to the extent applicable and permitted, its sublicensees will use Promotional Samples exclusively for purposes of distribution as samples to physicians or other health care professionals capable of prescribing the Products in the Territory in accordance with the Legal Requirements and Sepracor's usual sampling practices in the Territory, and for no other purpose, and to reasonably document such use to Nycomed upon Nycomed's reasonable written request. Without limitation, Sepracor shall use samples in accordance with the then current Marketing Plan and shall distribute samples in compliance with all applicable Laws, including the requirements of the Prescription Drug Marketing Act of 1987, as amended (the "PDM Act").

        9.5    Coordination of Commercialization.

        9.5.1    Co-Operation in Commercialization.    The Parties agree to closely coordinate the Commercialization of Product in the Territory through the SC and Subcommittees, if and when applicable, as provided herein.

        9.5.2    Marketing Plan.

        9.5.2.1    General.    Reasonably in advance of each Contract Year and, as regards the first Contract Year, without undue delay following the Effective Date, Sepracor shall have prepared and submitted to Nycomed through its SC members an annual draft marketing plan for such Contract Year for review and commenting by Nycomed (each, a "Marketing Plan"). Further, Sepracor shall prepare and submit to Nycomed through its SC members a draft update of the then current Marketing Plan for review and commenting by Nycomed through its SC members whenever material changes (including, without limitation, changes of the Assumptions referred to in Section 9.6.3) should occur that require an adjustment of the then current Marketing Plan. Sepracor agrees to reasonably consider any comments submitted by Nycomed through its SC members regarding Sepracor's then current Marketing Plan without limitation, in cases where Commercialization activities of Sepracor in the Territory by or for Nycomed would have an adverse impact on the commercialization of products incorporating Compound in the ROW.

        9.5.2.2    Contents of Marketing Plan.    Each Marketing Plan shall define, among other things, the following items:

  (i)
  The goals and objectives for Commercializing and detailing the Product in the Territory in the pertinent Contract Year.

  (ii)
  Market research and strategy (including market and competitive analysis, sales trends, product positioning and other matters).

  (iii)
  All advertising and promotion programs and strategies (including, but not limited to, development of materials, media plans, use of symposia, academic speakers, activation of a key opinion leader cascade, a public relations program, and a direct-to consumer campaign and other matters) and other matters).

  (iv)
  Sales plans and activities (including Sales Force training, sampling strategy, product detail effort), development of appropriate sales training materials, and program and budget for Promotional Samples, and Sales Force incentives or compensation programs.

  (v)
  Phase IV studies to be conducted for the Territory that have been agreed by the Parties pursuant to Section 9.5.3, and a related Phase IV Development Plan.

  (vi)
  Plans for addressing significant regulatory issues for existing Indications and forms of the Product and for registration of new Indications and forms of the Product, if applicable.

  (vii)
  The projected number of Units of Product to be sold in the Territory to Third Parties in the applicable Contract Year and the expected gross and Net Sales of Product, with detailed review of gross-to-net assumptions, including, but not limited to, managed care/medicare rebates and similar rebates.

  (viii)
  The target audiences for Product.

  (ix)
  The A&P Expenses projected to be expended by Sepracor in the Commercialization of Product for the applicable Contract Year.

  (x)
  The Marketing Plan shall identify the A&P Expenses, Detailing Expenses and related Marketing Mix projected to be expended and invested in the applicable Contract Year, and the number of Sales Representatives to be employed in the performance of Primary Details for Product in the applicable Contract Year, the Minimum Marketing Investment Obligations and the Minimum Sales Obligations consistent with Sepracor's obligations pursuant to Sections 9.1.1 and 9.6 and the related Schedule 9.6.1.1 and Schedule 9.6.2.1.

        9.5.3    Phase IV Clinical Studies.

        9.5.3.1    Phase IV Development.    All proposed Phase IV activity that Sepracor intends to perform in the Territory (in each case, "Phase IV Development") is to be included by Sepracor in the relevant Development Plan and submitted to the SC. To the extent legally permitted, Sepracor shall act as sponsor and shall be solely responsible for implementing any Phase IV Development.

        9.5.3.2    Costs of Implementing Phase IV Study under Phase IV Development Plan.    It is understood that Sepracor shall, as a general principle and unless otherwise agreed by the Parties, bear all of its internal and external costs of any such Phase IV Development including, without limitation, the cost of Clinical Supplies required to conduct the Phase IV Development, and that such costs shall not form part of Sepracor's A&P Expenses.

        9.5.3.5    Support of Phase IV Development by Nycomed.    Nycomed shall supply, at the Clinical Supply Price, all quantities of the Clinical Samples required for such Phase IV Development, subject to timely notification of Nycomed of Sepracor's requirements at least six (6) months in advance of the scheduled delivery dates.

        9.5.3.6    Access to Results of Phase IV Studies.    Subject to applicable data protection legislation, all results of any Phase IV clinical studies involving the Product that are conducted by Sepracor in the Territory and Controlled by Sepracor shall be made available to Nycomed free of charge in electronic format, to the extent applicable and required together with suitable data processing software, for unrestricted use (except, during the Term, in the Field and in the Territory, restricted by and subject to the terms of this Agreement), free of charge, by Nycomed, its Affiliates and its Third Party licensees and sub-distributors for purposes of the development and Commercialization of the Compound and the Products in any country.

        9.6    Minimum Obligations.    Sepracor's obligations pursuant to Section 9.1.1 notwithstanding, Sepracor shall, in each Contract Year covered by the Term, be subject to the Minimum Marketing Investment Obligations and Minimum Sales Obligations (collectively, the "Minimum Obligations") established for the Original Products pursuant to this Section 9.6.

        9.6.1    Minimum Marketing Investment Obligations.

        9.6.1.1    General.    Sepracor's obligations pursuant to the first sentence of Section 9.1.1 notwithstanding, Sepracor shall invest, and the Marketing Plan shall foresee for each Contract Year, Minimum Marketing Investment Obligations, expressed as minimum A&P investment obligations and minimum Detailing obligations and a specific marketing mix, corresponding at least to the minimum marketing investments and marketing mix indicated for each applicable Original Product Year in Schedule 9.6.1.1 (collectively for each Original Product Year and as may be adjusted pursuant to Section 9.6.3, the "Minimum Marketing Investment Obligations"). The term "Product Year" means, with respect to any Original Product, each twelve calendar month period commencing on the first day of the calendar month following the month in which the launch date of such Product occurs.

        9.6.1.2    Shortfall Amount.    In the event that Sepracor should have failed to achieve at least [**] percent ([**]%) of the Minimum Marketing Investment Obligations required for any Product Year pursuant to Section 9.6.1.1 and Schedule 9.6.1.1, then Sepracor shall pay to Nycomed an amount equal to the relevant shortfall, multiplied by a multiplier as set forth below (the "Shortfall Amount").

Actual Percentage of Minimum Marketing Investment Delivered in the relevant Product Year	Multiplier
[**]% up to, but not including [**]% of Minimum Marketing Investment Obligations	[**]
[**]% up to, but not including [**]% of Minimum Marketing Investment Obligations	[**]
[**]% up to, but not including [**]% of Minimum Marketing Investment Obligations	[**]
[**]% up to, but not including [**]% of Minimum Marketing Investment Obligations	[**]
Below [**]% of Minimum Marketing Investment Obligations	[**]

        Such Shortfall Amount shall be payable within [**] following the end of the Product Year with respect to which the Minimum Marketing Investment Obligations were not achieved (the "Shortfall Amount Payment Period"), without the requirement of a preceding reminder by Nycomed. In the event that there is a Shortfall Amount as a result of Sepracor failing to achieve a minimum number of PDEs as set forth on Schedule 9.6.1.1, the Shortfall Amount attributable to such PDEs shall be calculated in accordance with Schedule 1.2.

        9.6.1.4    Acknowledgement of Shortfall Amount.    The Parties acknowledge that Sepracor's failure to meet its Minimum Marketing Investment Obligations may have a material adverse impact on the Commercialization and market potential of Original Products in the Territory, and that damages shall not be readily ascertainable or determinable in terms of actual money amounts. The Parties therefore further acknowledge and agree that the Shortfall Amount is a fair and equitable determination of such damages and shall be the sole and exclusive remedy for such failure to meet the Minimum Marketing Investment Obligations, subject only to Section 18.3.1.

        9.6.2    Minimum Sales Obligations.

        9.6.2.1    Minimum Sales Obligations Regarding Original Products.    During the [**] Product Years commencing immediately after [**], Sepracor shall achieve the minimum sales for the Original Products set forth on Schedule 9.6.2.1 (collectively, as may be adjusted pursuant to Section 9.6.3, Sepracor's "Minimum Sales Obligations").

        9.6.2.2    Acknowledgement of Termination Right.    The Parties acknowledge that Nycomed's sole remedy for Sepracor's failure to meet its Minimum Sales Obligations is set forth in Section 18.3.1, and that the Minimum Sales Obligations are not a guarantee by Sepracor that any specific sales levels will be obtained with respect to any Product.

        9.6.3    Adjustment of Minimum Obligations.

        9.6.3.1    Assumptions Underlying Minimum Obligations.    Sepracor's obligations pursuant to Section 9.1.1 notwithstanding, the Parties acknowledge that the Minimum Obligations of Sepracor set out in Schedule 9.6.1.1 (Minimum Marketing Investment Obligations) and Schedule 9.6.2.1 (Minimum Sales Obligations) are based, as of the date when these Minimum Obligations have been determined, on certain assumptions, including those set out in romanettes (i)-(viii) hereinafter (collectively, the "Assumptions"): (i) The reimbursement price of each applicable presentation of the Products corresponds to the reimbursement price applicable or expected as of the date as of which the relevant Minimum Obligations have been determined; (ii) the reimbursement status of the Products is the same as of the date as of which the relevant Minimum Obligations have been determined; (iii) the patent protection status of the Products corresponds to the status as of the date as of which the relevant Minimum Obligations have been determined; (iv) no compulsory rebates have been imposed on any presentation of the Products that have not been accounted for in the then current Minimum Obligations; (v) no new chemical entity (NCE) has been launched in the Territory and achieved in any Contract Year a market share in value of more than [**] per cent ([**]%) in IMS class R3D in the Territory, (vi) Nycomed or its appointee have continuously supplied in accordance with the terms and conditions of this Agreement all of Sepracor's requirements of Products ordered by Sepracor in the orderly course of business; (vii) Sepracor's Minimum Obligations have continued to correspond to at least Commercially Reasonable Efforts as defined in Article 1, and (viii) no other material and sustained changes related to the Commercialization of the Product in the Territory have occurred in the relevant period from the date of the last fixing of Minimum Obligations that reasonably require an adjustment of the then current Minimum Obligations.

        9.6.3.2    Procedure in Case of Change of Assumptions.    If any changes of the Assumptions should have occurred that are so material and sustained that the Party requesting an adjustment cannot be reasonably expected to adhere to the then current Minimum Obligations agreed prior to the occurrence of the relevant change or changes, (i) Sepracor's continuing obligation to use Commercially Reasonable Efforts in the Commercialization of Product notwithstanding, Sepracor's Minimum Obligations shall be suspended (and Nycomed may not terminate this Agreement pursuant to Section 18.3.1 commencing on the date of such change or changes and until revised Minimum Obligations are established in accordance with Section 9.6.3.3, and (ii) the Parties shall, upon either Party's request, promptly meet and negotiate in good faith revised Minimum Obligations for the then current Product Year in accordance with the principles set forth in Section 9.6.3.3.

        9.6.3.3    Adjustment of Minimum Obligations for Change of Assumptions.    If a Party, based on sound and objective criteria, reasonably demonstrates to the other Party during a Product Year that the then current Minimum Obligations have become inappropriate for relevant changes of any of the Assumptions and should therefore be adjusted, then such Party, with the written consent of the other Party, such consent not to be unreasonably withheld or delayed, shall be entitled to reasonably modify such then current Minimum Obligations, thereby giving appropriate consideration to the relevant effects of the applicable changes of the Assumptions the related Minimum Obligations. Such Party shall provide the proposed revised Minimum Obligations and an accordingly revised Schedule 9.6.1.1 and/or Schedule 9.6.2.1, as may be applicable, to the other Party in writing.

        9.6.3.4    Dispute on Adjustment of Minimum Obligations for Change of Assumptions.    If the Parties cannot agree on a reasonable adjustment of the then current Minimum Obligations and an according revision of Schedule 9.6.1.1 and/or Schedule 9.6.2.1 within one (1) month following a related written request by a Party, a reasonable adjustment of the then current Minimum Obligations and an according revision of Schedule 9.6.1.1 and/or Schedule 9.6.2.1 shall, upon either Party's written request, be subject to the dispute resolution procedures set forth in Section 20.2.

        9.6.4    Obligation to Timely Launch Omnaris® AQ Product and Alvesco® MDI Product.

        9.6.4.1    Obligation to Timely Launch Omnaris® AQ Product.    Sepracor shall use Commercially Reasonable Efforts to launch the Omnaris® AQ Product within the first allergy season in the Territory (February until May 2008) after the Effective Date.

        9.6.4.2    Obligation to Timely Launch Alvesco® MDI Product.    Sepracor shall use Commercially Reasonable Efforts to launch the Alvesco® MDI Product during [**] of 2008.

        9.6.4.3    Launch Supplies.    For clarity, the obligations of Sepracor pursuant to Sections 9.6.4.1 and 9.6.4.2 shall be conditioned upon Nycomed supplying to Sepracor, one (1) month prior to the anticipated launch date, reasonably sufficient launch quantities of the Omnaris® AQ Product and of the Alvesco® MDI Product in accordance with Sepracor's Launch Period Net Requirements Plan submitted to Nycomed pursuant to Section 10.3.2.

        9.6.5    Monitoring of Compliance with Minimum Obligations; Quarterly Reports on Detailing and Marketing Investments.

        9.6.5.1    Monitoring of Compliance with Minimum Marketing Investment Obligations.

        9.6.5.1.1    Monitoring of Minimum Marketing Investment Obligations Regarding A&P Expenses.    Nycomed may monitor compliance by Sepracor with its Minimum Marketing Investment Obligations as regards A&P Expenses on the basis of Sepracor's Quarterly A&P Expense Reports pursuant to Section 15.1.1.

        9.6.5.1.2    Monitoring of Minimum Marketing Investment Obligations Regarding Detailing.    Nycomed may monitor compliance by Sepracor with its Minimum Marketing Investment Obligations regarding Detailing and Detailing Expenses on the basis of Sepracor's Monthly Detailing Reports pursuant to Section 15.1.2 and of CAM Global Data Base and/or other reliable Third Party sources if agreed by the Parties in writing.

        9.6.5.2    Monitoring of Minimum Sales Obligations.    Nycomed shall monitor compliance by Sepracor with its Minimum Sales Obligations on the basis of Sepracor's Monthly Sales Reports pursuant to Section 15.1.3.

        9.6.5.3    Audit Rights.    In addition to the foregoing, Nycomed shall be entitled to monitor compliance by Sepracor with its Minimum Marketing Investment Obligations and Minimum Sales Obligations in the course of audits performed by Nycomed pursuant to Section 15.3.

        9.6.6    Dispute on Compliance with Minimum Marketing Investment Obligations.    In the event that the Parties disagree whether Sepracor has accomplished its Minimum Marketing Investment Obligations and/or its Minimum Sales Obligations, the issue shall be referred to the SC for resolution. If the SC is unable to resolve the matter within thirty (30) days of submission (and there shall not be a casting vote on this matter), then the Parties shall submit the matter to dispute resolution in accordance with Section 20.2

Article 10
Manufacturing and Supply

        10.1    General Issues of Supply by Nycomed and Sepracor.

        10.1.1    Manufacturing and Supply of Original Products by Nycomed.    Nycomed or its permitted appointee shall manufacture and supply exclusively to Sepracor, and Sepracor agrees to purchase exclusively from Nycomed, its requirements of the Original Products in the Territory pursuant to the terms and conditions of this Agreement. It is understood, however, that the supply obligations of Nycomed regarding Omnaris® HFA Product shall extend to the supply of bulk MDI Canisters only unless and until Sepracor has successfully completed the Development of the Omnaris® HFA Product on the basis of a nasal actuator as finally agreed by the Parties, who currently anticipate Valois to be the supplier of the nasal actuator to Nycomed, with Nycomed on its reasonable written request, to be the product finisher, with any changes to be agreed to by the SC.

        10.1.2    Manufacturing and Supply of Additional Products or Compound by Nycomed or its Appointee.

        10.1.2.1    Supply of Additional Products by Nycomed or its Appointee.    In the event that Sepracor elects to Develop and Commercialize an Additional Product, the Parties agree that, upon Nycomed's reasonable written request, Nycomed or its appointee shall use Commercially Reasonable Efforts to exclusively manufacture, or have manufactured, and supply, or have supplied to Sepracor, and that Sepracor shall exclusively purchase from Nycomed or its permitted appointee, its requirements of the applicable Additional Product, as the case may be.

        In such case, the terms and conditions of the supply of the applicable Additional Product by Nycomed shall, mutatis mutandis and unless reasonably required otherwise under the circumstances, basically correspond to the terms and conditions set forth in Articles 10 and 11 of this Agreement.

        10.1.2.2    Supply of Compound by Nycomed.    If the Parties, in the course of the negotiations referred to in Section 6.2.1.3, should agree that a Person other than Nycomed or an appointee of Nycomed shall manufacture the relevant Additional Product, as the case may be, or in the event that the Parties should agree (subject to Nycomed Controlling manufacturing rights) that Sepracor or its appointee shall manufacture any Original Product or Additional Product, the Compound required for any such manufacture shall be supplied by Nycomed or its permitted appointee in accordance with this Agreement.

        10.1.3    Supply of Additional Products to Nycomed by Sepracor or its Appointee.    In the event that Nycomed should elect to avail itself of its right pursuant to Section 2.3 with respect to any Additional Product and the Parties have agreed pursuant to Section 6.2.1.4 that the relevant Additional Product shall be manufactured by Sepracor, then Sepracor agrees to use Commercially Reasonable Efforts to supply exclusively to Nycomed or its permitted appointees, and Nycomed agrees to, and agrees to cause its permitted appointees to, purchase exclusively from Sepracor, its requirements of such Additional Product for Commercialization by Nycomed in the ROW in accordance with the terms of this Agreement. The terms and conditions of supply shall be negotiated in good faith always provided that such terms and conditions shall, Section 2.3 notwithstanding, mutatis mutandis and unless reasonably required otherwise under the circumstances, basically reciprocate the terms and conditions of the supply of the applicable Product or Compound by Nycomed to Sepracor.

        10.2    General Terms of Supply by Nycomed.

        10.2.1    Capacity Planning and Protection of Manufacturing Investment.

        10.2.1.1    General.    Nycomed shall base its manufacturing capacity planning on Sepracor's Rough Cut Capacity Planning pursuant to Section 10.3.1, and shall use its Commercially Reasonable Efforts so as to set up and maintain, at Nycomed or its suppliers, manufacturing capacities that are reasonably sufficient so as to meet the quantities of Product forecasted to be purchased by Sepracor in its Rough Cut Capacity Planning.

        10.2.1.2    Logistically Available Sepracor Capacities.    At the beginning of each Contract Year, the Parties shall determine, on a Product-by-Product basis, the manufacturing capacities then currently available to Nycomed for the manufacture of the relevant Product, expressed in numbers of Units of Product per Contract Year (for each Product, the "Logistically Available Overall Capacities") and the percentage of such Logistically Available Overall Capacities that will, Section 10.2.2.1 notwithstanding, be reserved for supplies to Sepracor (for each applicable Product, expressed in numbers of Units of Product per Contract Year, the "Logistically Available Sepracor Capacities"), whereby back-up supply sources established pursuant to Section 10.2.5.2(iii) shall be considered when available.

        For any given Contract Year and any specific Product, Nycomed's supply obligations shall, Section 10.2.2.1 notwithstanding, in no event exceed quantities corresponding to the then currently available Logistically Available Sepracor Capacities as determined at the beginning of such Contract Year, and to use Commercially Reasonable Efforts to supply quantities exceeding such Logistically Available Sepracor Capacities.

        10.2.1.3    Failure of Sepracor to Use Logistically Available Sepracor Capacities; Investment Amortization.     Sepracor acknowledges that, in setting-up, and maintaining and adjusting the Logistically Available Sepracor Capacities, Nycomed relies on Sepracor's Rough Cut Capacity Planning, related forecasts and order volume estimations. In the event that Nycomed and Sepracor mutually agree that Sepracor's Rough Cut Capacity Planning requires Nycomed to increase the Logistically Available Sepracor Capacities, and, therefore, the Logistically Available Overall Capacities (such increase in the Logistically Available Overall Capacities is referred to as the "Increased Capacity"), Sepracor agrees to share in Nycomed's investment to obtain the Increased Capacity as follows:

        In the event that Sepracor should, in any given Contract Year, have failed to purchase a portion of the agreed upon Increased Capacity, then Sepracor shall make payment to Nycomed, within [**] from the end of each relevant Contract Year, of an amount calculated as the product of (i) the number of Units equal to the difference of (a) the number of Units of Product in the Increased Capacity (such difference is referred to as the "Excess Increased Capacity") and (b) the numbers of Units of Product actually purchased and paid by Sepracor in such Contract Year from such Increased Capacity, and (ii) in case of the Omnaris® AQ Product to be 50% of the Actual Manufacturing Cost, in case of the Omnaris® HFA Product to be 50% of the Actual Manufacturing Cost, and in case of the Alvesco® HFA Product to be [**]% of the Actual Manufacturing Cost, provided, however, that in the event Nycomed is able to sell or use all or a portion of the Excess Increased Capacity, Sepracor shall not be required to pay Nycomed for such Excess Increased Capacity.

        Notwithstanding anything above in this Section 10.2.1.3, Sepracor's aggregate payments to Nycomed pursuant to this Section 10.2.1.3 shall not exceed an amount equal to [**] percent ([**]%) of Nycomed's actual investment in connection with the Increased Capacity.

        10.2.2    Failure to Supply.

        10.2.2.1    Allocation of Supply in Supply Shortage Scenarios.    In case of a shortage of supply of Product or Compound such that Nycomed is unable to supply all of Sepracor's requirements of Product or Compound, as the case may be, the supply of Product or Compound within Nycomed's control shall first be allocated on a pro rata basis among the Territory, and the Major Market Countries based on (i) in the case of a shortage of a Product, the net sales of the relevant Product; and, (ii) in the case of a shortage of supply of Compound, the net sales of Products incorporating the Compound as an active ingredient; in each of (i) and (ii) in those regions in the most recent Contract Year in which there was not an allocation of supply. Any supply that remains unallocated or comes available after the preceding pro rata allocation shall be allocated on a first priority basis to the Territory.

        10.2.2.2    General.    In the event that Nycomed shall fail to supply on a timely basis at least [**] percent ([**]%) of Sepracor's requirements of Product, Promotional Samples and Clinical Samples (if relevant) forecasted and ordered pursuant to Sections 10.3.1 to 10.3.3 and accepted by Nycomed pursuant to Section 10.3.4, and always provided that (i) the relevant orders are not outside the scope of orders which Nycomed is obligated to accept in accordance with the provisions of Section 10.3.4 and (ii) such failure to supply has been caused by the negligence or fault of Nycomed or Nycomed's Third Party suppliers, and is not attributable to a Force Majeure Event (in each case, a "Supply Failure"), then the following principles shall apply:

        10.2.2.3    Failure to Supply Exceeding [**] Consecutive Months.    If such failure to supply continues longer than [**] consecutive months and provided that Sepracor has sold out its existing stock of the respective Product to be held in accordance with Section 10.2.3, Nycomed shall make payment to Sepracor of liquidated damages amounting to [**] percent ([**]%) of the net invoice value of the Product, Promotional Samples and Clinical Samples Products subject to the relevant supply failure for each calendar day of any such Supply Failure, commencing with the [**] Business Day from the delivery date specified in the Sepracor purchase order forecasted and placed pursuant to Sections 10.3.1 to 10.3.3 and accepted by Nycomed in accordance with Section 10.3.4, and ending with the calendar day in which delivery has been made pursuant to Section 10.3.5, always provided that the entire amount of liquidated damages for the Supply Failure of any specific quantity of Product, Promotional Samples and Clinical Samples Product shall never exceed [**] percent ([**]%) of the net invoice value of the Product, Promotional Samples and Clinical Samples Products subject to the relevant supply failure.

        10.2.2.4    Timely Supply.    For purposes of this Section 10.2.2, Product shall be deemed to have been supplied on a timely basis if such Product is delivered within [**] of the delivery date specified in the Sepracor purchase order forecasted and placed pursuant to Sections 10.3.1 to 10.3.3 and accepted by Nycomed in accordance with Section 10.3.4. No Supply Failure shall be deemed to have occurred if timely delivery of Product has failed to occur for reasons not attributable to the fault or negligence of Nycomed or Nycomed's Third Party suppliers including, without limitation, a Force Majeure Event.

        10.2.2.5    Failure to Supply and Minimum Obligations.    Sepracor shall not be in breach of any obligation to meet Minimum Obligations to the extent caused by any failure of Nycomed to Supply Product on a timely basis in accordance with this Agreement or a Supply Agreement.

        10.2.2.6    Exclusive Remedy.    The remedies set forth in Section 10.2.2.3 and Nycomed's obligation to establish and pre-qualify with the FDA second manufacturing lines for each of the Products as set forth in Section 10.2.5.2(iii) shall be Sepracor's sole remedy in the event Nycomed fails to meet its supply obligations for other than Nycomed's willful misconduct.

        10.2.3    Stock-Keeping and Inventory.    Sepracor undertakes to use Commercially Reasonable Efforts to keep at its distribution facilities an adequate inventory of Product that shall be sufficient for a continuous supply to its customers in the Territory for a period of [**]. The inventory of Products shall at all times be stored in accordance with the Regulatory Approvals and Nycomed's reasonable handling and storage instructions for the Product to be taken into consideration in the context of the set-up of the Quality Agreement. Nycomed's audit rights in the Quality Agreement that will be attached hereto as Schedule 10.2.4 notwithstanding, Nycomed or its appointee, with a Sepracor representative present at all times, shall, unless required otherwise under the circumstances, no more frequently than [**], during normal business hours and with reasonable prior notice, be entitled to inspect all of Sepracor's and its permitted designees distribution facilities where Products are handled and stored, to ascertain proper storage and handling of Product.

        10.2.4    Quality Agreement.

        10.2.4.1    Set-Up of Quality Agreement.    The pharmaceutical responsibilities of the Parties in relation to the supply by Nycomed or its permitted designee to Sepracor of Products will be agreed upon and will be attached to this Agreement as Schedule 10.2.4 by the parties with dispatch after the Effective Date.

        10.2.4.2    Pharmaceutical Audit Rights of Sepracor.    Sepracor shall be entitled to ascertain in accordance with this Article 10 that Nycomed is manufacturing and testing Product properly and in accordance with the instructions on manufacture and testing. Nycomed agrees to ensure that Nycomed's suppliers will be periodically audited by Nycomed in order to (i) keep their cGMP or, where not applicable, other appropriate qualification status current, and (ii) maintain compliance with the Product(s)' approved labeling. To the extent permitted to do so pursuant to its agreements with its suppliers, Nycomed will provide to Sepracor summaries of the audit reports and, when requested by Sepracor and required under the circumstances, the full audit reports, regarding its suppliers to Sepracor in order to keep Sepracor informed.

        If Sepracor should not be satisfied with the provided audit information and upon Sepracor's reasonable written request, Sepracor may audit Nycomed's relevant manufacturing and quality control facilities, upon reasonable prior notice and during normal business hours, [**], accompanied by Nycomed representatives as may be appointed by Nycomed. Such audit right shall include the right of Sepracor to audit suppliers of Product, together with representatives of Nycomed and representatives of such suppliers, always provided, however, that any audit rights of Sepracor regarding suppliers shall be limited by pre-existing bona fide agreements with any such suppliers and/or confidentiality obligations undertaken by Nycomed towards such suppliers; provided, however, that Nycomed shall use its reasonable efforts to (i) obtain audit rights for Sepracor under such pre-existing agreements and (ii) obtain, in any future agreements with suppliers, audit rights to the same extent as to which Nycomed has audit rights. The costs and expenses of Sepracor associated with any such audits shall be borne by [**].

        In case Sepracor should wish to conduct audits more frequently than foreseen pursuant to this Section 10.2.4.2, Sepracor shall promptly [**], unless the applicable audit has been caused by the failure of Nycomed and/or the relevant supplier to properly manufacture, perform quality control and package Product in accordance with this Article 10.

        10.2.5    Disruption of Supplies and Protective Strategies.

        10.2.5.1    General.    The Parties acknowledge that the Compound and the Original Products are manufactured in part by Nycomed, and in part by various Third Party suppliers, and that any Additional Products may be manufactured by other Third Parties, specifically in view of a possible use of a Third Party delivery technology. As a consequence, the Parties have agreed with respect to the Alvesco® Supply Agreement, the Omnaris® Supply Agreement and the Compound Supply Agreement, and shall discuss and agree in good faith with respect to any Additional Product in a related Supply Agreement, on reasonable strategies protecting Sepracor's interest in an uninterrupted availability of a sufficient supply of each Product and a Product-specific basis in the context of each relevant Supply Agreement.

        10.2.5.2    Eligible Strategies.    As regards any Product, the Parties acknowledge that eligible strategies may be, depending on the applicable Product and its components:

  (i)
  Nycomed shall use Commercially Reasonable Efforts to keep reasonably sufficient safety stocks of the key components necessary to produce Product and of Compound kept at Nycomed or its suppliers, corresponding to at least [**] average requirements of the stock of the key components necessary to produce Product, and no less than [**] average requirements of the stocks of Compound;

  (ii)
  Sepracor shall use its Commercially Reasonable Efforts to keep reasonably sufficient safety stocks of Product kept at Sepracor, its logistic agents and its distributors, corresponding to at least [**] average requirements in accordance with Section 10.2.3;

  (iii)
  As regards the Omnaris® AQ Product, Nycomed will, promptly following the Effective Date, start the set-up of a back-up manufacturing line relating to bulk manufacturing steps of the Omnaris® AQ Product. As regards the Alvesco® HFA Product and the Omnaris® HFA Product, Nycomed will, promptly following the Effective Date, use its reasonable efforts to cause its supplier, [**], to promptly start the set-up of a back-up manufacturing line relating to bulk manufacturing steps of the Canister forming the main part of the Alvesco® HFA Product and the Omnaris® HFA Product. The related qualification and submission costs shall be borne by [**]. The pertaining activities shall be subject to the availability of a Rough Cut Capacity Plan by Sepracor; and

  (iv)
  To the extent that Nycomed Controls manufacturing rights, the grant of a timely limited manufacturing license to Sepracor or its appointee until such time as of which Nycomed may fully resume supplies.

        10.3    Forecasting, Ordering, Shipping and Delivery.    With respect to order planning and ordering of Products, the following principles shall apply:

        10.3.1    Rough Cut Capacity Planning.    Reasonably prior to and in any event no later than in the month of July of the first Contract Year and in the month of [**] of all subsequent Contract Years, Sepracor agrees to submit to Nycomed and update its best estimate rough cut capacity planning of its anticipated requirements of Products for the subsequent [**] period on which Nycomed's manufacturing capacity planning will be based (the "Rough Cut Capacity Planning" and each, a "Rough Cut Capacity Plan"). The first three (3) years of each such Rough Cut Capacity Plan shall be subject to Section 10.2.1.3.

        10.3.2    Rolling [**] Net Requirements Plan.    Promptly following the Effective Date, the Parties shall agree in good faith and subject to reasonably available production capacities at Nycomed and/or its designee on Sepracor's initial requirements of Units of Product and Promotional Samples intended to be delivered by Nycomed to Sepracor prior to the Launch Date and during the [**] thereafter, thereby specifying the applicable quantities and relevant scheduled delivery dates (the "Launch Period", the "Launch Period Net Requirements Plan" and the "Launch Quantities").

        Promptly following the Effective Date and thereafter within the first [**] of each calendar month and as regards Sepracor's requirements of Units of Product, Promotional Samples and Clinical Samples, as may be applicable, following the Launch Period, Sepracor undertakes to submit to Nycomed and update its rolling monthly net requirements plan (the "Rolling Monthly Net Requirements Plan" or "NRP") of its anticipated requirements of Products, Promotional Samples and Clinical Samples, as may be relevant, for the subsequent [**] period in the format attached to this Agreement as Schedule 10.3.2. The quantities indicated in the first [**] of such NRP shall be binding on Sepracor and Nycomed.

        10.3.3    Placement of Orders.    As regards Launch Quantities, promptly following the date as of which the Parties have agreed upon the Launch Period Net Requirements Plan, Sepracor shall place its binding orders for each package size and dosage form of the Product and Promotional Samples, as may be relevant, to be delivered in accordance with the Launch Period Net Requirements Plan during the Launch Period.

        For all quantities of Product and Promotional Samples to be delivered following the Launch Period, Sepracor shall, together with each Rolling Monthly Net Requirements Plan, and starting no later than [**] prior to expiry of the Launch Period and thereafter within the first [**] of each calendar month (M), place its binding orders for each package size and dosage form of the Product and Promotional Samples, as may be relevant, to be delivered in month [**]. Thereby and always subject to Section 10.3.4, Sepracor shall be obliged to order and purchase a quantity of at least [**] percent ([**]%) of the quantities indicated for the applicable month in its last non-binding Rolling Monthly Net Requirements Plan for such month (i. e., when such month was [**]), and Nycomed shall be obliged to supply up to [**] percent ([**]%) of such amount.

        In placing orders for Products and Promotional Samples, Sepracor shall explicitly specify whether (i) Sepracor orders Products for purposes of resale in the Territory, or (ii) whether Sepracor orders Products as Promotional Samples to the extent applicable, in order to enable Nycomed to invoice Sepracor accordingly.

        Order planning and ordering concerning Clinical Samples shall be done by Sepracor [**] each calendar year, based on the requirements set forth in a Clinical Improvement Development Plan or Phase IV Development Plan and consistent with Sepracor's Rolling Monthly Net Requirements Plan.

        The minimum order volume of any orders of Product and Promotional Samples shall be the applicable batch sizes as set out in Schedule 10.3.3, or multiples thereof. The minimum volume order of any orders of Clinical Samples shall be mutually agreed upon by the Parties pursuant to Article 4.

        10.3.4    Acceptance of Orders and Supply Obligations of Nycomed.    Always subject to Section 10.2.1.2, Nycomed undertakes use Commercially Reasonable Efforts to accept orders placed by Sepracor for delivery within the Launch Period that comply with the Launch Period Net Requirements Plan agreed pursuant to Section 10.3.2, and orders for delivery following the Launch Period regarding [**] placed by Sepracor within the time frames set forth in Section 10.3.3.

        Nycomed further agrees to use Commercially Reasonable Efforts to manufacture and supply quantities in excess of the quantities referred to in the preceding paragraph provided that Nycomed shall be entitled to give due and proportionate consideration to requirements of other customers.

        10.3.5    Shipping and Delivery.    All shipments of Product including Clinical and Promotional Samples shall be made at [**] terms related to such other facility within the EU or the US as may be mutually agreed by the Parties. Nycomed shall invoice Sepracor for the Products shipped to Sepracor in accordance with Article 11 of this Agreement.

        10.3.6    Stability Testing.    Nycomed agrees to perform the annual stability testing of Product pursuant to the Quality Agreement attached hereto as Schedule 10.2.4 and as may be agreed between the Parties from time to time, including any testing required by a Regulatory Authority (the "Stability Testing"). The costs of any Stability Testing shall form part of Nycomed's Manufacturing Cost.

        For any additional stability testing specially requested by Sepracor (the "Special Stability Testing"), Sepracor shall compensate Nycomed an amount of Euro [**] (€ [**]) per hour for all work carried out in respect of Special Stability Testing relating to the Product. Nycomed shall be entitled to review the hourly rate as of the 1st of January each year, and Nycomed may reasonably increase such hourly rate upon reasonable justification and in any event by a percentage reflecting at least the applicable rate of inflation and wage increases. Nycomed may invoice for such Special Stability Testing in accordance with

Sections 11.3.2 and 11.3.3 as and when it presents the corresponding Special Stability Testing report exhibiting, summarizing and evaluating all applicable data to the Customer (each, an "Special Stability Testing Report"), and Sepracor shall make payment within [**] of receipt of each Special Stability Testing Report.

        10.4    Product Warranty and Deficient Product.    With respect to deficiencies of Products supplied by Nycomed or its designee to Sepracor for Commercialization by Sepracor in the Territory, the Parties agree as follows:

        10.4.1    Warranty of Nycomed for Product.    Nycomed represents and warrants to Sepracor as follows:

  (i)
  Products, Clinical Samples and Promotional Samples to be delivered to Sepracor hereunder shall, at the time of dispatch by Nycomed pursuant to Section 10.3.5, have a remaining shelf life of at least [**] percent ([**]%) of the approved shelf life;

  (ii)
  Products, Clinical Samples and Promotional Samples shall, at the time of dispatch by Nycomed or its appointee pursuant to Section 10.3.5, be free from any Defects;

  (iii)
  Products, Clinical Samples and Promotional Samples shall, at the time of delivery by Nycomed pursuant to Section 10.3.5, not be adulterated or misbranded by Nycomed; and

  (iv)
  Products, Clinical Samples and Promotional Samples shall be manufactured by or for Nycomed in accordance with all applicable laws, rules and regulations, including without limitation the then current Good Manufacturing Practices as promulgated by the European Union and the FDA.

  (v)
  For the purposes of this Section 10.4, the term "Deficient Product" shall mean Products, Promotional Samples and Clinical Samples not conforming to the warranty assumed by Nycomed pursuant to Section 10.4.1 (i)-(iv), and the terms "Deficiency" or "Deficient" shall refer to any deficiency covered by Nycomed's warranty pursuant to Section 10.4.1 (i)-(iv).

        10.4.2    Inspection and Acceptance.    Sepracor agrees to inspect and confirm incoming shipments of Products and associated documents, including, but not limited to a compliance certificate and certificate of analysis (the "Product Documentation") as follows:

        10.4.2.1    Incoming Inspection.    Sepracor agrees to inspect Products and the Product Documentation supplied by Nycomed for [**] and, as far as reasonably possible, any other [**] within [**] following arrival at Sepracor's warehouse.

        10.4.2.2    Additional Quality Control Procedures.    Sepracor may perform additional quality control procedures as may be agreed between the Parties in the Quality Agreement attached hereto as Schedule 10.2.4 or otherwise in writing with respect to Products supplied by Nycomed in order to check if the Products supplied meet the Product Specifications.

        10.4.2.3    Notification of Deficiencies. (i)    Sepracor agrees to provide written notice to Nycomed of any Patent Deficiencies within [**] after arrival at Sepracor's warehouse. (ii) Sepracor shall provide written notice to Nycomed of any Latent Deficiencies, whether detected in the course of quality control procedures agreed pursuant to Section 10.4.2.2 or otherwise, within [**] of discovery by Sepracor, provided that, in relation to Latent Deficiencies, any notification of the relevant Latent Deficiency must be made by Sepracor within the shelf life of the allegedly Deficient Products plus [**].

        10.4.2.4    Disagreement on Deficiencies.    Any non-compliance of Products with the Product Specifications shall be confirmed or rejected by the quality control laboratory of Nycomed or its designee. If Sepracor does not agree to Nycomed's findings, the question of whether or not the allegedly Deficient Products fail to meet the Product Specifications or are otherwise Deficient shall be submitted to an independent laboratory reasonably agreed by both Parties, for determination. Such independent laboratory shall determine the conformity of the Products under evaluation with the Product Specifications in conformity with the Methods of Analysis forming part of the Product Specifications. The determination of such independent laboratory shall be binding upon the Parties, and the costs of the activities of such laboratory shall be paid by [**]. If so requested by Sepracor in writing, Nycomed shall use Commercially Reasonable Efforts to effect, as soon as reasonably possible, a replacement delivery of a similar quantity of the allegedly Deficient Products to Sepracor, free of charge (the "Preliminary Replacement Delivery"). In the event of a determination that the delivery under evaluation was not Deficient, Sepracor shall make payment to Nycomed of the [**] applicable to such Preliminary Replacement Delivery pursuant to Section 11.3, within [**] of such determination.

        10.4.2.5    Acceptance of Shipment.    Failure of Sepracor (i) to perform the incoming inspection pursuant to Section 10.4.2.1 and to notify Nycomed in the applicable time period specified in Section 10.4.2.3 above of any [**]; or (ii) to perform quality control procedures as may be agreed pursuant to Section 10.4.2.2 and to notify Nycomed within the agreed time periods in Section 10.4.2.3 above of any Latent Deficiency; or (iii) to notify Nycomed within the applicable time periods specified in Section 10.4.2.3 above of any Latent Deficiency after its discovery by Sepracor, [**].

        10.4.3    Remedies.    Subject to appropriate notification of Nycomed of Deficiencies of Products in accordance with Section 10.4.2.3 above and a confirmation of any disputed Deficiencies in accordance with Section 10.4.2.4 above, Nycomed shall, at the election of Sepracor (i) use Commercially Reasonable Efforts to promptly replace any such Deficient Products with non-Deficient Products or (ii) credit Sepracor the Supply Price paid by Sepracor for any such Deficient Products, in both cases referred to in (i) and (ii) only unless Nycomed has not made a Preliminary Replacement Delivery pursuant to Section 10.4.2.4; in the event that Nycomed has made a Preliminary Replacement Delivery, the Preliminary Replacement Delivery shall be subject to the terms of this Article 10. In addition, Nycomed shall reimburse additional reasonable out-of-pocket expenses incurred by Sepracor in the transportation, inspection and disposal of such Deficient Product. Nycomed shall only responsible for the Costs of Nationalization spent by Sepracor for Deficient Product to the extent that a related credit or reimbursement (including, without limitation, a credit against the Costs of Nationalization of replacement delivery) for Costs of Nationalization of Deficient Product is not available under the laws of the Territory.

        10.4.4    Exclusion of Further Remedies.    Subject always to Nycomed's obligations under Section 12.6.4 (Recall Expenses) and Section 14.1.1 (Indemnification by Nycomed) hereof and subject to Section 14.2 (General Limitation of Liability), any warranties or remedies in addition to those set forth above, whether expressed or implied, in particular claims for damages resulting from Deficient Products including, without limitation, any claims for loss of profit or any compensation for delayed replacement delivery of Products not conforming to Nycomed's warranty pursuant to Sections 10.4.1(i)—10.4.1(iv), are expressly excluded.

        10.4.5    Risk of Expiry of Product, Promotional Samples and Clinical Samples.    Subject to compliance by Nycomed with shelf life requirements of Products set out in Section 10.4.1, the risk of expiry of Product, Promotional Samples and Clinical Samples supplied to Sepracor shall be borne exclusively by Sepracor. For clarity, expired Product, Promotional Samples and Clinical Samples shall, for purposes of the first sentence of this Section 10.4.5, be evaluated at the Supply Price actually paid by Sepracor pursuant to Sections 11.1.1 to 11.1.3. The Parties shall cooperate with each other to obtain the necessary Regulatory Approvals in the Territory to extend the shelf life of the Products to the maximum extent reasonably possible.

        10.4.6    Change of Specifications.    Any changes of the Specifications of Compound or any Product shall be subject to the change control procedures and the applicable notification and consent requirements as set forth in the relevant Quality Agreement. Where applicable, until such Quality Agreement and such change control procedures are agreed, the Specifications of Compound or any relevant Product may be changed with the written consent of both Parties (not to be unreasonably withheld or delayed), or as required by Regulatory Authorities.

Article 11
Financial Terms of Commercialization

        11.1    Supply Price of Commercial Product, Promotional Samples, Clinical Samples and Compound.    The Supply Price of each presentation form and dosage of the Product, and the Supply Price for Promotional Samples and Clinical Samples, as may be applicable, and the Supply Price of Compound shall be calculated and reviewed each Contract Year in accordance with the principles set forth below (in each case, a "Supply Price").

        11.1.1    Manufacturing Costs.    The Supply Prices shall be based on [**] of each presentation form of Product, Promotional Samples and Clinical Samples, and of Compound.

        11.1.1.1    Base Manufacturing Costs.    Nycomed shall establish its Manufacturing Costs of each presentation form of Product, Promotional Samples, Clinical Samples and Compound anticipated for the subsequent Contract Year in the fourth (4th) calendar quarter preceding such Contract Year in accordance with the principles set forth in Schedule 1.4 (the "Base Manufacturing Costs"), and such Base Manufacturing Costs shall apply to the calculation of the Base Supply Prices of commercial Product, Promotional Samples, Clinical Samples and Compound for the entire relevant Contract Year unless the relevant Manufacturing Costs should change by more than [**] percent ([**]%), in which case Nycomed may in cases of increases, and shall in case of decreases, adjust its applicable Base Manufacturing Costs. Nycomed shall use Commercially Reasonable Efforts to minimize the Base Manufacturing Costs and the Manufacturing Costs.

        11.1.1.2    Actual Manufacturing Costs.    The actual Manufacturing Costs of Product, Promotional Samples, Clinical Samples and Compound shall be equal to the actual Manufacturing Cost of Nycomed in Euro of each Unit of Product in the preceding Contract Year as established by Nycomed in accordance with the principles set forth in Schedule 1.4 (the "Actual Manufacturing Costs").

        11.1.2    Supply Price of Commercial Product.

        11.1.2.1    Base Supply Price and Actual Supply Price of Commercial Product; Reconciliation.    For each Contract Year, the Parties shall establish a Base Supply Price of Commercial Product in Euro in accordance with Section 11.1.2.2. During such Contract Year, commercial Product shall be supplied at the Base Supply Price of Commercial Product. At the end of each Contract Year, the Actual Supply Price of Commercial Product shall be calculated and reconciled with the Base Supply Price of Commercial Product in accordance with Section 11.1.6.

        11.1.2.2    Base Supply Price of Commercial Product.    The base Supply Price for supplies of each Unit of commercial Product in any Contract Year shall correspond to the Base Manufacturing Costs of Nycomed of each Unit of commercial Product in Euro plus a base profit margin of [**] percent ([**]%) of such Base Manufacturing Costs (hereinafter referred to as the "Base Supply Price of Commercial Product").

        11.1.2.3    Actual Supply Price of Commercial Product.    For each Contract Year, the actual Supply Price of Commercial Product shall be equal to the Actual Manufacturing Cost of Nycomed in Euro of each Unit of Product in the preceding Contract Year plus a base profit margin of [**] percent ([**]%) of such Actual Manufacturing Costs (hereinafter referred to as the "Actual Supply Price of Commercial Product").

        11.1.3    Supply Price of Promotional Samples.

        11.1.3.1    Base Supply Price and Actual Supply Price of Promotional Samples; Reconciliation.    For each Contract Year, the Parties shall establish a Base Supply Price of Promotional Samples in Euro in accordance with Section 11.1.3.2. During such Contract Year, Promotional Samples shall be supplied at the Base Supply Price of Promotional Samples. At the end of each Contract Year, the Actual Supply Price of Promotional Samples shall be calculated and reconciled with the Base Supply Price of Promotional Samples in accordance with Section 11.1.6.

        11.1.3.2    Base Supply Price of Promotional Samples.    The base Supply Price for supplies of each Unit of Promotional Samples in any Contract Year shall correspond to the Base Manufacturing Costs of Nycomed of each Unit of Promotional Samples in Euro always provided, however, that Nycomed shall be entitled to charge an additional handling fee of [**] percent ([**]%) of such Base Manufacturing Costs for each relevant Product in relation to orders of Promotional Samples (i) that are scheduled to be delivered or (ii) that would have been ordered and delivered in the orderly course of business, after the first anniversary date of the launch of the relevant Product (hereinafter referred to as the "Base Supply Price of Promotional Samples").

        11.1.3.3    Actual Supply Price of Promotional Samples.    For each Contract Year, the actual Supply Price of Promotional Samples shall be equal to the Actual Manufacturing Costs of Nycomed in Euro of each Unit of Promotional Samples in the preceding Contract Year always provided, however, that Nycomed shall be entitled to charge an additional handling fee of [**] percent ([**]%) of such Actual Manufacturing Cost for each relevant Product in relation to orders of Promotional Samples (i) that are scheduled to be delivered or (ii) that would have been ordered and delivered in the orderly course of business, after the first anniversary date of the launch of the relevant Product (hereinafter referred to as the "Actual Supply Price of Promotional Samples").

        11.1.4    Supply Price of Clinical Samples.

        11.1.4.1    Base Supply Price and Actual Supply Price of Clinical Samples; Reconciliation.    For each Contract Year, the Parties shall establish a Base Supply Price of Clinical Samples in Euro in accordance with Section 11.1.4.2. During such Contract Year, Clinical Samples shall be supplied at the Base Supply Price of Clinical Samples. At the end of each Contract Year, the Actual Supply Price of Clinical Samples shall be calculated and reconciled with the Base Supply Price of Clinical Samples in accordance with Section 11.1.6.

        11.1.4.2    Base Supply Price of Clinical Samples.    The Base Supply Price for supplies of each Unit of Clinical Samples in any Contract Year shall correspond to the Base Manufacturing Costs of Nycomed of each Unit of Clinical Samples in Euro (hereinafter referred to as the "Base Supply Price of Clinical Samples").

        11.1.4.3    Actual Supply Price of Clinical Samples.    For each Contract Year, the actual Supply Price of Clinical Samples shall be equal to the Actual Manufacturing Costs of Nycomed in Euro of each Unit of Clinical Samples in the preceding Contract Year in Euro (hereinafter referred to as the "Actual Supply Price of Clinical Samples").

        11.1.5    Supply Price of Compound.

        11.1.5.1    Base Supply Price and Actual Supply Price of Compound; Reconciliation.    For each applicable Contract Year, if and when relevant, the Parties shall, establish a Base Supply Price of Compound in Euro in accordance with Section 11.1.5.2. During such Contract Year, Compound shall be supplied at the Base Supply Price of Compound. At the end of each Contract Year, the Actual Supply Price of Compound shall be calculated and reconciled with the Base Supply Price of Compound in accordance with Section 11.1.6.

        11.1.5.2    Base Supply Price of Compound.    The Base Supply Price for supplies of Compound in any Contract Year shall correspond to the Base Manufacturing Costs of Nycomed of Compound in Euro per kilogram plus a base profit margin of [**] percent ([**]%) of such Base Manufacturing Costs (hereinafter referred to as the "Base Supply Price of Compound").

        11.1.5.3    Actual Supply Price of Compound.    For each Contract Year, the actual Supply Price of Compound shall be equal to the Actual Manufacturing Cost of Nycomed in Euro per kilogram in the preceding Contract Year plus a base profit margin of [**] percent ([**]%) of such Actual Manufacturing Costs (hereinafter referred to as the "Actual Supply Price of Compound").

        11.1.6    Contract Yearly Reconciliation.    Within [**] following the end of each Contract Year, Nycomed shall separately calculate for each presentation form and dosage of Product, Promotional Samples, Clinical Samples on a per Unit basis, and for Compound on a per kilogram basis, as may be applicable, the product of (i) the applicable Actual Supply Price less the applicable Base Supply Price, and (ii) the relevant quantity sold for the immediately preceding Contract Year, expressed, in case commercial Product, Promotional Samples and Clinical Samples, in Units of each presentation form and dosage, and, in case of Compound, in kilogram. If the result of any such calculation pursuant to this Section 11.1.6 is positive, Sepracor shall pay the resulting amount to Nycomed. If the result of the calculation of this Section 11.1.6 is negative, Nycomed shall pay the resulting amount to Sepracor.

        11.1.7    Third Party Royalties.    Sepracor shall not be entitled to credit against any Supply Price claims of Nycomed Nycomed's share of Third Party royalties pursuant to Section 7.4 to the extent such Third Party royalties are not paid directly by Nycomed.

        11.1.8    Payment Terms, Payment of Base Supply Price of Commercial Product, Promotional Samples, Clinical Samples and Compound, and Reconciliation Amounts.    All invoices payable in connection with the supply of commercial Product, Promotional Samples, Clinical Samples, Compound or reconciliation amounts hereunder shall be payable in Euro, or such other currency as may be agreed by the Parties, within [**] from the date of invoice, which shall correspond to the date of dispatch. If paid in a currency other than Euro as may be agreed by the Parties, then the conversion shall be based on an unweighted average of the daily exchange rates for the applicable Contract Year, all in a manner consistent with a Party's normal practices used to prepare its audited financial statements for internal and external reporting purposes.

        11.1.9    Costs of Nationalization.    Sepracor's rights regarding Costs of Nationalization related to Deficient Product, Sepracor, its Affiliates or permitted sublicensees shall bear the Costs of Nationalization of Product, Promotional Samples and Clinical Samples. The Parties agree to use Commercially Reasonable Efforts to minimize the Costs of Nationalization of Product, Promotional Samples and Clinical Samples.

        11.1.10    Retention of Title; Security Interest; Counterclaims.    Title to any Delivery of Products shall remain with Nycomed until Sepracor has paid the pertaining Supply Price in full, and Sepracor shall, upon Nycomed's request, create an appropriate security interest, provided, however, that Sepracor shall be entitled to resell Products in the ordinary course of business. Sepracor shall not be entitled to set off any payments due to Nycomed against any counterclaims of Sepracor against Nycomed or exercise a relating right of retention.

        11.2    Quarterly Royalty Payment.

        11.2.1    Quarterly Royalty Payment and Payment Thereof.    Within [**] following the end of each Contract Quarter and based on Sepracor's Quarterly Payment Reports pursuant to Section 15.1.4, Sepracor shall pay to Nycomed an amount equal to

  (i)
  [**] percent ([**]%) of Net Sales up to $[**] ($[**]) during any Contract Year;

  (ii)
  [**] percent ([**]%) of Net Sales over $[**] ($[**]) to $[**] ($[**]) during any Contract Year; and

  (iii)
  [**] percent ([**]%) of Net Sales over $[**] ($[**]) during any Contract Year,

plus an additional amount equal to:

[**] percent ([**]%)

[**].

        11.2.3    Third Party Royalties.    Section 11.1.7 notwithstanding, Sepracor shall be entitled to credit against such Royalty Payments Nycomed's share of Third Party royalties pursuant to Section 7.4 to the extent that such Third Party royalties are not paid directly by Nycomed and have accrued, are due and payable in the relevant Contract Quarter.

        11.3    Payment Provisions.

        11.3.1    Currency.    Unless otherwise expressly provided to the contrary in this Agreement, all payments under this Agreement shall be made in United States dollars. If and to the extent that there is a sharing and reconciliation of Development Costs incurred by a Party in currencies other than US dollars, any such costs incurred in a currency other than US dollars will be converted to US dollars, based on an unweighted average of the daily exchange rates for the applicable period, all in a manner consistent with a Party's normal practices used to prepare its audited financial statements for internal and external reporting purposes.

        11.3.2    Payment.    All sums due to either Party shall be payable within the time periods specified in this Agreement, and absent any such specification, within [**] from the date of receipt of invoice, by bank wire transfer in immediately available funds to such bank account as each of Nycomed and Sepracor shall designate. Nycomed shall notify Sepracor by facsimile transmission (at such number as may be indicated by Sepracor) as to the date and amount of any such wire transfer by Nycomed one Business Day prior to such transfer. Sepracor shall notify Nycomed by facsimile transmission (at such number as may be indicated by Nycomed) as to the date and amount of any such wire transfer by Sepracor one Business Day prior to such transfer. Each Party shall bear bank charges arising on its side associated with any such transfer.

        11.3.3    Late Payments.    In the event that either Party should fail to make timely payment of any amount due and payable pursuant to this Agreement, interest shall accrue at a rate of interest of [**] percent ([**]%) above the average rate(s) of the London Inter-Bank Offering Rate ("LIBOR") for U.S. dollars, as quoted on the British Banker's Association's website currently located at www.bba.org.uk (or such other source as may be mutually agreed by the Parties) from time to time, effective for the applicable days of the period of default provided, that if such failure to pay continues for more than [**], the applicable rate(s) of interest shall be the applicable monthly average rate(s) of LIBOR plus [**] percent ([**]%) for the entire period of default. The applicable LIBOR period shall be the period closest to the period for which interest is calculated.

        11.3.4    Settlement of Budgeted Expenses Only.    If and to the extent that there is a sharing and reconciliation of Development Costs, a Party may submit any such costs for reconciliation and cost sharing only to the extent made or incurred in conjunction with an approved budget line item in a Development Plan as approved and revised from time to time by the SC in accordance with Article 4.

        11.4    Taxes and Taxation.

        11.4.1    Withholding Tax.    Except as expressly set forth in this Agreement, each Party shall be solely responsible for all taxes payable with respect to any payments or other compensation received by it under this Agreement. In the event that, in the absence of double taxation treaties or similar arrangements, or under existing Double Taxation Treaties, withholding tax should be levied on any payments to be made by a Party to the other Party under this Agreement, the owing Party (the "Debtor") shall be entitled to deduct such withholding tax from payments to be made to the Party entitled to any such payment (the "Creditor") hereunder and pay such withholding tax to the competent tax authorities of the relevant country following prior information of and coordination with the Creditor. In such case, the Debtor shall procure proper tax receipts, and shall forward these tax receipts to the Creditor in order to enable the Creditor to obtain any available withholding tax credit. Should any tax exemption for withholding tax purposes then be available under the laws of the relevant country, a double taxation treaty or any similar arrangement in force at that time, the Debtor shall use Commercially Reasonable Efforts to enable the Creditor to obtain such exemption.

        11.4.2    U.S. Withholding Tax Certificates and Other Forms.

  (i)
  Sepracor shall, to the extent required by applicable law, withhold from each payment due to Nycomed hereunder U.S. withholding taxes at the appropriate rate and any amount so withheld shall be treated as paid to Nycomed for all other purposes of this Agreement.

  (ii)
  Nycomed shall furnish Sepracor on the date of execution of this Agreement and on each date on which Sepracor requests, a properly completed and currently effective IRS Form W-8BEN (or applicable successor form). Nycomed represents and warrants that such form shall be true and correct in all respects, that it will be the beneficial owner of each payment to be received by it hereunder and that each such payment will not be effectively connected with the conduct of a trade or business by it within the United States. Sepracor shall inform Nycomed reasonably in advance whenever Nycomed may be required to issue a new IRS Form W-8BEN (or applicable successor form).

  (iii)
  Nycomed shall indemnify and hold harmless Sepracor on an after-tax basis for (x) any claim for U.S. withholding taxes which Sepracor improperly fails to withhold on payments to Nycomed if such failure to withhold is a direct result of the failure by Nycomed to provide an IRS form as required by this Section 11.4.2 or any false, inaccurate or untrue statement in any such form provided by Nycomed pursuant to this Section 11.4.2 and (y) any and all liabilities, losses, costs and expenses incurred by Sepracor with respect to any U.S. withholding taxes described in clause (x).

  (iv)
  The respective rights, obligations, liabilities and agreements of Nycomed and Sepracor in this Section 11.4.2 shall survive the termination of this Agreement and shall remain in full force and effect until all such obligations have been fully performed and all such liabilities have been paid in full.

        11.4.3    Value Added Tax, Sales and Excise Taxes for Supply of Goods.    All prices quoted in this Agreement for the supply of goods are to be considered net of, and not inclusive of, value added taxes, sales taxes, excise taxes and similar taxes.

        11.4.4    Value Added Tax for Services Rendered.    To the extent that this Agreement covers the rendering of services and such services and the pertaining compensation are subject to value added tax under the tax laws where such services are rendered, the Party rendering such services shall be entitled to invoice value added tax on such services to the other Party, unless such other Party demonstrates that, in relation to the services in question, it is subject to value added tax under the tax laws of the state of such other Party's domicile or place of business.

        11.4.5    Additional Tax Matters.    Each Party shall be entitled to all tax benefits, including tax credits and/or tax deductions attributable to amounts that such Party may have funded regarding Technical Development, Clinical Development and Phase IV Development hereunder. Each Party shall file its federal, state, and local tax returns on a basis consistent with this Agreement. In the event that a Party, in its reasonable judgment, determines that it must obtain information and verification regarding the use or application of such expenditures in order to prepare its tax returns or to respond to any inquiry during a tax audit or any other inquiry relating to such treatment of its tax return, or to defend its tax position in any proceeding including litigation, then, to the extent that there is a cost sharing pursuant to this Agreement, the other Party shall reasonably cooperate with the requesting Party and furnish it with such information as it may reasonably require at the requesting Party's request and expense.

        11.4.6    Minimization of Exposure to Value Added Tax.    Each Party shall use Commercially Reasonable Efforts in assisting the other Party in minimizing any applicable value added tax.

Article 12
Compliance with Law, Insurance and Product Recall

        12.1    Compliance with law.    In performing this Agreement, Sepracor undertakes to, and to cause its permitted designees and permitted sublicensees and subcontractors to, comply, with all applicable Legal Requirements. In performing this Agreement, Nycomed undertakes to, and to cause its permitted designees and permitted sublicensees and subcontractors to, comply, with Legal Requirements and such other legal requirements as may be applicable in the ROW to Nycomed's activities pursuant to this Agreement or by operation of law. To the extent that this Agreement requires Nycomed's approval regarding any activity of Sepracor pertaining to the Territory (e. g., Sections 9.2.3 and 9.3.1 in the context of packaging and Promotional Materials), any such approval shall not relieve Sepracor of its duty of compliance with Legal Requirements, and regardless of any such approval of Nycomed, Sepracor shall refrain from any of such activities if there are reasonable doubts as to the compliance of such activities with the Legal Requirements applicable in the Territory, until the matter has been finally clarified by competent counsel or advice by the competent Regulatory Authority. To the extent that this Agreement requires Sepracor's approval regarding any activity of Nycomed pertaining to a country of the ROW, any such approval shall not relieve Nycomed of its duty of compliance with legal requirements in the applicable country of the ROW, and regardless of any such approval of Sepracor, Nycomed shall refrain from any of such activities if there are reasonable doubts as to the compliance of such activities with the legal requirements applicable in the relevant country of the ROW, until the matter has been finally clarified by competent counsel or advice by the competent Regulatory Authority in such country of the ROW.

        12.2    Duties to Inform.    The Parties shall, among other things, cooperate to keep each Party informed, commencing within [**] of notification of any action by, or notification or other information which it receives (directly or indirectly) from a Regulatory Authority, whether in the Territory or in the ROW, (i) which raises any material concerns regarding the safety or efficacy of any Product or Compound, (ii) which indicates or suggests a potential material liability for either Party to Third Parties arising in connection with any Product or Compound, or (iii) which is reasonably likely to lead to a recall or market withdrawal of any Product or Compound. Subject always to Sections 12.1, 12.3 and 12.4, neither Party shall be obliged to disclose such information in breach of any contractual restriction which it could not reasonably have avoided.

        12.3    Notification.    Each Party shall without delay notify the other Party of any of the following, including any corrective actions initiated by such Party and copies of all relevant documentation relating thereto, to the extent Controlled by such Party:

  (i)
  Governmental or regulatory inspections of manufacturing, distribution or other related facilities used for any Product or Compound;

  (ii)
  Inquiries by Regulatory Authorities concerning clinical investigation activities (including inquiries of investigators, clinical monitoring organizations and other related parties) relating to Product;

  (iii)
  Any communication from Regulatory Authorities pertaining to the manufacture, sale, promotion or distribution of Product or Compound in the Territory and, as regards Nycomed, any communication from Regulatory Authorities in the ROW received by Nycomed pertaining to material issues regarding the quality and safety of Product or Compound;

  (iv)
  Any other Regulatory Authority reviews or inquiries relating to Product or Compound in the Territory or investigations of any Product;

  (v)
  Receipt of a warning letter of any Regulatory Authority relating to Product or Compound; or

  (vi)
  An initiation by any Regulatory Authority of any investigation, detention, recall, seizure or injunction concerning any Product or Compound.

        12.4    Pharmacovigilance.    The Parties undertake to co-operate in the collection, review, assessment, tracking and filing of information related to Adverse Events and Adverse Drug Reactions associated with the Product and, in the case of Nycomed, other products incorporating the Compound for use in fields other than the Field, in accordance with US 21 CFR 312.32, 314.80 and the Pharmacovigilance Standard Operating Procedure (SOP) ("Ciclesonide Pre- and Post Marketing Surveillance Standard Operating Procedures (SOP)") and a Pharmacovigilance Exchange Agreement (PVEA) the definitive terms of which will be agreed by the parties within ninety (90) days of the Effective Date (and in any event, prior to the sale of any Product) and will be attached as Schedule 12.4 to this Agreement. Without limitation, the Parties agree to promptly communicate to each other all information that comes to their attention pertaining to Adverse Events and Adverse Drug Reactions or side effects developing in persons who have been administered the Product. Information regarding serious (as defined in Schedule 12.4) Adverse Events and serious Adverse Drug Reactions (whether expected or unexpected) of which a Party becomes aware shall be transmitted to the impacted Party without undue delay within the time periods specified in Schedule 12.4. Nycomed shall be responsible for maintaining a global safety database for the Product consistent with industry practices, to which Sepracor shall have access at all times during the Term, except during such limited times that the database is offline for routine maintenance. Sepracor shall be responsible for AE and ADR processing, expedited, and periodic reporting of AEs and ADRs to the Regulatory Authorities in accordance with all applicable AE regulatory reporting requirements in the Territory, and Nycomed shall be responsible for such activities in the ROW, both at their cost and expense. Nycomed shall provide summary reports of adverse events at regular intervals consistent with the intervals required under international reporting requirements for period reporting (U.S. Periodic Reporting requirements and Periodic Safety Reporting requirements in the EU), and at other times, upon reasonable written request by Sepracor, such summary reports to be set up in accordance with Periodic Safety Reporting requirements in the EU.

        12.5    Discontinuance of Commercialization.    Subject to Section 12.7, Nycomed and Sepracor, at any time, shall be entitled to cease, permanently or temporarily, Commercialization of Product in the Territory if continued sale of such Product in such country shall be in violation of any applicable laws or, with reasonable prior consultation with the other Party, if Nycomed and/or Sepracor, in good faith, believe(s) that it (they) has(ve) an ethically valid, compelling reason based on medical or scientific concerns relating to the safety of such Product. Nycomed and Sepracor shall have no liability whatsoever to each other if a Regulatory Authority does not grant, or does not maintain or revokes, Regulatory Approval for any Product based on medical or safety concerns, or if Nycomed and/or Sepracor, in good faith, cease(s) the sale of any Product as provided pursuant to this Section 12.5.

        12.6    Product Recall in the Territory.

        12.6.1    Recall Ordered by Regulatory Authority.    In the event of a recall of Product in the Territory required by the Regulatory Authority, any such recall shall be administered by Sepracor with Nycomed's reasonable assistance, in a manner which is appropriate and reasonable under the circumstances and in conformity with any requests or orders of such Regulatory Authority as well as accepted trade practices.

        12.6.2    Recall of Product for Failure to Meet Product Specifications.    In the event that any batch of Product or part thereof should fail to meet the Product Specifications, then the Responsible Regulatory Party that is holding the regulatory Approval for the relevant Product in the Territory, in its sole responsibility and discretion, shall be entitled to make all decisions with respect to any recall, market withdrawals or other corrective action related to such Product in the Territory, with reasonable prior consultation with the other Party. Prior to making any such recall decision, such Responsible Regulatory Party shall notify the other Party in writing. If any such recall, market withdrawal or other corrective action could be reasonably foreseen to damage or adversely affect the Product, whether inside or outside the Territory, then the other Party shall have the right to review, comment upon and, with the Responsible Regulatory Party's consent (not to be unreasonably withheld or delayed), participate in any such statements to the extent feasible and appropriate under the circumstances; provided, however, that the Responsible Regulatory Party shall have the final responsibility and sole discretion to implement and execute any such recall, market withdrawal or other corrective action. For clarity, to the extent that Sepracor should be acting as Nycomed's Regulatory Agent, Nycomed (and not Sepracor as its Regulatory Agent) shall be entitled to make the final decision pursuant to this Section 12.6.2.

        12.6.3    Recall of Product in Other Circumstances.    If Nycomed or Sepracor intends to recall Product for reasons other than a recall ordered by a Regulatory Authority or failure of any Product to comply with the Product Specifications or due to any health or safety problem, the issue shall be discussed and handled through the SC in accordance with Article 4.

        12.6.4    Costs Associated with Product Recall.    Sepracor's rights and obligations regarding Compound or Product pursuant to this Agreement and relevant Supply Agreements notwithstanding, the Recall Expenses associated with any such recall shall be borne by [**] as a result of Nycomed's or its subcontractor's or Sepracor's breach of their respective obligations or representations or warranties under this Agreement (including an applicable Supply Agreement) and related Quality Agreement. If neither Party is in breach, Nycomed shall bear [**] percent ([**]%) of Sepracor's Recall Expenses.

        12.6.5    Batch Tracing.    Sepracor undertakes to use reasonable efforts to establish, and to cause its permitted designees to use reasonable efforts to establish, within the Territory a batch tracing and recall system that will enable Sepracor or its permitted designees, to the extent reasonably possible, to identify, as quickly as reasonably possible, customers who have been supplied by Sepracor and its permitted designees with Products of any particular batch, and to recall such Products from such customers.

        12.7    Continuing Purchase Obligations of Sepracor in the Event of a Product Withdrawal or a Product Recall; Reimbursement of Costs.

        12.7.1    Withdrawal Notice.    The Parties shall immediately notify each other of any discontinuance of sales pursuant to Section 12.5 or any Product recall pursuant to Section 12.6 hereof (the "Withdrawal Notice").

        12.7.2    Cessation of Sepracor's Obligations.    In the event of a withdrawal or recall pursuant to Section 12.5 or Section 12.6 that is attributable predominantly to the fault of Nycomed or its permitted designees, Sepracor shall be entitled to cancel any orders for Product, Promotional Samples or Clinical Samples previously placed by Sepracor and any of its permitted designees and Sepracor shall be released from any obligation to order any specified quantity of Product in any month.

        12.7.3    Continuation of Sepracor's Obligations.

        12.7.3.1    Cancellation of Orders.    In the event of a withdrawal or recall pursuant to Section 12.5 or Section 12.6, Sepracor may cancel any orders for shipments of Product, Promotional Samples and Clinical Samples that have not yet been shipped by Nycomed to Sepracor at the time when any such Withdrawal Notice is being issued and, pending resolution of the issue of a continuation of supplies and Commercialization, Sepracor shall be released from any obligation to order any specified quantity of Product in any month.

        If the event of a withdrawal or recall pursuant to Section 12.5 or 12.6 that is predominantly attributable to the fault of Sepracor or its permitted appointees, the Withdrawal Notice shall not affect shipments of Product, Promotional Samples and Clinical Samples that have already been shipped by Nycomed to Sepracor, and all of the provisions of this Agreement shall continue to apply to such shipments notwithstanding the service of any such Withdrawal Notice. Otherwise, in the event of a withdrawal or recall pursuant to Section 12.5 or 12.6 that is not attributable to the fault of Sepracor or its permitted appointees and that implies Deficiencies of Product, Sepracor may exercise its rights pursuant to Section 10.4.

        12.7.3.2    Completion of Processing and Packaging.    Unless instructed by Sepracor to the contrary, Nycomed shall complete or cause the completion of the processing and packaging of any Units of Product, Promotional Samples and Clinical Samples that are in the process of being packaged or processed by Nycomed on the date upon which any Withdrawal Notice is issued, and such Product, Promotional Samples and Clinical Samples shall be shipped, invoiced and warrantied in accordance with the terms of this Agreement.

        12.7.3.3    Reimbursement of Cost.    Where Sepracor has instructed Nycomed to cease the processing and packaging of Product, Promotional Samples or Clinical Samples pursuant to Section 12.7, Sepracor shall not reimburse Nycomed for any costs that Nycomed may have incurred (or to which Nycomed may be committed) in connection with materials used in the packaging or processing of Product, Promotional Samples or Clinical Samples by Nycomed before any Withdrawal Notice has been issued unless Nycomed can establish that the withdrawal or recall is not attributable predominantly to the fault of Nycomed or its permitted appointees, under which circumstances Sepracor will pay [**] percent ([**]%) of such costs.

        12.8    Withdrawal or Recall of Compound, Products and Products other than Products Incorporating Compound in ROW.    Nycomed's obligations pursuant to Section 12.3, 12.3 and 12.4 and under laws and regulations applicable in the ROW notwithstanding, nothing in this Agreement shall restrict Nycomed its Affiliates, licensees and distributors in deciding upon a withdrawal or recall of Compound, Products or products other than Product incorporating Compound (whether alone or in combination with other active ingredients) in the ROW.

        12.9    Survival of Obligations.    The provisions of this Article 12 shall survive any expiry or termination of this Agreement.

Article 13
Representations and Warranties

        13.1    Representations and Warranties of Nycomed.    Further to its representations and warranties pursuant to Section 8.2.3 (Representations of Nycomed Regarding Additional Trademarks) and Section 8.8.1 (Representations of Nycomed Regarding Original Trademarks) and its warranties for Compound or Product, to the extent supplied by Nycomed, Nycomed represents and warrants to Sepracor that, in each of the cases referred to in Sections 13.1.1 to 13.1.5 below, as of the Effective Date:

        13.1.1    Intellectual Property.    Section 13.4 notwithstanding,

  (i)
  Nycomed has the full right and authority to grant the rights and licenses, including sublicenses, provided herein;

  (ii)
  Nycomed Controls the Nycomed Patents listed in Schedule 1.6 (subject to the patent listed in 2.8 which shall be assigned by Sanofi-Aventis to Nycomed after the Effective Date) as of the Effective Date;

  (iii)
  Nycomed has not previously granted any right, license or interest in or to the Nycomed Technology, or any portion thereof, or the Trademarks, or any confusing similar trademarks, that is in conflict with the rights or licenses granted to Sepracor under this Agreement;

  (iv)
  To the best of Nycomed's knowledge, there are no actual or threatened, pending or alleged actions, suits, claims, reexaminations, interference proceedings or governmental investigations that have been initiated or threatened by a Third Party in the Territory involving the Original

    Products, the Compound, the Nycomed Core Patents listed in Schedule 1.6 or the Trademarks by or against Nycomed;

  (v)
  To the best of Nycomed's knowledge, there is no actual, pending, alleged or threatened product liability action or intellectual property right litigation in relation to the Original Products in the Territory;

  (vi)
  To the best of Nycomed's knowledge, to the extent that Nycomed manufactures and packages the Original Products, Nycomed owns or possesses adequate licenses to manufacture and package the Products for sale in the Territory; and

  (vii)
  To the best of Nycomed's knowledge, Nycomed has no actual knowledge of any U.S. patent or trademark which would be infringed by the manufacture, marketing, distribution, development, use, promotion, offer for sale, or sale of the Original Products in the Territory.

        For purposes of Sections 8.8.1, 13.1.1 and 13.1.5, the phrase "To the best of Nycomed's knowledge" means the actual knowledge of the attorneys in Nycomed's legal department and the members of Nycomed's corporate senior management team as of the Effective Date, after due investigation.

        13.1.2    Power to Enter into Agreement.    Nycomed has taken all necessary actions on its part to authorize the execution, delivery and performance of the obligations undertaken in this Agreement. This Agreement has been duly executed and delivered by and on behalf of Nycomed and constitutes legal, valid and binding obligations enforceable against Nycomed in accordance with its terms.

        13.1.3    Corporate Standing.    Nycomed is a limited liability company, duly organized, validly existing and in good standing under the laws of the Federal Republic of Germany, with the power and authority to sign, deliver and perform all of its obligations under this Agreement.

        13.1.4    Violation of Laws or Contractual Obligations.    The execution, delivery and performance of this Agreement: (i) do not, in any material respect, conflict with or violate any applicable statute, law, rule or regulation; (ii) do not conflict with or violate any organizational, charter or internal governance document of Nycomed; and (iii) do not conflict with or constitute a default under any contract, agreement or obligation of Nycomed.

        13.1.5    Additional Information.    To the best of Nycomed's knowledge, Nycomed has disclosed to Sepracor all material information known to Nycomed relating to the safety of the Original Products. Based on Nycomed's good faith assessment, Nycomed has provided to Sepracor all material information known to it relating to the Original Products.

        13.2    Representations and Warranties of Sepracor.    Further to its representations and warranties pursuant to Section 8.2.4 (Representations of Sepracor Regarding Additional Trademarks), Sepracor represents and warrants to Nycomed that, in all cases referred to in Sections 13.2.1 to 13.2.5 below as of the Effective Date:

        13.2.1    Intellectual Property.    Other than as disclosed in Sepracor's filings with the U.S. Securities and Exchange Commission: (i) To the best of Sepracor's knowledge, no claims or proceedings have been brought or threatened by a Third Party against Sepracor challenging ownership of any of the Sepracor Patents in the Territory; and (ii) To the best of Sepracor's knowledge, no claims or proceedings have been brought or threatened by a Third Party against Sepracor alleging the invalidity, misuse, unregisterability, unenforceability in whole or in part of any of the Sepracor Patents in the Territory.

        13.2.2    Power to Enter into Agreement.    Sepracor has taken all necessary actions on its part to authorize the execution, delivery and performance of the obligations undertaken in this Agreement. This Agreement has been duly executed and delivered by and on behalf of Sepracor and constitutes legal, valid and binding obligations enforceable against Sepracor in accordance with its terms.

        13.2.3    Corporate Standing.    Sepracor is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, United States of America, with the power and authority to sign, deliver and perform all of its obligations under this Agreement.

        13.2.4    Violation of Laws or Contractual Obligations.    The execution, delivery and performance of this Agreement: (i) do not, in any material respect, conflict with or violate any applicable statute, law, rule or regulation; (ii) do not conflict with or violate any organizational, charter or internal governance document of Sepracor; and (iii) do not conflict with or constitute a default under any contract, agreement or obligation of Sepracor.

        13.2.5    Litigation.    To the best of Sepracor's knowledge, (i) there is no actual, pending, alleged or threatened product liability action, and (ii) there is no actual, pending, alleged or threatened infringement in the Territory by a Third Party of any of the Sepracor Technology related to RR-Formoterol in the Territory other than as disclosed in Sepracor's filings with the U.S. Securities and Exchange Commission.

        13.2.6    Sepracor's Knowledge.    For purposes of this Section 13.2, the phrase "To the best of Sepracor's knowledge" means the actual knowledge of the attorneys in Sepracor's legal department and the members of Sepracor's corporate senior management team.

        13.3    Mutual Warranties and Representations of the Parties.    Each Nycomed and Sepracor further represent and warrant to each other that with respect to all Regulatory Approvals for the Compound, Promotional Samples and Product in the Field in the Territory (i) to the best of its knowledge, the data and information in its submissions to the Regulatory Authorities regarding the Compound and Product are and shall be free from fraud; (ii) to the best of its knowledge, Regulatory Approvals for the Compound, Promotional Samples and Product have not been and will not be prosecuted by it either through bribery or the payment of illegal gratuities; and (iii) to the best of its knowledge, Regulatory Approvals for the Compound, Promotional Samples and Product were obtained and shall be obtained without illegal behavior of any kind by it or its Affiliates.

        13.4    DISCLAIMER OF WARRANTIES BY NYCOMED.    EXCEPT FOR THE WARRANTIES SET FORTH IN SECTIONS 8.2.3, 8.8.1, 10.4.1, 13.1 AND 13.3 HEREOF AND ANY WARRANTIES GIVEN BY NYCOMED PURSUANT TO A SUPPLY AGREEMENT, NYCOMED HEREBY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE NYCOMED TECHNOLOGY, THE [**], THE COMPOUND, THE ORIGINAL PRODUCT AND ANY ADDITIONAL PRODUCT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN PARTICULAR BUT WITHOUT LIMITATION, NYCOMED ASSUMES NO WARRANTIES AND MAKES NO REPRESENTATIONS WHATSOEVER IN RELATION TO THE VALIDITY AND ENFORCEABILITY OF THE [**].

Article 14
Indemnification and Liability

        14.1    Indemnification

        14.1.1    Indemnification by Nycomed.    Nycomed hereby agrees to defend Sepracor and its Affiliates and their respective directors, officers, employees, agents, successors and assigns (collectively, the "Sepracor Indemnified Persons") against any and all legal claims, suits, demands or actions of a Third Party (collectively, the "Claims") for, and to indemnify and hold the Sepracor Indemnified Persons harmless from and against any and all losses, damages, costs, penalties, liabilities (including strict liabilities), judgments, amounts paid in settlement, fines and expenses (including court costs and reasonable fees of attorneys and other professionals) arising out of any Claims (individually and collectively, the "Losses"), for bodily injury, personal injury, death and property damage caused by:

        14.1.1.1  In the event and to the extent that Nycomed or its permitted appointee supplies Compound and/or a specific Product, Defects inherent in Compound, Product, Clinical Samples or Promotional Samples at the time of dispatch by Nycomed or Nycomed's permitted appointee;

        14.1.1.2  the negligence or willful misconduct or wrongdoing of Nycomed or any Person for whose actions or omissions Nycomed is legally liable.

        14.1.1.3  a breach by Nycomed of its representations, warranties and/or covenants hereunder; or

        14.1.1.4  the development and commercialization of Product by Nycomed and its designees (except Sepracor and its designees) in the ROW;

        14.1.1.5    provided, however, Nycomed shall have no liability or obligations pursuant to this Section 14.1.1 to the extent that such Claims or Losses were caused by: (i) the negligence or willful misconduct or wrongdoing of Sepracor or any Person for whose actions or omissions Sepracor is legally liable or (ii) any breach by Sepracor of its representations, warranties and/or covenants hereunder.

        14.1.2    Indemnification by Sepracor.    Sepracor hereby agrees to defend Nycomed and its Affiliates and their respective directors, officers, employees, agents, successors and assigns (collectively, the "Nycomed Indemnified Persons") against any and all Claims for, and to indemnify and hold the Nycomed Indemnified Persons, harmless from and against any and all Losses arising out of any and all Claims for bodily injury, personal injury, death and property damage caused by:

        14.1.2.1  the Development and Commercialization of Product by Sepracor and its designees in the Territory;

        14.1.2.2  the negligence or willful misconduct or wrongdoing of Sepracor or any Person for whose actions or omissions Sepracor is legally liable; or

        14.1.2.3  a breach by Sepracor of its representations, warranties and/or covenants hereunder;

        14.1.2.4  provided, however, Sepracor shall have no liability or obligations pursuant to this Section 14.1.2 to the extent that such Claims or Losses were caused by (i) the negligence or willful misconduct or wrongdoing of Nycomed or any Person for whose actions or omissions Nycomed is legally liable or (ii) any breach by Nycomed of its representations, warranties and/or covenants hereunder.

        14.1.3    Indemnification Procedure.    Any Party seeking to be indemnified hereunder (the "Indemnified Party") shall provide prompt written notice to the other Party (the "Indemnifying Party") no later than thirty (30) days after becoming aware of any actual Claim in respect of which indemnification may be sought; provided, however, that the failure by the Indemnified Party to provide such prompt notice to the Indemnifying Party shall only be a bar to recovering Losses to the extent that the Indemnifying Party can demonstrate that it was actually prejudiced and directly damaged by such failure. In the event of any such actual or threatened Loss or Claim therefor, each Party shall provide the other information and assistance as the other shall reasonably request for purposes of defense, and each Party shall receive from the other all necessary and reasonable cooperation in such defense, including, but not limited to, the services of employees or agents of the other Party who are familiar with the transactions or occurrences out of which any such Loss may have arisen. The primary responsibility for defending any such Loss or claim shall be with the Indemnifying Party; provided, however, that the Indemnified Party shall have the right to participate in and with respect to the defense of any Loss with counsel of its own choosing, whose fees shall be borne by [**]. The Indemnified Party shall not be entitled to settle any claim or agree to the entry of any judgment or other relief without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

        14.2    GENERAL LIMITATION OF LIABILITY.    EXCEPT FOR NYCOMED'S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 8.8.4 (TRADEMARK INDEMNIFICATION) AND NYCOMED'S OBLIGATIONS TO MAKE PAYMENT OF LIQUIDATED DAMAGES IN ACCORDANCE WITH SECTION 7.2.5.5.2 OR FOR SUPPLY FAILURE IN ACCORDANCE WITH SECTION 10.2.2.3, EXCEPT FOR NYCOMED'S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 11.4.2(iii), EXCEPT FOR SEPRACOR'S OBLIGATION TO MAKE PAYMENT OF SHORTFALL AMOUNTS PURSUANT TO SECTION 9.6.1.2, EXCEPT FOR SEPRACOR'S OBLIGATION TO MAKE PAYMENTS DUE TO FAILURE OF SEPRACOR TO USE LOGISTICALLY AVAILABLE SEPRACOR CAPACITIES PURSUANT TO SECTION 10.2.1.3, EXCEPT FOR EACH PARTY'S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 12.6.4 (RECALL EXPENSES), SECTION 14.1.1 AND 14.1.2, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY DAMAGES SUCH AS LOSS OF PROFITS, DIRECT, SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, UNLESS SUCH DAMAGES HAVE BEEN CAUSED, IN CASE OF PERMITTED CONTRACTING OUT BY WILLFULL MISCONDUCT; OTHERWISE BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE OTHER PARTY OR ITS AFFILIATES.

        14.3    Adequate Insurance.    During the Term and for a period of five (5) years after its expiration or termination, both Parties shall obtain and/or maintain, respectively, at their sole cost and expense, product liability insurance that meets the following requirements: (i) the insurance shall insure the respective Party and its Affiliates against all legal liability related to Product (whether a Party's or its Affiliate's legal liability arises from such Party's or Affiliate's conduct or by virtue of a Party's or its Affiliate's participation in this Agreement), including legal liability for bodily injury, property damage, wrongful death, and any pertaining contractual indemnity obligations imposed by this Agreement; and (ii) the insurance shall be in amounts, respectively, that are required by operation of law and reasonable and customary in the industry.

        14.4    Survival of Indemnification obligations.    The provisions of this Article 14 shall survive any expiry or termination of this Agreement.

Article 15
Reports, Records and Audits

        15.1    Reporting Duties of Sepracor.    Sepracor undertakes to submit to Nycomed the following reports:

        15.1.1    Quarterly Reports on Sepracor's A&P Expenses.    Within [**] following the end of each Contract Quarter, Sepracor shall provide Nycomed with a report setting forth (each, a "Quarterly A&P Expense Report"),

  (i)
  The aggregate A&P Expenses spent by Sepracor during such Contract Quarter, by month;

  (ii)
  A reasonably detailed description of the marketing activities associated therewith and the related A&P Expenses;

  (iii)
  Upon Nycomed's request, Sepracor shall further reasonably document such data, e. g., by submitting pertaining invoices of Third Parties; and

  (iv)
  Upon Nycomed's written request, each such report shall be confirmed by Sepracor's auditors.

        15.1.2    Monthly Reports on Sepracor's Detailing Activities.    Within [**] following the end of each calendar month, Sepracor shall provide Nycomed with a report setting forth, for the most recently completed calendar month (each, a "Monthly Detailing Report"),

  (i)
  The aggregate number of Calls and Details performed during such calendar month;

  (ii)
  The position of each Detail performed during such calendar month;

  (iii)
  The number of Calls and Details, by position for each Detail, performed by Sales Representatives of Sepracor; and

  (iv)
  The number of Calls and Details, by position for each Detail, performed by Sales Representatives of Affiliates or subcontractors (contract sales forces) of Sepracor, for each relevant Affiliate and contract sales force.

        15.1.3    Monthly Sales Reports.    Within [**] following the end of each calendar month, Sepracor shall provide Nycomed with a report setting forth, for the most recently completed calendar month and for each dosage, application form and pack size of each Product (each, a "Monthly Sales Report"),

  (i)
  The Gross Sales and the Net Sales of Product, subdivided into all major sectors including, without limitation, commercial managed care, Medicaid, chargebacks Medicare Part D & Cash & non-rebated sales;

  (ii)
  The number of Units of Product sold;

  (iii)
  The number of Units of Product distributed as Promotional Samples;

  (iv)
  The number of Units of Product in inventory at its distribution facilities;

  (v)
  Market share data and share of voice data (including competitors).

        15.1.4    Quarterly Payment Reports.    Within [**] following the end of each Contract Quarter, and based on Sepracor's applicable Monthly Sales Reports, Sepracor shall make quarterly payment reports to Nycomed for the preceding Contract Quarter (each, a "Quarterly Payment Report"). Each report shall cover the most recently completed Contract Quarter and shall show, based on the Net Sales of Product sold during the most recently completed Contract Quarter indicated in the applicable Monthly Sales Reports, (i) the Royalty Payment in US dollars, payable by Sepracor with respect to such Net Sales of Product; and (ii) the method used to calculate the Royalty Payment owed to Nycomed. If no sales of Products or a specific Product are made during any reporting period, a statement to this effect is required.

        15.1.5    Further Information.    Further to Section 15.1.3(v), during the Term, Sepracor agrees to promptly submit to Nycomed, [**], all information regarding the relevant US marketplace that may have a material impact on the implementation of this Agreement, including, without limitation, any major publications concerning the Product, changes of its reimbursement status, changes affecting the cooperation with wholesalers, changes of Sepracor's discount and rebate policy, material developments in the cooperation between Sepracor and managed care organizations.

        15.1.6    Information Submitted by Third Parties.    For any report requiring information from a Third Party, the time for a Party to report shall be no less than [**].

        15.2    General Record-Keeping Obligations.    Each Party shall keep, and cause its applicable Affiliates and permitted designees to keep, at its and its applicable Affiliates' respective main place of business, full, true and accurate books and records and reasonable supporting documentation which may be necessary for the purpose of determining each Party's financial rights, and for the purpose of determining compliance of each Party its financial and other obligations towards the other Party hereunder. Such books and records shall be kept in accordance with applicable laws and regulations and generally accepted accounting principles consistently applied by the recording Party across its entire pharmaceutical business and for as long as required by the laws and regulations applying to the relevant Party and in sufficient detail in order to enable the other Party to accurately determine any sums payable hereunder, and so as to accurately determine compliance by the recording Party with its obligations pursuant to this Agreement.

        15.3    Audits.

        15.3.1    General.    Each Party may exercise audit rights in accordance with this Section 15.3.

        15.3.2    Audit Right of Each Party.    Each Party entitled to or required to make payments hereunder (the "Auditing Party") shall have the right, during normal business hours and upon reasonable prior notice, to have an independent, reputable international auditing firm of its choice reasonably acceptable to the other Party (PWC and KPMG are accepted by both Parties) (the "Auditor") to inspect such books records and pertaining documentation of the other Party (the "Audited Party") to the extent reasonably necessary in order to determine, and to determine compliance with, payment or other obligations of the Audited Party towards the Auditing Party hereunder. Such audits shall occur at the Audited Party's, and its applicable Affiliate's, places of business where such records are to be kept and shall take place during regular business hours during the Term of this Agreement and for a period of [**] years following its termination or such longer period as may be required by law; provided, however, that any such audit shall not take place more often than [**] per year and shall not cover records and supporting documentation for more than the preceding [**] years. Subject to the execution by such Auditor of a reasonable standard form confidentiality undertaking prepared by such Auditor pursuant to which such Auditor shall be permitted to disclose his findings to the Auditing Party for the purposes of enforcing any claims of the Auditing Party against the Audited Party resulting from such Audit, such Auditor shall have the right to examine the such books records and pertaining documentation of the Audited Party kept pursuant to this Agreement and report to the Auditing Party the findings (but not the underlying data) of said examination of records as are necessary to evidence that the records were or were not maintained and used in accordance with this Agreement, and as to evidence and determine any resulting payment obligations pursuant to this Agreement. A copy of any report provided to the Auditing Party by such Auditor shall be submitted concurrently to the Audited Party.

        15.3.3    Results and Costs of Audit.    The results of each such audit, if any, shall be binding on both Parties. The Auditing Party shall pay for any such audit, except that in the event that, as a result of any such audit, the Audited Party is finally required to make an adjustment payment of sums payable to the Auditing Party during the period of time subject to such inspection, of more than [**] percent ([**]%), then the Audited Party shall reimburse the Auditing Party for its out-of-pocket costs incurred in connection with conducting any such audit. Any resulting payments shall be made by the Audited Party within [**] of receiving such audit report.

        15.3.4    Delay of Audit.    The Audited Party shall not unreasonably delay an audit that the Auditing Party is entitled to perform in accordance with Section 15.3.2. The Audited Party shall be deemed to unreasonably delay an audit if it fails to permit the Auditing Party to conduct any such audit within [**] from the Auditing Party's pertaining first written request.

Article 16
Confidentiality, Publications

        16.1    Confidential Information.    For the purposes of this Agreement, the term "Confidential Information" shall mean any and all information of a Party hereto that may be exchanged between the Parties at any time and from time to time before and during the Term in relation to the subject matter covered by this Agreement. Confidential Information as defined herein shall, without limitation, be deemed to include all notes, analyses, compilations, studies, interpretations or other documents, whether in tangible form or on electronic or other data storage media, prepared by the receiving Party and its Representatives as defined hereinafter, which contain, reflect or are based on, in whole or in part, Confidential Information furnished to the receiving Party or its Representatives by the disclosing Party or its Representatives hereunder. Results pertaining to the Development of Compound or Product shall be deemed to constitute Confidential Information disclosed by Nycomed.

        16.2    Duties of Confidentiality and Non-Use.    During the Term, and for a period of [**] years thereafter, each Party hereto will maintain in confidence all Confidential Information disclosed to it as a "receiving" Party by the other Party as a "disclosing" Party. The receiving Party shall use, disclose or grant use of such other Party's Confidential Information except as permitted under this Agreement. To the extent that disclosure is authorized by this Agreement, the receiving Party shall obtain prior written agreement from its employees, agents, consultants, Affiliates, subcontractors and sublicensees (collectively, the "Representatives") to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement, unless such Representatives are already bound by law or contract to obligations of confidentiality and non-use no less stringent than those assumed by the receiving Party hereunder. Each receiving Party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that such Representatives do not disclose or make any unauthorized use of such Confidential Information of the disclosing Party. Each receiving Party shall promptly notify the other disclosing Party upon discovery of any unauthorized use or disclosure of Confidential Information by the receiving Party or any of its Representatives. Confidential Information shall not include any information which:

        16.2.1  was already known to the receiving Party, other than under an obligation of confidentiality to the disclosing Party, at the time of disclosure by the disclosing Party;

        16.2.2  was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

        16.2.3    becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

        16.2.4  was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information; or

        16.2.5  was independently developed by the receiving Party without reference to the disclosure by the disclosing Party.

        16.3    Compulsory Disclosure.    If a receiving or any of a receiving Party's Representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required by a regulatory body to make any disclosure that is prohibited or otherwise constrained pursuant to this Article 16, the receiving Party will, and will cause such of its Representatives to, as the case may be, provide the disclosing Party with prompt written notice of such request so that the disclosing Party may seek an appropriate protective order or other appropriate remedy. Subject to the foregoing, the receiving Party may, and may cause such Representatives to, furnish that portion (and only that portion) of the Confidential Information that, in the written opinion of its counsel reasonably acceptable to the disclosing Party, the receiving Party is legally compelled or is otherwise required to disclose or else stand liable for contempt or suffer other material censure or material penalty; provided, however, that the receiving Party must, and must cause its Representatives to, use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so disclosed.

        16.4    Terms Confidential.    The Parties agree that the terms of this Agreement shall be considered the Confidential Information of both Parties and shall not be disclosed by either Party except pursuant to Section 16.2 or Section 16.6 except (i) as required by applicable law or (ii) to a Third Party with whom Nycomed or Sepracor, as applicable, has entered into or proposes to enter into a business relationship related to the subject matter hereof or (iii) to a Third Party with whom Nycomed or Sepracor is in due diligence relating to a merger or an acquisition or a financing, and provided that such Third Parties are subject to appropriate confidentiality agreements providing for obligations of confidentiality and non-use at least as stringent as those pursuant to this Article 16.

        16.5    Duties of Confidentiality and Non-Use in Relation to the Confidential Information of 3M.    Sepracor's obligations of confidentiality and non-use shall further include obligations corresponding to those of Nycomed [**].

        16.6    Permitted Disclosure.    Each Party and its Representatives may disclose Confidential Information to the extent such disclosure is reasonably necessary for the purpose of the implementation of this Agreement, including without limitation, for purposes of the filing or prosecuting of patent applications, prosecuting or defending litigation, or complying with any applicable statute or governmental regulation.

        16.7    Public Announcements.    Except as set forth in Section 16.8 and in Section 23.12, neither Party shall originate any publicity, news release or public announcements relating to this Agreement (including, without limitation, its existence, its subject matter, the Parties' performance, any amendment hereto or performances hereunder), whether to the public or press, stockholders or otherwise, without the prior written consent of the other Party, save only such announcements that are required by law or the rules of any relevant stock exchange to be made or that are otherwise agreed to by the Parties. If a Party decides to make an announcement, whether required by law or otherwise, it shall give the other Party reasonable advance notice, of the text of the announcement so that the other Party shall have an opportunity to comment upon the announcement. To the extent that the receiving Party reasonably requests the deletion of any information in any such announcement, the disclosing Party shall delete such information unless, in the opinion of the disclosing Party's legal counsel, such Confidential Information is required by law or the rules of any relevant stock exchange to be fully disclosed.

        16.8    Publications.    Whenever reasonably requested by Nycomed through the SC, Sepracor shall submit to Nycomed all written abstracts, articles, letters, reviews and the like intended for publication in scientific, medical, pharmaceutical industry and healthcare-related journals, periodicals, books, websites and the like or presentations at symposia or the like, in each case relating to the Development or Commercialization of the Compound or any Product, for Nycomed's prior written approval that shall not be unreasonably withheld or delayed. Nycomed will respond within [**] of receipt of such a pertaining request from Sepracor. In the event that Nycomed does not raise any objections within such period, the Sepracor shall be free to make the intended publication subject, however, to Sepracor's obligations of confidentiality and non-use under this Agreement.

        Neither Party shall issue any publications regarding any Jointly-Owned Improvement Technology that may have a priority-creating effect prejudicing a Party's efforts to obtain Patent protection for any such Jointly-Owned Improvement Technology.

        Notwithstanding anything else in this Agreement, Sepracor shall in no way be limited or restricted from making any required safety reporting of any information, however sourced, to any Regulatory Authority or as otherwise required by law or regulation and upon any relevant timelines set by any Regulatory Authority, law or regulation.

        Neither Party shall use the name of the other Party in any publicity or advertising without the prior written consent of the other Party.

Article 17
Competition

        17.1    Exports.    To the extent legally permitted, each Party undertakes, and shall cause its Affiliates, not to export, distribute nor sell Products, whether directly or indirectly, outside the Territory with respect to Sepracor, or into the Territory with respect to Nycomed.

        17.2    Non-Compete Obligations.

        17.2.1    Reciprocal Non-Compete Obligations.    During the Term, neither Party nor its Affiliates, shall, either alone or in collaboration with a Third Party, engage in any activity directed to the development or commercialization of Competing Products in the Territory. For the purposes of this Agreement, the term "Competing Product" means any [**], in the Field.

        17.2.2    Additional Non-Compete Obligations of Sepracor.    During the Term, neither Sepracor nor its Affiliates, shall, either alone or in collaboration with a Third Party, engage in any activity directed to the commercialization of Sepracor Competing Products in the Territory. For the purposes of this Agreement, the term "Sepracor Competing Product" means any [**].

        17.3    Activities Related to Competing Products and Sepracor Competing Products before Termination or Expiration.    Each Party shall, however, be entitled to develop Competing Products, and Sepracor shall be entitled to develop Sepracor Competing Products, within a reasonable time period prior to the end of the Term in order to obtain Regulatory Approval for any such Competing Product or Sepracor Competing Product, as the case may be, in a timely fashion, and to take all such other steps as may be reasonably required so as to be able to commence Commercialization of Competing Product or Sepracor Competing Product without delay following the Term, and each Party releases the respective other Party from its undertakings of confidentiality and non-use pursuant to Article 6 of this Agreement in order to achieve such purpose.

        17.4    Commercialization Rights of Nycomed in ROW.    For clarity, nothing in this Agreement shall restrict or prevent Nycomed from commercializing in the ROW Compound or products incorporating Compound, whether alone or in combination with one or several additional active ingredients, within or outside the Field.

Article 18
Term and Termination

        18.1    Term.    If not terminated by either Party pursuant to Section 18.2 to 18.4, this Agreement shall become effective on the Effective Date and shall continue in effect until fifteen (15) Contract Years from the last Launch Date of any Original Product or Improved Product (the "Term").

        18.2    Either Party's Right to Terminate for Cause.    Each Party my terminate this Agreement for cause in any of the following events and subject to the following terms and conditions.

        18.2.1    Termination for Material Breach.    Without prejudice to any remedy or claim it may have against the other Party for material breach or non-performance of this Agreement, each Party shall have the right to terminate this Agreement for cause in the event that the other Party fails to materially comply with or perform any material provision of this Agreement (in each case, a "Breach") in accordance with the following provisions:

        18.2.1.1    Reminder.    The non-breaching Party shall notify the breaching Party of any such Breach in writing, specifying such Breach in reasonable detail and stating that it believes such Breach constitutes grounds for termination under Section 18.2.1 of this Agreement (the "Reminder").

        18.2.1.2    Remedy Plan and Remedy Period.    The Party receiving the Reminder shall have [**] from its receipt of the Reminder in which to prepare and deliver to the other Party a written response to the Reminder that shall (i) provide in reasonable detail a commercially reasonable plan for curing the alleged Breach set forth in the Reminder (the "Remedy Plan") and (ii) set forth a time period within which the Remedy Plan shall be complete and such alleged Breach shall be cured (the "Remedy Period").

        18.2.1.3    Acceptance of Remedy Plan and Obligation to Cure.    In the event that the Party sending the Reminder believes that the Remedy Plan is sufficient to cure the alleged Breach, then such other Party shall cure such alleged Breach in accordance with such Remedy Plan and the related time frame.

        18.2.1.4    Failure to Accept Remedy Plan and Termination for Failure to Perform Remedy Plan.    In the event that the Party sending the Reminder believes (i) that the Remedy Plan is insufficient to cure the alleged Breach or (ii) that the Breaching Party fails to properly perform under an accepted Remedy Plan and cure in all material respects the Breach within the time frame set forth in an accepted Remedy Plan, then the Party sending the reminder may provide written notice to the Party receiving the Reminder that it rejects (y) the Remedy Plan or (z) performance thereunder, as may be applicable, and the reasons therefor in reasonable detail (the "Rejection Notice"). A Rejection Notice shall constitute a written notice of a Dispute under Section 20.2. The Party giving Rejection Notice may, together with such Rejection Notice, give a written notice of termination of this Agreement (a "Termination Notice").

        18.2.1.5    Effectiveness of Notice of Termination Following Dispute Resolution Under Section 20.3.    A Termination Notice shall be effective thirty (30) Business Days after final dispute resolution pursuant to Section 20.2 or, if the issue has not been resolved by dispute resolution pursuant to Section 20.2, by arbitration proceedings pursuant to Section 20.3, provided that such proceedings have not been resolved in favor of the Breaching Party or otherwise resulted in a final conclusion that the terminating Party is not entitled to terminate this Agreement for the reasons set forth in the Termination Notice.

        18.2.1.6    Injunctive Relief.    For clarity, each Party's rights pursuant to Section 20.5 shall remain unaffected.

        18.2.2    Termination for Reasons of Insolvency or Termination of Business Activities.    Always subject to compulsory insolvency legislation applying to the impacted Party under the laws of the state of its incorporation, each Party may terminate this Agreement in its entirety upon written notice to the other (i) if the other Party files in any court or agency under any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of the other Party or of its assets, or (ii) if the other Party proposes a written agreement of composition or extension of its debts, or (iii) if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and the petition is not stayed or dismissed within sixty (60) Business Days after the filing thereof, or (iv) if the other Party is a party to any dissolution or liquidation, or (v) if the other Party discontinues its business activities completely or with respect to its business activities which are the subject matter of this Agreement, or (vi) if the other Party makes an assignment for the benefit of creditors (each, an "Insolvency Event"). Such termination right may be exercised within three (3) months following the date as of which the Party entitled to terminate receives knowledge of the Insolvency Event affecting the other Party, by giving such other

Party written notice. The Party affected by an Insolvency Event or a petition against it filed in any bankruptcy, insolvency or similar proceeding shall promptly communicate to the other party in writing that such Insolvency Event has occurred or that such petition has been filed.

        18.2.3    Termination for Severe Safety Reasons.    In the event (i) that there is a discontinuance of Commercialization of Product in the Territory in accordance with Section 12.5, or (ii) a recall of Product in the Territory ordered by a Regulatory Authority in accordance with Section 12.6.1, then the Parties shall reasonably cooperate in good faith to consider the continued viability of this Agreement and discuss in good faith what, if any, modification of the terms of this Agreement may be required, including without limitation immediate termination of this Agreement, in order to arrive at an equitable resolution. In the event that the Parties are unable to agree on the appropriate course of conduct within 30 Business Days of the date of such discontinuance or recall, then either Party shall be entitled to immediately send a Rejection Notice under Section 18.2.1.4, in which case the Parties shall follow the procedures set forth in Section 18.2.1.5, Section 20.2 and Section 20.3.

        18.3    Termination for Cause by Nycomed.    Further to and Section 18.2 notwithstanding, Nycomed may terminate this Agreement for cause in any of the following events and subject to the following conditions:

        18.3.1    Termination for Failure by Sepracor to Comply with Minimum Obligations.    In the event that, after the second Product Year following the Launch Date for the Alvesco MDI Product, Sepracor (i) fails to achieve at least [**]% of the Minimum Marketing Investment Obligations for any Product Year, (ii) fails to pay to Nycomed the Shortfall Amount arising from such failure achieve [**]% of such Minimum Marketing Investment Obligations, and (iii) fails to achieve to achieve the Minimum Sales Obligations for any two consecutive Product Year period including the Product Year for which [**]% of the Minimum Marketing Investment Obligations was not achieved, then Nycomed may terminate this Agreement by giving Sepracor a Termination Notice within ninety (90) Business Days of end of the last Product Year in which Sepracor failed to achieve [**]% of the Minimum Obligations giving rise to Nycomed's right of termination, in which case the Parties shall follow the procedures set forth in Section 18.2.1.5, Section 20.2 and Section 20.3. For clarity, Nycomed's right to claim payment of Shortfall Amounts shall remain unaffected.

        18.3.2    Termination for Change of Control or Acquisition Affecting Sepracor.

        18.3.2.1    General Principle.    Nycomed may terminate this Agreement (i) if Sepracor undergoes a Change of Control, or (ii) if Sepracor or an Affiliate of Sepracor acquires a Third Party ("Sepracor Acquisition"), and (iii) if any such Change of Control affecting Sepracor or any such Sepracor Acquisition has a Nycomed Material Adverse Impact.

        18.3.2.2    Material Adverse Impact in Case of Sepracor Acquisition.    For purposes of this Section 18.3.2, a Change of Control affecting Sepracor or a Sepracor Acquisition shall be considered to have a material adverse impact on the business interests of Nycomed ("Nycomed Material Adverse Impact") if the relevant Third Party is marketing in the Territory (i) any Competing Product(s) or (ii) any Sepracor Competing Product, at the time any such Change of Control affecting Sepracor or Sepracor Acquisition becomes effective, the continuing obligations of the Person resulting from any such Change of Control affecting Sepracor or Sepracor Acquisition pursuant to Article 17 (without limitation, Section 17.2.1 and Section 17.2.2) of this Agreement and Nycomed's related rights in case of an infringement of such obligations notwithstanding.

        18.3.2.3    Notice.    Sepracor shall inform Nycomed without undue delay (i) to the extent legally and contractually permitted, if a reasonable probability of any Change of Control or Sepracor Acquisition has arisen, and (ii) of the execution and the date of execution of a transaction resulting in a Change of Control affecting Sepracor or a Sepracor Acquisition simultaneously with any public disclosure of such event by Sepracor, and (iii) of the effective date of any such Change of Control affecting Sepracor or any such Sepracor Acquisition (in each of the cases referred to in Section 18.3.2.3(iii), a "Sepracor Merger Notice") always provided that such Sepracor Merger Notice must be given on or following the date on which any such Change of Control affecting Sepracor any such or Sepracor Acquisition has become effective. If a Change of Control affecting Sepracor or a Sepracor Acquisition occurs and has a Nycomed Material Adverse Impact, then Nycomed may exercise its termination right under this Section 18.3.2 within the ninety (90) Business Day period following receipt of the Sepracor Merger Notice, by giving Sepracor six (6) months prior written notice (such notice period hereinafter being referred to as the "Phase-Out Period").

        18.3.2.4    Right of Sepracor to Avert Termination by Nycomed.    In the event of a Change of Control affecting Sepracor or a Sepracor Acquisition and following the related Sepracor Merger Notice pursuant to Section 18.3.2.3(iii), Sepracor may avert termination by Nycomed, if prior to the expiry of the Phase-Out Period, Sepracor divests itself or definitively and permanently ceases the commercialization of all Competing Product(s) and Sepracor Competing Products(s), in which case any termination by Nycomed for reasons of the applicable Sepracor Acquisition shall retroactively be deemed to be ineffective, and this Agreement shall continue to remain in full force and effect in accordance with its terms. In the event that Sepracor disputes Nycomed's right to terminate this Agreement under this Section or Nycomed disputes Sepracor's right to avert such termination, then either Party may send a Rejection Notice to the other Party in accordance with 18.2.1.4. If such a Rejection Notice is delivered, then the Parties shall follow the procedures set forth in Sections 18.2.1.5, Section 20.2 and Section 20.3.

        18.3.3    Challenge of Licensed Patents.    Nycomed may terminate this Agreement by giving Sepracor ninety (90) Business Days prior written notice, if Sepracor challenges any Valid Claim of any Patents Controlled by Nycomed related to the Compound, the Product or a use thereof, or if Sepracor actively supports such any related action brought through an Affiliate of Sepracor or a Third Party and if Sepracor, following a written reminder by Nycomed, fails to permanently discontinue any such challenge within a period of one (1) month from receipt of such reminder; provided that Sepracor's taking any action that it is legally required to take, including without limitation responding to any subpoena or other legal process, shall not be deemed to be "active support" of any such action. Nycomed may exercise such termination right at any time for as long as Sepracor is continuing or supporting continuance of such an action, by giving Sepracor a written Termination Notice in accordance with 18.2.1.4. If such a Termination Notice is delivered, then the Parties shall follow the procedures set forth in Sections 18.2.1.5, Section 20.2 and Section 20.3.

        18.3.4    Termination for Competing Activities.    Nycomed may terminate this Agreement by giving Sepracor 30 Business Days prior written notice if Sepracor engages in competitive activities that are prohibited pursuant toSection 17.2 hereof including, without limitation, the commercialization of a Competing Product or a Sepracor Competing Product, and fails to cease such competitive activities within such 30 Business Day period. The termination right of Nycomed under this Section 18.3.4 may be exercised by Nycomed by delivering a Termination Notice within 90 Business Days of the end of such 30 Business Day period. If such a Termination Notice is delivered and is disputed by Sepracor, then the Parties shall immediately follow the procedures set forth in clause (B) of Section 20.2 and, thereafter, Section 20.3.

        18.4    Termination of Agreement as to Specific Product.    The termination rights pursuant to this Article 18 may only be exercised by the Party entitled to terminate with respect to the Agreement as a whole.

        18.5    Ordinary Course of Business and Initiation of Smooth Transfer Prior to Expiry or upon Notification of Termination.

        18.5.1    Ordinary Course of Business Prior to Expiry or upon Notification of Termination.    Notwithstanding the upcoming expiry of this Agreement for any reason, and, in case of the termination of this Agreement to an earlier date, notwithstanding that a notification of termination of this Agreement has been served, Sepracor shall continue conducting business with the Product in an ordinary course of business until the expiry or termination of this Agreement becomes effective. Sepracor shall use its Commercially Reasonable Efforts so as to enable Nycomed or its designee to continue business with the Product following its expiry or termination on a continuing basis without suffering any losses attributable to a conduct of business by Sepracor outside the ordinary course, without limitation, such that sales that would in the normal course of business have been made by Nycomed or its designee following the effective date of termination are anticipated prior to the effective date of termination in an effort to secure Sepracor additional sales and sales revenues prior to the effective date of termination. Without limiting the generality of the forgoing, Sepracor shall, prior to the effective date of expiry or termination, refrain from any activities in the distribution channels outside of the ordinary course of business such as, without limitation, limitation, (i) anticipating sales into the period prior to the effective date of expiry or termination, when in the ordinary course of trading of the business prior to such date, such sales would not have arisen in such period; (ii) overstocking wholesalers outside the ordinary course of business; (iii) increasing orders for or stocks of Product above the normal course and outside the ordinary course of business, without limitation, for the purposes referred to in the preceding romanettes (i) and (ii); (iv) granting rebates and discounts outside the ordinary course of business, without limitation, by means of product bundling and selling the Product in combination with other Sepracor products (so called "package deals"); and (v) fulfilling its obligations under Article 9 of the Agreement prior to the effective date of termination in any other way than in the ordinary course of trading. For clarity, expiry or termination notwithstanding, Nycomed may audit Sepracor's books, records and accompanying documentation pursuant to Section 15.3 in order to ascertain compliance by Sepracor with its obligations pursuant to this Section 18.5.1.

        18.5.2    Initiation and Implementation of Smooth Transfer.    [**] prior to the expiry of this Agreement and, in case of the early termination of this Agreement, following notification of termination, the Parties shall commence cooperating so as to ensure a smooth transition of Sepracor's business with the Product to Nycomed or its designee, such transfer to become effective upon the effective date of expiry or termination, as the case may be, and such transition to coordinated and performed in accordance with Article 19. For such purpose, Sepracor agrees to cooperate with Nycomed in good faith so as to enable Nycomed or its designee, in the form required by the laws and regulations applicable in the Territory, to fully exercise the rights under the Regulatory Approvals for Product from the date as of which the expiry or termination of this Agreement becomes effective including, without limitation, by releasing Nycomed from its obligations of confidentiality and non-use pursuant to Article 16 of this Agreement to the extent required for that purpose. Sepracor undertakes to give Nycomed, at Nycomed's expense, all reasonable assistance as may be required to achieve such transfer

Article 19
Rights and Duties upon Expiry or Termination

        19.1    Specific Rights and Duties Upon Expiration or Termination.    Upon expiry or termination of this Agreement for any reason whatsoever, the Parties shall have the specific rights and obligations set forth in this Section 19.1.

        19.1.1    Termination of Grant of Rights and Licenses.    Without prejudice to the provisions of this Agreement related to the grant of post contractual rights and licenses (including, without limitation, Section 2.3 {Access Rights of Nycomed to Sepracor Technology}, Section 6.3.5 {Use of Clinical Development Data}, Section 7.1.1.2 {Ownership Rights to Improvement Technology}, Section 7.1.2.3 {Jointly-Owned Improvement Technology}, Section 19.1.3 {Clinical Development and Phase IV Development}, Section 19.1.7 {Transfer of Stocks}), the rights to Commercialize Product and, to the extent applicable, perform Clinical Development in the Territory and in the Field granted by Nycomed to Sepracor hereunder shall terminate upon the effective date of any expiration or termination of this Agreement.

        19.1.2    Regulatory Rights.    Section 18.5.2 notwithstanding, Sepracor shall forthwith take all actions necessary, in the form required by the laws and regulations applicable in the Territory, so as to ensure that Nycomed or its designee may exercise Nycomed's rights under the Regulatory Approvals for Product in the Territory in a full and unrestricted way as from the date as of which the expiry or Termination of this Agreement becomes effective.

        Section 5.2.1, Section 5.2.2 and Section 18.5.2 notwithstanding, to the extent that any Regulatory Rights as hereinafter defined should have vested in Sepracor or a designee of Sepracor, Sepracor shall, upon Nycomed's first request, forthwith take all actions necessary in order to effect the most expeditious transfer to Nycomed or its designee, in the form required by the laws and regulations applicable in the Territory, all regulatory rights relating to the Compound and the Product in the Field including, without limitation, all Regulatory Approvals, and scientific dossiers, governmental authorizations, social security approvals and other similar rights or benefits held by or for Nycomed which may be attached to the Product in the Territory (collectively, the "Regulatory Rights") such that title to and ownership of such Regulatory Rights vests in Nycomed or its appointee as from the date as of which the expiry or Termination of this Agreement becomes effective. In case of any delays, if necessary, Sepracor expressly permits Nycomed or its designee to Sepracor's Regulatory Rights for the registration and/or Commercialization of the Product in the Territory and in the Field.

        To the extent relevant and required by applicable legislation in the Territory, until such date as of which any such transfer may be completed, Sepracor agrees to confer to Nycomed Commercialization rights in the form as may be required under the Legal Requirements including, without limitation, the appointment of Nycomed or its designee, as the case may be, as Sepracor's sales agent, so as to permit and assist Nycomed in an uninterrupted Commercialization of the Products under the Trademark in the Territory.

        The costs and expenses incurred by Sepracor in carrying out its obligations under this Section 19.1.2 shall be (i) [**] if this Agreement has been terminated primarily due to the fault of Nycomed, (ii) borne by [**] if this Agreement has been terminated primarily due to the fault of Sepracor, and (iii) [**] if this Agreement has been terminated without either Party being primarily at fault.

        19.1.3    Clinical Development and Phase IV Development.    Sepracor shall, without undue delay, coordinate with Nycomed, to the extent relevant and still applicable at that time, the continuation or cancellation by Nycomed or Nycomed's designee, as the case may be, of all clinical studies related Clinical Development or Phase IV Development that are ongoing at the effective date of Termination or expiry, or that were scheduled to be initiated within six (6) months from such date, under the sponsorship of Sepracor (the "Further Clinical Trials"). The final decision whether or not any such Further Clinical Trial shall be continued or terminated shall be with Nycomed.

        In the event that any such Further Clinical Trial is continued, Sepracor shall fully and reasonably co-operate with Nycomed in order to ensure an orderly transfer to Nycomed or Nycomed's designee of any such Further Clinical Trial. In order to achieve such purpose, Sepracor undertakes to continue conducting any such Further Clinical Trial for a reasonable period of time following the date of termination of this Agreement in close coordination with Nycomed.

        The costs and expenses incurred by Sepracor in carrying out its obligations under this Section 19.1.3 shall be (i) [**] if this Agreement has been terminated primarily due to the fault of Nycomed, (ii) borne by [**] if this Agreement has been terminated primarily due to the fault of Sepracor, and (iii) [**] if this Agreement has been terminated without either Party being primarily at fault.

        19.1.4    Termination of Commercialization Activities.    Save as provided in Section 19.1.7.1, Sepracor shall terminate its activities under this Agreement and shall, without limitation, cease to Commercialize Product in the Territory. In addition, save as provided herein, Sepracor undertakes to refrain from using the Trademark, or any trademark confusingly similar thereto.

        19.1.5    Use of Nycomed Technology.    Save as otherwise provided herein, Sepracor shall no longer be entitled to, and shall refrain from using, the Nycomed Technology including the Nycomed Know-How.

        19.1.6    Continuing Obligations of Confidentiality and Non-Use.    Save as otherwise provided herein, without limitation regarding post-contractual access rights to intellectual property of a Party, the expiration or termination of this Agreement for any reason whatsoever notwithstanding, the Parties shall continue to be bound by the obligations of secrecy and non-use pursuant to Article 16.

        19.1.7    Transfer of Stocks.

        19.1.7.1    General.    Upon expiry or termination of this Agreement Nycomed shall decide within its reasonably exercised discretion (i) whether Sepracor shall sell to Nycomed or Nycomed's nominee all remaining stocks of the Product to which Sepracor has retained title and/or, if Nycomed so elects, Promotional and Clinical Samples, which are in good salable condition and which have a normal remaining shelf life of at least [**] for the purposes of sell-out or, in case of Promotional and Clinical Samples, distribution by Nycomed or its designee, (ii) or whether Sepracor shall be entitled to sell out such stocks under the conditions as set forth herein during a period of six (6) months after expiry or termination. In the event Nycomed requires Sepracor to sell the relevant stocks of Product, Promotional and Clinical Samples to Nycomed or its designee, the related transfer price shall be equal to [**] for such Product, Promotional and Clinical Samples.

        In case that Nycomed should elect to proceed pursuant to Section 19.1.7.1(i), to the extent legally permitted, Sepracor grants Nycomed or its appointee the right to sell out the applicable stocks of Product in the original package make-up and such additional stock of Product in its make-up pursuant to this Agreement as Nycomed may reasonably require and manufacture for a smooth transfer of Sepracor's business activities related to Product to Nycomed or its appointee, using Sepracor's Promotional Materials.

        19.1.7.2    Destruction of Stocks.    Stocks of the Products not handed over to Nycomed or Nycomed's nominee or stocks not sold out by Sepracor in accordance with the preceding sub-paragraph shall be destroyed. The costs of such destruction shall be borne by [**], if Nycomed has terminated this Agreement pursuant to Section 18.2.1 or 18.2.2 for Breach by or an Insolvency Event affecting Sepracor. The costs of such destruction shall be borne by [**], if Sepracor has terminated this Agreement pursuant to Section 18.2.1 or 18.2.2 for Breach by or an Insolvency Event affecting Nycomed. Otherwise, [**] unless the Parties are able to reach an amicable solution. Nycomed or its duly authorized representative shall have the right to supervise any such destruction.

        19.1.8    Execution Payment, Development Milestone Fee and Sales Milestone Fees.    Section 3.6 and Section 7.2.5.5.2 notwithstanding, it is expressly understood that the Execution Payment, the Development Milestone Fees and Sales Milestone Fees paid by Sepracor shall neither be refundable nor refunded in case of the early termination of this Agreement for any reason whatsoever.

        19.2    General Provisions Applying upon Expiration or Termination of this Agreement.

        19.2.1    Outstanding Payments.    Save as otherwise provided, payments to be made by either Party arising out of the expiration or termination of this Agreement shall be due within [**] after the expiration or termination of this Agreement (for any reason whatsoever) provided that the amount may be calculated at that time; if this is not the case, such payments shall become due within [**] of the amount being calculated and such amount being correctly billed to the other Party.

        19.2.2    Survival of Obligations.    The expiration or termination of this Agreement for any reason whatsoever shall be without prejudice to any obligations or rights on the part of either Party which have accrued prior to such expiration or termination, and shall not affect or prejudice any provision of this Agreement which is either expressly (without limitation, Section 2.3 {Access Rights of Nycomed to Sepracor Technology} Section 6.3.5 {Use of Clinical Data Generated by or for Sepracor in the Course of Clinical Development of Additional Products}, Section 11.2.1 {Quarterly Royalty Payment and Payment Thereof}, Article 12 {Compliance with Law, Insurance and Product Recall}, Article 14 {Indemnification and Liability}, Section 15.3 {Audits}, Article 16 { Confidentiality, Publications}, Article 19 {Rights and Duties upon Expiry or Termination or Expiration}) or by implication (without limitation, Section 5.7 {Right to Access and Reference Use of Regulatory Approvals}, Section 7.1.1.2 {Ownership of certain Improvement Technology}, Section 7.1.2 {Prosecution and Maintenance of Patents}, Section 8.5 {Nycomed's Rights in the Trademark}, Section 11.1.6 {Reconciliation Regarding Supply Price}, Section 11.2.1 {Quarterly Royalty and Payment Thereof}, Section 15.1 { Reporting Duties of Sepracor}, Section 15.2 {General Record-Keeping Obligations}, Article 20 {Governing Law, Dispute Resolution and Arbitration}, Article 23 {Miscellaneous}), provided to come into effect on, or continue in effect, after such expiration or termination.

Article 20
Governing Law, Dispute Resolution and Arbitration

        20.1    Governing Law.    This Agreement and the respective rights of the Parties hereunder shall be governed by and construed in accordance with, the laws of Switzerland, without giving effect to the choice of law principles thereof. The UNCITRAL Convention for the International Sale of Goods as well as any other unified law relating to the conclusion and implementation of contracts relating to the international sale of goods shall not apply.

        20.2    Dispute Resolution.    Save for disputes expressly assigned to Third Party determination pursuant to Section 10.4.2.4 and Section 15.3 or to Third Party Expert Determination in accordance with Section 20.4 in accordance with the terms and conditions of this Agreement, any dispute, controversy or claim (a "Dispute") arising out of or relating to this Agreement which (A) the Parties are unable to amicably settle themselves within a period of sixty (60) Business Days, shall, (B) upon either Party's written request after such 60 Business Day period, be referred to the Chief Executive Officers of the Parties (together, the "Officers") within seventy-two (72) hours following receipt by the other Party of any such request, and such Officers shall attempt to resolve the dispute within a reasonable time, but in no case more than thirty (30) Business Days from the time that any such request has been made. The Officers shall issue their resolution in writing. If such Officers should fail to reach consensus on the applicable issue within such term of thirty (30) Business Days, such issue shall be subject to arbitration pursuant to Sections 20.3, 20.4 and 20.6.

        20.3    Arbitration.    Save for disputes expressly assigned to Third Party determination pursuant to Section 10.4.2.4 and Section 15.3 or to Third Party Expert Determination in accordance with Section 20.4 in accordance with the terms and conditions of this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement which the Parties are unable to amicably settle themselves shall be finally decided, without recourse to the courts, by arbitration proceedings held in Paris and administered by a tribunal (the "Tribunal") according the Rules of Conciliation and Arbitration of the International Chamber of Commerce in Paris (the "ICC" and the "ICC Rules", respectively) as in force at the time such arbitration is commenced. All such proceedings shall be conducted in the English language. The Tribunal shall consist of three (3) arbitrators, appointed in accordance with the ICC Rules. All of the arbitrators shall have significant legal or business experience in pharmaceutical matters. The award rendered shall be in writing, shall set forth in reasonable detail the facts of the dispute, and the reasons for the Tribunal's decision, and shall apportion the costs of the arbitration. The award shall not be appealable and shall be binding upon the Parties. The prevailing Party may enter the arbitral award in any court having jurisdiction.

        20.4    Third Party Expert Determination.    Wherever in this Agreement (other than the cases referred to in Section 10.4.2.4 and Section 15.3) the Parties have indicated that the matter shall be referred to an expert (the "Expert") for final determination (the "Third Party Expert Determination"), the following provisions shall apply:

        20.4.1    Nomination.    Such expert shall be agreed by the Parties within 10 Business Days of the request of either Party to appoint such an expert, failing which as nominated by the International Center for Expertise of the International Chamber of Commerce (the "ICC") in Paris. The nomination shall be subject to the conditions that (i) the Expert shall be a national or resident of the US and shall have significant legal or business experience in pharmaceutical matters, (ii) the Expert shall undertake to render his or her opinion within two (2) calendar months of the date of the submission by both Parties of their Proposals pursuant to Section 20.4.2, and (iii) the Expert shall undertake to deliver a written opinion evidencing the basis of his or her decision.

        20.4.2    Party Proposals.    Within in a period of thirty (30) Business Days from the nomination by such Expert by the Parties or the ICC, each Party shall submit to such Expert its proposal for the resolution of the conflict under evaluation (each, a "Proposal").

        20.4.3    Expert Decision.    Except for the cases referred to in Section 22.2, such Expert shall select one of the Parties' Proposals in its entirety, without any modifications or other changes, and to the exclusion of the other Party's Proposal.

        Further, such Expert shall determine the procedure for reaching his/her decision as he/she thinks fit provided that he/she provides each of Nycomed and Sepracor with at least one opportunity to present their views (both in writing and in person) and aims to reach a decision within two (2) calendar months of the submission by both Parties of their Proposals pursuant to Section 20.4.2. With respect to the costs of Third Party Expert Determination, Section 20.6 shall apply.

        20.5    Injunctive Relief.    By agreeing to arbitration or Third Party Expert Determination, the Parties do not intend to deprive any competent court of such court's jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration or Third Party Expert Determination proceedings and the enforcement of any award or judgment. Without prejudice to such provisional remedies in aid of arbitration or Third Party Expert Determination proceedings as may be available under the jurisdiction of a national court, the court of arbitration shall have full authority to grant provisional remedies and to award damages for failure of any Party to respect the court of arbitration's order to that effect.

        20.6    Expenses of Third Party Expert Determination.    The expenses of any Third Party Expert Determination shall be borne by the Parties in proportion as to which each Party prevails or is defeated in such Third Party Expert Determination. Each Party shall bear the expenses of its counsel and other experts.

Article 21
Force Majeure

        21.1    Force Majeure Affecting Either Party.    Notwithstanding any other provision of this Agreement, Nycomed and Sepracor shall each be excused for any delay or default in performing any of their respective obligations hereunder if such delay or default is caused by conditions beyond its reasonable control including, but not limited to, acts of God, government restrictions (including import and export restrictions), wars, insurrections, terrorism, labor disturbances, shortages of equipment, fuel or labor, destruction of facilities or materials by fire, earthquake, storm or other casualty, any law, rule, order, decision, decree, judgment or injunction of any court, governmental officer or regulatory body, epidemic, or failure of public utilities or common carrier. When such circumstances arise, the Parties shall discuss in good faith what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

        21.2    Force Majeure Affecting Nycomed.    Notwithstanding any other provision of this Agreement, Nycomed's delay or default caused by its suppliers' or manufacturers' delay or default or by its suppliers' or manufacturer's termination of or failure to renew any agreements with such suppliers or manufacturers, shall be considered a Force Majeure Event if Nycomed has fulfilled all of its material obligations under such agreements and has used reasonable efforts to maintain such agreements in force.

        21.3    Blocking Patent.    In the event that the Parties agree that a license from a Third Party is necessary in order to operate under this Agreement, the inability to obtain such a license under Third Party intellectual property in case of a Third Party patent conflict despite fulfillment of all obligations and procedures set forth in Section 7.3 or Section 7.4 of this Agreement shall constitute a Force Majeure Event.

        21.4    Consequences of Persisting Force Majeure.    The Party affected by a Force Majeure Event pursuant to Sections 21.1 to 21.3 (in each case, a "Force Majeure Event") shall notify the other Party without undue delay in writing of any such Force Majeure Event and the underlying reasons for the delay or default. The Parties shall then reasonably cooperate in good faith so as to seek a resolution of the delay or failure to perform and to reasonably remove the Force Majeure Event, the costs and expenses of so removing any such Force Majeure Event to be borne by the Party so affected unless otherwise agreed in writing, and such Party shall use all reasonable diligence to avoid, remove or mitigate any such causes of non-performance. The Party whose performance is affected by a Force Majeure Event shall continue performance with reasonable dispatch wherever such causes have been removed.

Article 22
Coming into Force and Antitrust Clearance Requirements

        22.1    Reporting and Waiting Requirements under the HSR Act.

        22.1.1    Good Faith Determination of Size of Transaction.    Each Party undertakes to determine in good faith and at its cost and expense whether the transaction contemplated under this Agreement will satisfy the size of the transaction test as defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. Sec. 18a), and the rules and regulations promulgated thereunder (collectively, the "HSR Act"), and will, to the extent required and at its cost and expense, make a filing under the HSR Act.

        22.1.2    HSR Filing.    In the event that a Party makes the good faith determination that a filing of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement under the HSR Act is required, each of Sepracor and Nycomed will, within fifteen (15) Business Days after the Execution Date of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the antitrust division of the United States Department of Justice (the "DOJ"), any notification and report form required of it in the reasonable opinion of both Parties under the HSR Act with respect to the transactions contemplated hereby, together with all required documentary attachments thereto. The Parties will cooperate with one another to the extent necessary in the preparation of any notification and report form required to be filed under the HSR Act. Each Party will be responsible for its own costs, expenses, and filing fees associated with any filing under the HSR Act.

        22.2    Antitrust Clearance Requirements under EU Antitrust Law.    Relying on the advice of reputable counsel experienced in the competition law of the European Union, the Parties have made or will make the good faith determination that the transaction covered by this Agreement is not subject to the competition law of the European Union, as it will have no effects within the European Union (whether or not it would otherwise have benefited from an exemption or have been exempted pursuant to Article 81(3) of the EC Treaty).

        In the event that either Party should allege that any term of this Agreement does not so comply with the laws and regulations of the European Community, the Parties shall amend this Agreement in good faith so as to conform to such relevant laws and regulations of the European Community in a way that most closely approximates the purpose and economic effect of the invalid provision and the Parties' presumed intentions, thereby adjusting, to the extent reasonably required, the terms and conditions of this Agreement in order to resolve any inequities. Section 23.5 notwithstanding, if the Parties should have been unable to agree on the issue of whether or not this Agreement complies with the laws of the European Community and/or an appropriate amendment so as to harmonize this Agreement with such laws and regulations within three months from the first written request of a Party to do so, the issues of the compliance of this Agreement with the laws and regulations of the European Community shall be resolved and, if applicable, a corresponding amendment this Agreement shall be determined, by a Third Party Expert Determination pursuant to Section 20.4 always provided, however, that Section 20.4.3 shall not apply, and that such Third Party Expert shall be entitled to determine the appropriate amendments to be made to this Agreement in accordance with this clause.

Article 23
Miscellaneous

        23.1    Entire Agreement.    This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes and replaces all prior understandings between the Parties hereto including, without limitation, the Confidentiality Agreement.

        23.2    Prevailing Agreement.    In the event of any conflict between the provisions of this Agreement and a schedule attached hereto, the provisions of this Agreement shall prevail, unless the relevant clause of the relevant schedule expressly provides that it shall prevail, thereby referencing the clause of this Agreement over which the applicable schedule is intended to prevail.

        23.3    Amendments.    Modifications and amendments to this Agreement shall be effective only if made in writing; this also applies to a waiver of the written form. Evidence for the contents of this Agreement may only be produced in the form of written documents duly executed by each of the Parties hereto.

        23.4    Notices.    Unless otherwise provided for in this Agreement, any notice or request required or permitted to be given under or in connection with this Agreement or the subject matter hereof, shall be given in the English language in writing by prepaid registered or first-class airmail, by reputable same-day or overnight courier, or facsimile to the recipient at its address as set forth hereunder or to such other address or addressee as may have therefor been furnished in writing by the recipient to the sending Party in accordance with this clause provided, however, that any notice of termination shall be given reputable same-day or overnight courier. Any such aforementioned notice or request shall be deemed to be effective upon receipt by the Party to which it is addressed. Any notice to be sent by a Party pursuant to this Agreement shall be addressed:

If directed at Nycomed:	If directed at Sepracor:
Nycomed GmbH Attention: Legal Department Byk-Gulden-Strasse 2 D-78467 Konstanz Federal Republic of Germany	Sepracor Inc. Attention: Adrian Adams, President & CEO 84 Waterford Drive Marlborough, MA 01752 USA
With a courtesy copy to, and provided that notification of Sepracor's CEO will suffice to constitute effective notice:
Andrew I. Koven Exec. Vice President, General Counsel & Corporate Secretary
Telephone: ++49.7531.84.1496	Telephone: ++1.508.481.6700
Facsimile: ++49.7531.84.2982	Facsimile: ++1.508.357.7511

        Any change of these addresses shall be promptly communicated in writing to the other Party.

        23.5    Severability and Gaps.    Subject to Section 22.2, in the event of the invalidity of any provisions of this Agreement or of this Agreement containing any gaps, the Parties agree that such invalidity or gap shall not affect the validity of the remaining provisions of this Agreement. The Parties will replace an invalid provision or fill any gap with valid provisions that most closely approximate the purpose and economic effect of the invalid provision or, in case of a gap, the Parties' presumed intentions. In the event that the terms and conditions of this Agreement are materially altered as a result of the preceding sentences, the Parties shall renegotiate the terms and conditions of this Agreement in order to resolve any inequities. Nothing in this Agreement shall be interpreted so as to require either Party to violate any applicable laws, rules or regulations. Nothing contained in this Section shall permit modification of the Execution Payment, the Development Milestone Fee and Sales Milestone Fees pursuant to Article 3.

        23.6    Waiver and Estoppel.    Failure of either Party to insist upon a strict and punctual performance of any of the provisions hereof shall not constitute a waiver nor an estoppel against asserting the right to require such performance, nor shall a waiver or estoppel in one instance constitute a waiver or estoppel with respect to a later breach, whether of similar nature or otherwise. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but any such waiver shall be effective only if in writing signed by the Party against whom such waiver is to be asserted.

        23.7    No Agency, No Joint Venture, No Partnership.    Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between Nycomed and Sepracor, and this Agreement shall not be deemed a partnership agreement. Notwithstanding any of the provisions of this Agreement, neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities undertaken or incurred by one Party in connection with or relating to the development, manufacture, promotion or sale of Products shall be undertaken, incurred or paid exclusively by that Party, and not as an agent or representative of the other Party.

        23.8    Assignment.    The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, Nycomed, Sepracor and, subject to Section 18.3.2, their respective successors by operation of law and permitted assigns. Nycomed may assign or otherwise transfer this Agreement and its rights and obligations thereunder (i) in connection with any merger, reorganization, or sale of all or substantially all of its assets to which this Agreement relates (without limitation, the sale of its respiratory business); and (ii) to an Affiliate of Nycomed. Sepracor may assign or otherwise transfer this Agreement and its rights and obligations thereunder (y) in connection with any merger or sale of all or substantially all of its assets to which this Agreement relates (without limitation, the sale of its respiratory business); and (z) to an Affiliate of Sepracor. In the event of any such assignment or transfer by either Party, each of Nycomed and Sepracor, respectively, shall continue to be responsible for their performance under this Agreement.

        23.9    Reasonable Damages.    The Parties acknowledge and agree that under certain circumstances contemplated by this Agreement, damages shall not be readily ascertainable or determinable in terms of actual money amounts and therefore acknowledge and agree that the monetary remedies identified in such circumstances are a fair and equitable determination of such damages. Unless otherwise specified, this is without prejudice to any other remedy a Party may have available to it.

        23.10    Construction and Interpretation.

        23.10.1    Headings; Singular and Plural.    The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall be deemed not to limit or affect any of the provisions hereof and their interpretation. The singular and plural numbers can be substituted for each other when the context requires such substitution.

        23.10.2    Original Version to Govern.    This original English version of this Agreement shall be binding upon the Parties and shall prevail over any translations thereof as may be made by a Party.

        23.10.3    Use of Terms "and" or "or".    The word "and" or "or" shall be deemed to mean "and", "or" or "and/or", where the context so admits or requires.

        23.10.4    Use of Term "Including".    The term "including" as used herein means including without limitation.

        23.10.5    Use of the Term "May".    As used herein, "may" shall mean having the right to do something and "may not" means the prohibition of something.

        23.10.6    Good Faith.    Regardless of whether so specified in each instance, when the Parties discuss, negotiate, agree, conduct their business with each other, or decide or take any other action with respect to each other, they shall do so in good faith.

        23.10.7    Mutual Agreement.    The Parties acknowledge that they may, from time to time, reach agreements, which modify their rights and obligations pursuant to this Agreement. Nothing herein shall limit their right to do so, provided, however, that any such agreement shall be in writing, duly signed on behalf of both of the Parties.

        23.11    Legal Costs of this Agreement.    Each Party shall bear its own legal costs pertaining to the negotiation and execution of this Agreement.

        23.12    Initial Press Release.    The timing and content of the initial press release relating to this Agreement, including its existence, the subject matter to which it relates and the transactions contemplated herein will, except as otherwise required by law or any stock exchange rules, be determined jointly by the Parties.

        23.13    Counterparts.    This Agreement may be executed in duplicate, which may be delivered via facsimile or other means of electronic communication, both of which shall be deemed to be originals, and both of which shall constitute one and the same Agreement.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written by their duly authorized representatives.

NYCOMED GMBH		SEPRACOR INC.
Name:	Dr. Barthold Piening	Name:	Mr. Adrian Adams
Title:	Executive Vice President Operations	Title:	President & CEO
Signature:	/s/ BARTHOLD PIENING	Signature:	/s/ ADRIAN ADAMS

Name:	Anders Ullmann
Title:	Member of the Board of Management, R&D
Signature:	/s/ ANDERS ULLMANN

Place, Date: Konstanz,	Jan. 25, 2008	Place, Date:	Marlborough, Jan. 24, 2008

List of Schedules to this Agreement

Schedule 1.1:	Compound Specifications
Schedule 1.2:	Detail Cost
Schedule 1.3:	Nycomed Drug Master File
Schedule 1.4:	Manufacturing Cost
Schedule 1.5:	Sepracor Patents
Schedule 1.6:	Nycomed Patents
Schedule 1.7:	Product Specifications
Schedule 1.8:	Trademarks
Schedule 1.9:	3M Development Agreement
Schedule 1.10:	3M Supply Agreement
Schedule 9.6.1.1:	Minimum Marketing Investment Obligations
Schedule 9.6.2.1:	Minimum Sales Obligations
Schedule 10.2.4:	Quality Agreement
Schedule 10.3.2:	(Format of Rolling Monthly Net Requirements Plan)
Schedule 10.3.3:	Minimum Batch Sizes
Schedule 12.4:	Ciclesonide Pre- and Post Marketing Surveillance (SOP)

SCHEDULE 1.1

to the Distribution and Development Agreement on Ciclesonide
between Nycomed and Sepracor regarding the USA

Compound Specifications

[**]

SCHEDULE 1.2

to the Distribution and Development Agreement on Ciclesonide
between Nycomed and Sepracor regarding the USA

Detail Cost

        In the event that there is a Shortfall Amount as a result of Sepracor failing to achieve a minimum number of PDEs as set forth on Schedule 9.6.1.1, the Shortfall Amount attributable to such PDEs pursuant to Section 9.6.1.2 and Schedule 9.6.1.2 shall be calculated at a rate of $[**] per PDE required to be but not performed during such Product Year.

SCHEDULE 1.3

to the Distribution and Development Agreement on Ciclesonide between
Nycomed and Sepracor regarding the USA

Nycomed Drug Master File

	Restricted Part	Applicants Part
Name(s) and Site(s) of ASM	+	+
Specification and routine test		+
Nomenclature		+
Description		+
Previous use in medicinal products	+
Manufacturing method
— Brief outline (flow-chart)		+
— Detailed description	+
QC during manufacture	+
Process validation and evaluation of data	+
Development chemistry
— Evidence of structure		+
— Potential isomerism		+
— Physicochemical characterization		+
Analytical validation		+
Impurities		+
Batch analysis (incl. Impurities)		+
Stability		+

SCHEDULE 1.4

to the Distribution and Development Agreement on Ciclesonide between
Nycomed and Sepracor regarding the USA

Manufacturing Cost

1.     Manufacturing Cost

        Manufacturing Cost related to the Manufacturing (as defined in Article 1 of the Quality Agreement attached hereto as Schedule 10.2.4) of (i) Product ("Manufacturing Cost") is defined as the per Unit cost of output for Product, and (ii) Compound is defined as the per kilogram cost of output for Compound at a good or best level of performance for a plant and its labor force. Manufacturing Cost should not include more than a proportional share of the supporting activities related to the process of (i) Formulation or Manufacture of Product or (ii) Manufacture of Compound.

        The Manufacturing Cost consist of:

  •
  Direct Cost

  •
  Indirect Plant Related Cost

  •
  Nycomed's Central Manufacturing Support Services Cost

2.     Cost Definitions

2.1   Direct Cost

        Direct Cost includes, but is not limited to:

  •
  Direct material as defined in the approved bill of material based on the average annual actual costs per unit expected or negotiated to be paid, including any applicable freight, taxes, duties, customs or import fees, and less any discounts or free goods.

  •
  Direct external activities such as toll manufacturing and toll packaging under a Toll Manufacturing or Contract Manufacturing agreement based on the average annual actual costs per unit expected or negotiated to be paid, including any applicable freight, taxes, duties, customs or import fees, and less any discounts or free goods.

  •
  Direct labor cost for personnel of production & quality control including wages, taxes, social benefits routinely paid or government mandate respectively collective agreement bonuses.

        All these cost components called "Direct Cost" shall be expressed as a part of the Manufacturing Cost (i) per unit per Product or (ii) per kilogram of Compound.

2.2.  Indirect Plant Related Cost

        Indirect Plant Related Cost is calculated as a part of the Manufacturing Cost (i) per unit cost of the Product or (ii) per kilogram cost of Compound and includes the facilities, equipment, supervisory and other support personnel (i.e., material handlers, line mechanics/engineers, administrative supports, etc.), facility rent/occupancy costs, depreciation/rent for equipment, maintenance, energy, miscellaneous supplies (not included on the BOM), utilities, applicable contract services, insurance and taxes, plus reasonable proportion for people-related support costs (i.e., plant management, human resources, training, cafeteria, safety, industrial hygiene, etc.) and site support services (i.e., facilities, office/administrative services, security, cost accounting, purchasing and receiving of non-inventory items, information systems, communications, etc.). Additionally all costs related to activities such as process engineering, package engineering, warehousing of materials and supplies, production planning, purchasing and receiving of materials and supplies, quality assurance, regulatory fees, and other similar activities, shall be included in the Indirect Plant Related Cost.

        All these cost components called "Indirect Plant Related Cost" shall be expressed as a part of the Manufacturing Cost (i) per unit per Product or (ii) per kilogram of Compound.

2.3   Nycomed's Central Manufacturing Support Services Cost

        Operations and plant support services required to support the Manufacture of (i) the Product and/or (ii) the Compound and not being part of Indirect Plant Related Cost, include Nycomed's central manufacturing support activities "Nycomed's Central Manufacturing Support"). Nycomed's Central Manufacturing Support Services Cost is calculated as a part of the Manufacturing Cost (i) per unit per Product and/or (ii) per kilogram of Compound and includes all costs related to the following central activities such as production planning, purchasing, quality assurance, regulatory affairs, analytical support, technology and formulation management as well as other administration functions (e.g. accounting, human resources, etc.).

        All these cost components called "Nycomed's Central Manufacturing Support Services Cost" shall be expressed as a part of the Manufacturing Cost (i) per unit per Product and/or (ii) per kilogram of Compound.

3      Base Manufacturing Cost for the First Contract Year (subject to Section 11.1.1)

3.1   Alvesco MDI Product

[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]

3.2   Omnaris AQ Product

[**]	[**]
[**]	[**]

SCHEDULE 1.5

to the Distribution and Development Agreement on Ciclesonide between
Nycomed and Sepracor regarding the USA

Sepracor Patents

None

SCHEDULE 1.6

to the Distribution and Development Agreement on Ciclesonide between
Nycomed and Sepracor regarding the USA

No.	Application Number	Filing Date	Publication or Patent Number	Issue Date	Expiry Date	Assignee
Nycomed Core Patents
1.1	08/278112	07.09.1990	5482934	09.01.1996	09.01.2013	Nycomed
1.2	10/110629	20.10.2000	6767901	27.07.2004	21.10.2020	Nycomed
1.3	09/446276	21.04.1999	6939559	06.09.2005	21.04.2019	Teijin
1.4	10/201303	24.07.2002	7235247	26.06.2007	21.04.2019	Teijin
1.5	09/147675	29.08.1997	6787533	07.09.2004	24.01.2019	Nycomed
1.6	530173	31.03.1994	5733901	31.03.1998	31.03.2015	Nycomed
1.7	09/076958	13.05.1998	6120752	19.09.2000	13.05.2018	Nycomed and 3M
1.8	09/440797	13.05.1998	6264923	24.07.2001	13.05.2018	Nycomed and 3M
Nycomed Additional Patents
2.1	10/110632	20.10.2000	not published			Nycomed
2.2	10/537356	11.12.2003	2006/0025392			Nycomed
2.3	10/519484	02.07.2003	2006/0166953			Nycomed
2.4	10/559383	09.06.2004	2006/0127323			Nycomed
2.5	10/571311	15.09.2004	2007/0025923			Nycomed
2.6	11/578294	19.04.2005	2007/0134165			Nycomed
2.7	10/582499	15.12.2004	2007/0117783			Nycomed
2.8	11/325875	08.07.2004	2006/0104917			Sanofi-Aventis, to be assigned to Nycomed
Nycomed Ancillary Patents
3.1	704574	07.03.1995	5728826	17.03.1998	17.03.2015	Nycomed
3.2	08/809687	27.09.1995	5891844	06.04.1999	27.09.2015	Nycomed
3.3	10/399689	06.11.2001	2005/0080063			Nycomed
3.4	10/549631	26.03.2004	2006/0128954			Nycomed
3.5	10/513598	03.05.2003	2005/0222193			Nycomed
3.6	10/524821	29.08.2003	2005/0245493			Nycomed
3.7	10/570986	15.09.2004	2006/0211668			Nycomed
3.8	10/572316	22.09.2004	2007/0023034			Nycomed
3.9	10/589871	25.02.2005	2007/0185067			Nycomed
3.10	11/661150	08.09.2005	not yet published			Nycomed

Patent Term Extensions

No.	Application Number	Filing Date	Publication or Patent Number	Issue Date	Expiry Date	Assignee
Nycomed Core Patents
1.1	08/278112	15.12.2006	5482934			Nycomed

[**]

SCHEDULE 1.7

        to the Distribution and Development Agreement on Ciclesonide between
Nycomed and Sepracor regarding the USA

        Within 10 Business Days after the Effective Date, whether or not prior to the finalization of the Quality Agreement, the Parties will attach the relevant Product Specifications for Omnaris AQ, which shall be based on the regulatory specifications approved by the FDA, and upon which Nycomed will consider any reasonable suggestions of Sepracor.

Product Specifications of Omnaris® AQ Product

        [See Appendix 1 Section 1.1 and Appendix 2 Section 3.1 of the Quality Agreement attached hereto]

Product Specifications of Omnaris® HFA Nasal Spray

        [See Appendix 1 Section 1.2 and Appendix 2 Section 3.2 of the Quality Agreement attached hereto]

Product Specifications of Alvesco® MDI Product

        [See Appendix 1 Section 1.3 and Appendix 2 Section 3.3 of the Quality Agreement attached]

SCHEDULE 1.8

        to the Distribution and Development Agreement on Ciclesonide between
Nycomed and Sepracor regarding the USA

Trademarks

1.     Trademark for Omnaris® AQ and HFA Product

Country	Trademark	Registration No./ Application No.	Registration Date/ Application Date	Next Renewal
USA	OMNARIS®	Registration No.: Application No.: 78/949782	10 August 2006 (Notice of allowance issued)

2.     Trademark for Alvesco® MDI Product

Country	Trademark	Registration No./ Application No	Registration Date/ Application Date	Next Renewal
USA	ALVESCO® ALVESCO*	Registration No.: 2860362 Application No.: 77/074621	06 July 2004 02 January 2007 (Notice of allowance issued)	06 July 2014

*
This trademark application is pending. It has been filed in addition to the existing registered Trademark "Alvesco®" for the purposes of extending the protection period in case of an eventual failure to use such originally registered Trademark. The pertaining notice of allowance for registration has been issued.

3.     Other Products

        To be determined at an appropriate time in accordance with Section 8.2.

SCHEDULE 1.9

        to the Distribution and Development Agreement on Ciclesonide between
Nycomed and Sepracor regarding the USA

3M Development Agreement
(Redacted Copy)

To be provided.

SCHEDULE 1.10

        to the Distribution and Development Agreement on Ciclesonide between
Nycomed and Sepracor regarding the USA

3M Supply Agreement
(Redacted Copy)

To be provided.

SCHEDULE 9.6.1.1

        to the Distribution and Development Agreement on Ciclesonide between
Nycomed and Sepracor regarding the USA

Minimum Marketing Investment Obligations

        [**].

SCHEDULE 9.6.2.1

        to the Distribution and Development Agreement on Ciclesonide between
Nycomed and Sepracor regarding the USA

Minimum Sales Obligations

        For the periods described below, minimum Net Sales of:

  (a)
  with respect to the Alvesco MDI Product:

          [**] after the Launch Date for such Product: $[**]

          [**] after the Launch Date for such Product: $[**]

          [**] after the Launch Date for such Product: $[**]

  (b)
  in the aggregate with respect to the Omnaris AQ and Omnaris HFA Products:

          [**] after the Launch Date for such Products: $[**]

          [**] after the Launch Date for such Products: $[**]

          [**] after the Launch Date for such Products: $[**]

SCHEDULE 10.2.4

to the Distribution and Development Agreement on Ciclesonide between
Nycomed and Sepracor regarding the USA

Quality Agreement

[To be attached at an appropriate time in accordance with Section 10.2.4.1]

SCHEDULE 10.3.2

to the Distribution and Development Agreement on Ciclesonide between
Nycomed and Sepracor regarding the USA

Format of Rolling Monthly Net Requirements Plan

[Nycomed to Propose]

SCHEDULE 10.3.3

to the Distribution and Development Agreement on Ciclesonide between
Nycomed and Sepracor regarding the USA

Minimum Batch Sizes

The minimum batch sizes shall be:

Omnaris AQ:

[**]

Alvesco:

[**]

Nycomed will consider any reasonable suggestions of Sepracor as to adjustment to batch sizes.

SCHEDULE 12.4

to the Distribution and Development Agreement on Ciclesonide between
Nycomed and Sepracor regarding the USA

Ciclesonide Pre- and Post Marketing Surveillance (SOP)

[To be attached at an appropriate time in accordance with Section 12.4]

QuickLinks

  Exhibit 10.45